As submitted confidentially to the Securities and Exchange Commission on June 8, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Desarrolladora Homex, S.A. de C.V.

(Exact name of each registrant as specified in its charter)

Homex Development Corp.

(Translation of registrant’s name into English)

United Mexican States	4581	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Andador Javier Mina 891-B

Colonia Centro Sinaloa
80200 Culiacán, Sinaloa, México
Telephone: (52667) 758-5800
(Address and telephone number of registrant’s principal executive office)

CT Corporation System

111 Eighth Avenue, 13th Floor
New York, NY 10011
Telephone: (212) 590-9200
(Address and telephone number of agent for service)

Copies to:

Edward S. Best Mayer, Brown, Rowe & Maw LLP 190 South LaSalle Street Chicago, Illinois 60603 (312) 782-0600	Michael L. Fitzgerald Milbank, Tweed, Hadley & McCloy LLP One Chase Manhattan Plaza New York, NY 10005 (212) 530-5000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:    ☐

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering:    ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Proposed Maximum
		Aggregate Offering	Proposed Maximum
Title of Each Class of Securities to be	Amount to be	Price Per Common	Aggregate Offering	Amount of
Registered	Registered	Share(1)	Price	Registration Fee

Common Shares, no par value per share(2)	69,690,000	$2.63	$183,284,700	$23,223

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	American Depositary Shares issuable upon deposit of the Common Shares registered hereby will be registered under a separate registration statement on Form F-6. Each American Depositary Share represents six Common Shares.

    We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we will file a further amendment which specifically states that this registration statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement will become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 8, 2004

PROSPECTUS

10,100,000 American Depositary Shares

Desarrolladora Homex, S.A. de C.V.

Representing 60,600,000 Common Shares

     This is our initial public offering.

     We are selling           American Depositary Shares and the selling shareholders named in this prospectus are selling           American Depositary Shares in an international offering. Each American Depositary Share represents the right to receive six Common Shares and may be sold and delivered all or in part in the form of Common Shares. Concurrently, we are selling           of our Common Shares and the selling shareholders are selling           of our Common Shares in an offering in Mexico.

     We will not receive any proceeds from the sale of the ADSs or Common Shares by the selling shareholders. The offering price and underwriting discounts and commission in the international offering and the offering in Mexico will be substantially equivalent.

     There is currently no public market for the ADSs or Common Shares. We expect the initial offering price for each ADS to be between U.S.$14.50 and U.S.$15.80.

     We have applied to list the ADSs on the New York Stock Exchange under the symbol “HXM” and to list the Common Shares on the Mexican Stock Exchange under the symbol “HOMEX”.

       Investing in the ADSs and the Common Shares involves risks. Please see “Risk Factors” beginning on page 12 of this prospectus.

     Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Common Share	Per ADS	Total

Public offering price	U.S.$	U.S.$	U.S.$
Underwriting discount	U.S.$	U.S.$	U.S.$
Proceeds to us (before expenses)	U.S.$	U.S.$	U.S.$
Proceeds to the selling shareholders (before expenses)	U.S.$	U.S.$	U.S.$

     We have granted the underwriters options to purchase up to an aggregate of 9,090,000 additional Common Shares within 30 days from the date of this prospectus to cover over-allotments.

     The ADSs and Common Shares will be ready for delivery on or about           , 2004.

Citigroup	Merrill Lynch & Co.

The date of this prospectus is           , 2004.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus.

      Until                     , 2004 (25 days after the date of this prospectus), all dealers that buy, sell, or trade the ADSs or Common Shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

      We have applied to register the Common Shares in Mexico with the Special Section (Sección Especial) and the Securities Section (Sección de Valores) of the Mexican Securities Registry (Registro Nacional de Valores) maintained by the Mexican Banking and Securities Commission, or CNBV (Comisión Nacional Bancaria y de Valores). This registration does not imply approval or disapproval of the quality of the securities offered in this prospectus, the adequacy or accuracy of this prospectus, or our solvency.

i

PRESENTATION OF FINANCIAL INFORMATION

      Our financial statements are prepared in accordance with generally accepted accounting principles in Mexico, or Mexican GAAP, which differ in certain respects from generally accepted accounting principles in the United States, or U.S. GAAP. Mexican GAAP require restatement of all financial statements to constant Mexican pesos as of the date of the most recent balance sheet presented. Our audited consolidated financial statements and the other financial information presented in this prospectus are accordingly stated in constant pesos with purchasing power as of March 31, 2004.

      Pursuant to Mexican GAAP, we recognize income from the sale of homes based on the percentage-of-completion method, which requires us to recognize income as we incur the cost of construction. Accordingly, we use “sell” and refer to homes “sold” in connection with homes where:

•	we establish that the home buyer will obtain the required financing from the mortgage lender;

•	the home buyer has submitted all required documents in order to obtain financing from the mortgage lender;

•	the home buyer has signed a purchase agreement (contrato de promesa de compra-venta); and

•	the home buyer has made a down payment, in the case that a down payment is required.

We use “deliver” and refer to homes “delivered” in connection with homes for which title has passed to the buyer and for which we have received the sale proceeds.

      References in this prospectus to “U.S.$” and “U.S. dollars” are to the lawful currency of the United States. References to “Ps.” and “pesos” are to the lawful currency of Mexico. References to “UDI” and “UDIs” are to Unidades de Inversión, units of account whose value in pesos is indexed to inflation on a daily basis by the Mexican Central Bank (Banco de México).

      This prospectus contains translations of various peso amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations that the peso amounts actually represent these U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless otherwise indicated, we have translated U.S. dollar amounts at the exchange rate of Ps.11.18 to U.S.$1.00, which was the noon buying rate for cable transfers in pesos published by the Federal Reserve Bank of New York, expressed in pesos per U.S. dollar, on March 31, 2004. On June 4, 2004, the Federal Reserve Bank noon buying rate was Ps.11.43 to U.S.$1.00.

ii

EXCHANGE RATES

      The following table sets forth, for the periods indicated, the period-end, average, high and low exchange rate between the peso and U.S. dollar. The average annual rates presented in the following table were calculated by using the average of the exchange rates on the last day of each month during the relevant period. The data provided in this table is based on noon buying rates published by the Federal Reserve Bank of New York for cable transfers in Mexican pesos. All amounts are stated in pesos, and we have not restated the rates in constant currency units. We make no representation that the Mexican peso amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all.

Period	High	Low	Average	Period End

1999	Ps. 9.24	Ps.10.60	Ps. 9.56	Ps. 9.48
2000	9.18	10.09	9.47	9.62
2001	8.95	9.97	9.33	9.16
2002	9.00	10.43	9.66	10.43
2003	10.11	11.41	10.79	11.24
December	11.17	11.41	11.25	11.24
2004
January	10.81	11.10	10.92	11.01
February	10.91	11.25	11.03	11.06
March	10.92	11.23	11.02	11.18
April	11.16	11.43	11.27	11.40
May	11.38	11.64	11.52	11.41

      Except during a liquidity crisis lasting from September through December 1982, the Mexican Central Bank (Banco de México), has consistently made foreign currency available to Mexican private-sector entities (such as us) to meet their foreign currency obligations. Nevertheless, in the event of renewed shortages of foreign currency, it is possible that foreign currency will not continue to be available to private-sector companies or that foreign currency that we may need to service foreign currency obligations or to import goods will not be available for purchase in the open market without substantial additional cost.

      Fluctuations in the exchange rate between the peso and the U.S. dollar have affected the U.S. dollar equivalent of the peso price of securities traded on the Mexican Stock Exchange and, as a result, have also affected the market price of ADSs representing securities traded on the Mexican Stock Exchange. Because we will pay any cash dividends in pesos, exchange rate fluctuations will also affect the U.S. dollar amounts received by ADS holders on conversion by the depositary of any cash dividends on the Common Shares represented by the ADSs. Please see “Description of American Depositary Receipts” beginning on page 90 of this prospectus for a discussion of the depositary’s obligations.

      On June 4, 2004, the Federal Reserve Bank noon buying rate was Ps.11.43 to U.S.$1.00. On June 4, 2004, the Mexican Central Bank UDI conversion rate was Ps.3.41 to UDI 1.00.

iii

SUMMARY

      This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the risk factors and financial statements.

      In this prospectus, unless otherwise specified or the context otherwise requires, references to “we,” “us,” “our,” or “Homex” mean Desarrolladora Homex, S.A. de C.V. and its subsidiaries.

      This prospectus includes terms and acronyms commonly used in Mexico to refer to certain Mexican organizations, programs, and governmental agencies related to the Mexican home development industry. Please see “Certain Terms Used in this Prospectus” beginning on page 109 of this prospectus for a glossary of these terms.

Our Business

General

      We are a vertically-integrated home development company focusing on affordable entry-level and middle-income housing in Mexico. During the first quarter of 2004, we sold 3,995 homes, an increase of 112.6% over the same period in 2003. During 2003, we sold 13,396 homes, an increase of 85.9% over 2002 and an increase of 179.5% over 2001. As of March 31, 2004, we had 32 developments under construction in 20 cities located in 14 Mexican states. We had total land reserves under title of approximately 7.7 million square meters as of March 31, 2004, on which we estimate we could build approximately 35,000 affordable entry-level homes and approximately 4,000 middle-income homes. As of March 31, 2004, we also had approximately 2.3 million square meters of land for which we had signed purchase agreements and made partial payment, and for which title was in the process of being transferred. We estimate that we could build approximately 12,000 affordable entry-level homes and 350 middle-income homes on this land.

      During the first quarter of 2004, 88.9% of our revenues was attributable to affordable entry-level housing, and during the full year 2003, 90.2% of our revenues was attributable to affordable entry-level housing. In both cases, the remainder was attributable to middle-income housing. We intend to expand our presence in the higher-margin, middle-income housing market in 2004.

      For the three months ended March 31, 2004, we had revenues of Ps.933.0 million (U.S.$83.5 million), as compared to Ps.395.2 million (U.S.$35.3 million) for the three months ended March 31, 2003, and net income of Ps.117.7 million (U.S.$10.5 million), as compared to Ps.21.1 million (U.S.$1.9 million) for the 2003 period. For the year ended December 31, 2003, we had revenues of Ps.2,804.3 million (U.S.$250.8 million), as compared to Ps.1,308.2 million (U.S.$117.0 million) in 2002, and net income of Ps.312.0 million (U.S.$27.9 million), as compared to Ps.30.0 million (U.S.$2.7 million) in 2002. We believe that we have become the fastest growing of the major home development companies in Mexico over the last two years, based on the percentage increase in number of homes sold, revenues, and net income. We have been able to achieve this growth while reducing financial leverage as a percentage of assets and EBITDA. Please see note 8 to “Selected Consolidated Financial Information” on page 32 of this prospectus. In addition, we believe our geographic diversity is one of the strongest among home builders in Mexico.

Our Markets

      Mexico’s housing industry is characterized by an acute shortage of housing resulting in part from a high population growth rate, the demographic youth of the population, and the historic shortage of home mortgages. In 2001, the Mexican Housing Development Commission, or CONAFOVI (Comisión Nacional de Fomento a La Vivienda) estimated that there was a shortage of approximately 4.3 million homes in Mexico. This shortage is expected to increase as a result of Mexico’s population growth. According to the Mexican Institute of Statistics, Geography, and Computing, or INEGI (Instituto

Nacional de Estadística, Geografía e Informática), Mexico’s population in 2000 was approximately 97.5 million, or 22.3 million households. According to the Mexican Population Council, or CONAPO (Consejo Nacional de Población), Mexico’s population is estimated to increase to 27.5 million households by the end of 2004 and 32.9 million by the end of 2010. The 25-49 year-old age group, our target consumer group for affordable entry-level housing, represented approximately 31 million people in 2000, or 32% of Mexico’s total population. CONAPO estimates indicate that this age group will represent approximately 46 million people by 2020, or 38% of Mexico’s total population. These estimates indicate that Mexico will have to increase its housing stock by 5.3 million units between 2004 and 2010. CONAFOVI estimates that the growth of the Mexican population will generate a sustained demand for new homes of at least 766,000 units per year into the near future.

      To address this shortage, the Mexican government has undertaken intensive efforts to increase the availability of government-sponsored and private-sector mortgages by providing financing through government-sponsored programs funded through mandatory payroll contributions by employers for public- and private-sector workers, providing government-sponsored guarantees, developing a mortgage securitization market, and through other initiatives. The Mexican government has announced its intention to finance 750,000 new homes per year by 2006, with a view to maintaining this rate for the next 20 years. Please see “The Mexican Housing Market” beginning on page 46 of this prospectus.

Our Products

      Mexico’s developer-built housing industry is divided into three tiers according to cost: affordable entry-level, middle-income, and residential. We consider affordable entry-level homes to range in price between Ps.145,000 and Ps.400,000 (U.S.$13,000 and U.S.$36,000) and middle-income homes to range in price between Ps.400,000 and Ps.1,300,000 (U.S.$35,600 and U.S.$115,700). We currently focus on providing affordable entry-level and middle-income housing for our clients.

      Our affordable entry-level developments range in size from 500 to 17,000 homes and are developed in stages typically comprising 300 homes each. During 2003, our affordable entry-level homes had an average sales price of approximately Ps.200,000 (U.S.$18,000). A typical affordable entry-level home consists of a kitchen, living-dining area, one to three bedrooms, and one bathroom. We are able to deliver a completed affordable entry-level home in approximately seven to ten weeks from the time a buyer obtains a mortgage approval. Currently, our largest affordable entry-level housing developments are located in the cities of Guadalajara, Culiacán, and Nuevo Laredo. Since September 30, 2003, we launched five affordable entry-level developments with an estimated aggregate capacity of 9,431 homes in the cities of Acapulco, Metepec, Monterrey, Tapachula, and Tijuana.

      Our middle-income developments range in size from 400 to 2,000 homes and are developed in stages typically comprising 200 homes each. During 2003, our middle-income homes had an average sales price of approximately Ps.600,000 (U.S.$54,000). A typical middle-income home consists of a kitchen, dining room, living room, two or three bedrooms, and two bathrooms. We are able to deliver a completed middle-income home in approximately twelve to fourteen weeks from the time a buyer obtains a mortgage approval. In response to the increase in demand for middle-income housing in Mexico and the higher margins generally obtainable from middle-income housing developments, we launched seven middle-income developments since the beginning of 2003 in the cities of Atizapán, Culiacán, La Paz, Metepec, Monterrey, Tijuana, and Tuxtla. We expect that a higher portion of our revenue in 2004 will be attributable to sales of middle-income housing as compared to 2003.

Our Relationship with Equity International Properties, Ltd. and ZN Mexico Trust

      Beginning in 1999, ZN Mexico Trust, a private equity fund specializing in Mexican private-sector investments, made several equity investments in our company. In 2002, Equity International Properties, Ltd., or EIP, a privately-held investment company specializing in real estate investments outside the United States and particularly in Mexico, also made a number of equity investments in our company. EIP is affiliated with Equity Group Investments, L.L.C., a privately held investment company founded by

Samuel Zell, chairman of EIP. Equity Group Investments, L.L.C., together with its affiliates, is one of the largest real estate investment companies in the United States. After the offering, EIP and ZN Mexico Trust will continue to be significant shareholders and participate on our board of directors.

Business Strengths, Strategies, and Risks

      The following section sets forth a summary of our business strengths and strategies. For more information, please see “Business” beginning on page 53 of this prospectus.

Business Strengths

      We believe that we are well positioned to capture future growth opportunities because of our following principal strengths:

Standardized Business Processes.

•	Over the past several years, we have developed and refined scalable and standardized business processes that allow us to enter new markets rapidly and efficiently.

•	Our proprietary information technology systems integrate and monitor every aspect of our operations, including land acquisition, construction, payroll, purchasing, sales, quality control, financing, delivery, and maintenance.

Efficient Working Capital Management.

•	Our standardized processes allow us to time home construction and delivery and supplier payments efficiently, reducing our borrowing needs and minimizing working capital requirements.

•	Our inventory turnover (the time required to build and deliver a home) is less than ten weeks for affordable entry-level housing and less than fourteen weeks for middle-income housing.

Geographic Diversification.

•	We believe that we are one of the most geographically diversified home development companies in Mexico with 32 developments in 20 cities across 14 Mexican states, which states represent 54.7% of Mexico’s population.

•	Our geographic diversity reduces our risk profile as compared to our less-diversified competitors.

Experienced and Committed Management Team.

•	Our current executives include the founder of our company, and average 15 years of experience in their respective areas of responsibility.

•	Our senior management is expected to own an aggregate of approximately 45.1% of our Common Shares upon the completion of this offering.

Business Strategies

      Our objective is to become the leading home development company in Mexico. To achieve our objective, we intend to pursue the following business strategies:

Focus on High-Growth and High-Margin Opportunities.

•	We focus on identifying and targeting high-growth and high-margin opportunities, including expanding our presence in the middle-income sector.

•	We seek to enter underserved markets quickly and efficiently to take advantage of increased availability of public- and private-sector mortgage financing.

Maintain Appropriate and Balanced Land Reserves.

•	We maintain land reserves for a minimum of 18 to 24 months of future home deliveries, balancing our need for additional land for growth with our desire to minimize leverage and avoid excessive land inventory.

•	We generally purchase large parcels of land to amortize acquisition and infrastructure costs over a large number of homes, minimize competition, and create economies of scale.

Maintain Conservative Financial Posture.

•	We aim to minimize our leverage in order to reduce our exposure to interest rate and financing risk. Please see “Selected Consolidated Financial Information” beginning on page 29 of this prospectus for further information regarding our leverage.

•	By requiring mortgage approval before commencing construction, we reduce our working capital needs, thereby enhancing our financial flexibility and our ability to respond quickly to market opportunities.

Build Successful Communities.

•	We foster brand loyalty and enhance the quality and value of our communities by donating buildings, such as schools, day care facilities, parks, and churches, and by providing social services to residents.

•	Our goal is to become the best employer to our employees, in part by providing training and educational opportunities, and the best customer to our suppliers by offering payment alternatives and opportunities for cooperative growth.

Risks Applicable to Our Business

      The following section summarizes some of the significant risk factors applicable to our business, which you should consider carefully before making an investment decision. Please see “Risk Factors” beginning on page 12 of this prospectus for a fuller description about these and other risks we face.

Possibility of Decreases or Delays in Mortgage Availability or Disbursements.

•	We depend on financing agencies controlled by the Mexican government to make mortgage financing available for affordable entry-level housing and on the availability of private-sector financing with respect to middle-income housing.

•	Decreases or delays in the mortgage financing provided by these entities may result in a decrease in our sales and revenues.

Competition.

•	The home building industry in Mexico is competitive.

•	Competition from other home builders could result in a decrease in our sales and revenues.

General Economic Conditions.

•	We are a Mexican company with all of our revenues derived from operations in Mexico.

•	Adverse economic conditions in Mexico may result in a decrease in our sales and revenues.

      Homex is a corporation (sociedad anónima de capital variable) organized in 1998 under the laws of Mexico. Our principal executive offices are located at Andador Javier Mina 891-B, Colonia Centro Sinaloa, 80200 Culiacán, Sinaloa, México. Our telephone number is (52667) 758-5800.

THE COMBINED OFFERING

Issuer	Desarrolladora Homex, S.A. de C.V.

Selling shareholders	ZN Mexico Trust and, in the Mexican offering only, a trust for the benefit of the de Nicolás family, including our Chairman and our Chief Executive Officer.

The combined offering	We are offering 48,000,000 Common Shares and the selling shareholders are offering 12,600,000 Common Shares, including Common Shares represented by ADSs, in the combined offering. The combined offering includes the international offering and the Mexican offering. Together with the selling shareholders, we are offering:

• ADSs in the international offering; and

• Common Shares in the Mexican offering.

The ADSs may be offered all or in part in the form of Common Shares.

By the issuer:

International offering	We are offering ADSs, representing Common Shares, in the United States and other countries outside of Mexico, principally in Canada and countries of the European Union.

Mexican offering	We are offering Common Shares in Mexico.

By the selling shareholders:

International offering	The selling shareholders are offering ADSs, representing Common Shares, in the United States and other countries outside of Mexico, principally in Canada and countries of the European Union.

Mexican offering	The selling shareholders are offering Common Shares in Mexico.

ADSs	Each ADS represents six Common Shares. The ADSs will be evidenced by American Depositary Receipts, or ADRs, issued by the depositary. ADRs are certificates that evidence ADSs, just as share certificates evidence a holding of shares in a company. Please see “Description of American Depositary Receipts” beginning on page 90 of this prospectus for further information.

Offering price per ADS	We expect the initial offering price for each ADS to be between U.S.$14.50 and U.S.$15.80.

Offering price per Common Share	We expect the initial offering price for each Common Share to be between U.S.$2.42 and U.S.$2.63.

Over-allotment options	We will offer an additional 9,090,000 Common Shares, or the equivalent in ADSs, if the international underwriters and the Mexican underwriters exercise their over-allotment options in full.

Common Shares to be outstanding after the offering	313,856,490 Common Shares, assuming full exercise of the over-allotment options described above.

Expected offering timetable:

Marketing commences	June 9, 2004

Public offering closes	June 28, 2004

Public offering price announced	June 28, 2004

Common Shares allocated to investors	June 28, 2004

Trading of the ADSs on the New York Stock Exchange commences	June 29, 2004

Trading of the Common Shares on the Mexican Stock Exchange commences	June 29, 2004

Settlement	Settlement of the Common Shares will be made on July 1, 2004 through the book-entry system of S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores, or INDEVAL. Settlement of the ADSs will be made through the book-entry system of The Depository Trust Company, or DTC.

Lock-up provision	We, our officers and directors, and the selling shareholders and our other shareholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives of the underwriters, dispose of or hedge any Common Shares or any securities convertible into or exchangeable for our Common Shares. The representatives of the underwriters, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. Please see “Underwriting” beginning on page 103 of this prospectus for more information regarding these lock-up provisions.

Use of proceeds	Assuming that the over-allotment options are not exercised, we expect to receive net proceeds of U.S.$115,136,000 from our sale of Common Shares and ADSs in the combined offering. We intend to use the net proceeds we receive from the combined offering to acquire land, repay debt, and for other general corporate purposes. We will not receive any proceeds from the sale of ADSs or Common Shares by the selling shareholders. Please see “Use of Proceeds” beginning on page 21 of this prospectus.

Listings	We have applied to list the ADSs on the New York Stock Exchange under the symbol “HXM” and to list the Common Shares on the Mexican Stock Exchange under the symbol “HOMEX”. We do not currently intend to list outside of the U.S. and Mexico.

Depositary	JPMorgan Chase Bank

Voting Rights	Each Common Share will entitle the holder to one vote at any shareholders’ meeting. ADS holders may instruct the depositary how to exercise the voting rights of the shares represented by the ADSs. For the benefit of ADS holders, we have agreed to notify the depositary of any shareholders’ meetings, and the depositary has agreed to mail notices of these meetings to ADS holders and explain the procedures necessary to exercise voting rights. Please see “Description of American Depositary Receipts” beginning on page 90 of this prospectus and “Description of Share Capital” beginning on page 78 of this prospectus for a discussion of the depositary’s role, our agreement with the depositary, and your voting rights.

Dividend policy	We have not paid dividends since we were formed and we do not currently expect to pay dividends. Please see “Dividend Policy” beginning on page 26 of this prospectus for a description of the factors that we may consider before adopting a dividend policy in the future.

Taxation	Under current Mexican law, dividends paid to holders who are not residents of Mexico for tax purposes, and sales of ADSs by ADS holders who are not residents of Mexico for tax purposes, are not subject to any Mexican withholding or other similar tax. Please see “Taxation” beginning on page 99 of this prospectus for a discussion of Mexican tax issues related to payment of dividends and disposition of the Common Shares or ADSs.

      Unless otherwise indicated, the information in this prospectus assumes that the over-allotment options granted by us to the underwriters and to the Mexican underwriters to purchase up to an aggregate of 9,090,000 additional Common Shares is not exercised.

Recent Development

Econoblock

      Effective May 14, 2004, our subsidiary Desarrolladora de Casas Del Noroeste, S.A. de C.V., or DECANO, entered into an agreement with Gerardo de Nicolás Gutiérrez, our CEO, and two other members of his family, the former shareholders of Econoblock, S.A. de C.V., or Econoblock, to merge Econoblock with DECANO. Econoblock is a provider of cement block, concrete, and asphalt. We buy these materials from Econoblock in the cities of Culiacán, Mazatlán, Guadalajara, Ciudad Juárez, and Laredo. For the year ended December 31, 2003, Econoblock had revenues of Ps.66.4 million, approximately two-thirds of which came from sales to us. For the year ended December 31, 2003, Econoblock had net income of Ps.5.5 million. At December 31, 2003, Econoblock had net assets of Ps.10.4 million. We believe that for the near future, our operations will utilize all of the products that Econoblock can supply.

      As a result of the merger, we own 94.4% of the shares of DECANO and the former shareholders of Econoblock own the remaining shares. We have an option to purchase the remaining shares of DECANO from the former shareholders of Econoblock at book value. As of March 31, 2004, the book value of these remaining shares was Ps.4.8 million. We intend to exercise this purchase right.

      In addition to the DECANO merger, certain members of the de Nicolás family have also made a capital contribution of Ps.4.24 million in our company in partial consideration for 8,481,673 of our Common Shares. Based on the midpoint of the range of the assumed initial offering price per ADS set forth on the outside front cover of this prospectus, these Common Shares have a value of approximately U.S.$21.5 million. After giving effect to the transactions described above, we will own all of the share capital of Econoblock.

      DECANO’s merger with Econoblock furthers our plan to vertically integrate our operations, and also reduces potential future conflicts of interest with related parties. Please see “Related Party Transactions — Econoblock” beginning on page 76 of this prospectus for further information in connection with this transaction.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA

      The summary consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the accompanying notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Except for ratios, percentages, share, and operating data, all amounts are presented in thousands of U.S. dollars or constant pesos.

	Three Months Ended March 31,				Year Ended December 31,

	2004			2003	2003			2002	2001

Statement of operations data:
Mexican GAAP:
Revenues(1)	U.S.$	83,455	Ps.933,029	Ps.395,214	U.S.$	250,829	Ps.2,804,267	Ps.1,308,237	Ps.783,936
Costs		57,865	646,927	274,770		180,761	2,020,907	921,899	549,919

Gross profit		25,590	286,102	120,444		70,068	783,360	386,338	234,017
Selling and administrative expenses		7,060	78,930	45,579		22,198	248,169	158,564	119,376

Operating income		18,530	207,172	74,865		47,870	535,191	227,774	114,641
Other income (expense)		149	1,671	1,114		6,684	74,731	(1,715)	10,190
Net comprehensive financing cost(2)		2,771	30,981	37,329		10,871	121,545	143,634	125,978

Income (loss) before income tax and employee statutory profit sharing expense		15,908	177,862	38,650		43,683	488,377	82,425	(1,147)
Income tax expense		5,377	60,119	17,574		15,768	176,285	51,524	16,247
Employee statutory profit sharing expense						12	136	921	185

Net income (loss)	U.S.$	10,531	Ps.117,743	Ps.21,076	U.S.$	27,903	Ps.311,956	Ps.29,980	Ps.(17,579)

Weighted average shares outstanding		241,787,330	241,787,330	175,724,125		241,520,586	241,520,586	191,896,465	147,637,131
Earnings (loss) per share	U.S.$	0.04	Ps.0.49	Ps.0.12	U.S.$	0.12	Ps.1.29	Ps.0.16	Ps.(0.12)
U.S. GAAP:
Revenues(1)					U.S.$	234,663	Ps.2,623,529	Ps.1,173,121
Costs						181,350	2,027,494	933,591
Gross profit						53,313	596,035	239,530
Operating income(3)(4)						31,087	347,556	80,606
Majority net income						21,264	237,732	62,080
Weighted average shares outstanding						241,520,586	241,520,586	191,896,465
Basic and diluted earnings per share						0.09	0.98	0.32

	As of March 31,				As of December 31,

	2004			2003	2003			2002	2001

Balance sheet data:
Mexican GAAP:
Cash and cash equivalents	U.S.$	12,788	Ps.142,968	Ps.100,493	U.S.$	19,663	Ps.219,832	Ps.66,233	Ps.45,768
Accounts receivable		184,612	2,063,963	1,242,759		158,942	1,776,970	1,222,894	1,054,218
Total current assets		313,300	3,502,693	1,833,218		289,358	3,235,018	1,722,103	1,341,265
Property and equipment		2,824	31,567	17,271		2,346	26,233	17,397	17,751
Total assets		319,307	3,569,849	1,860,301		294,937	3,297,401	1,749,434	1,370,109
Notes payable to financial institutions		61,385	686,291	475,323		58,011	648,565	402,455	467,493
Total current liabilities		158,334	1,770,168	756,481		147,341	1,647,279	658,873	644,302
Total long-term liabilities		33,509	374,636	183,804		30,664	342,820	191,621	164,588
Total liabilities		191,843	2,144,804	940,285		178,005	1,990,099	850,494	808,890
Total stockholders’ equity	U.S.$	127,464	Ps.1,425,045	Ps.920,016	U.S.$	116,932	Ps.1,307,302	Ps.898,940	Ps.561,219
U.S. GAAP:
Cash and cash equivalents					U.S.$	19,663	Ps.219,832	Ps.66,233
Accounts receivable						50,196	561,192	167,508
Total current assets						264,590	2,958,119	1,555,279
Property and equipment						2,346	26,233	17,397
Total assets						270,170	3,020,502	1,582,610
Total current liabilities						170,581	1,907,096	803,005
Total majority stockholders’ equity						96,553	1,079,468	779,588

	For the Three Months Ended March 31,				For the Year Ended December 31,

	2004			2003	2003			2002	2001

Other financial data:
Mexican GAAP:
Gross margin(5)		30.7%	30.7%	30.5%		27.9%	27.9%	29.5%	29.9%
Operating margin(6)		22.2%	22.2%	18.9%		19.1%	19.1%	17.4%	14.6%
Net income	U.S.$	10,531	Ps.117,743	Ps.21,076	U.S.$	27,903	Ps.311,956	Ps.29,980	Ps.(17,579)
Other financial data derived from Mexican GAAP financial information:
EBITDA(7)		18,831	210,532	77,089		54,952	614,363	231,610	131,901
Net debt(8)		48,597	543,323	374,830		38,348	428,733	336,222
Ratio of notes payable to financial institutions to total stockholders’ equity		48.2%	48.2%	51.7%		49.6%	49.6%	44.8%	83.3%
Ratio of notes payable to financial institutions to total assets		19.2%	19.2%	25.6%		19.7%	19.7%	23.0%	34.1%
U.S. GAAP:
Gross margin(4)(5)						22.7%	22.7%	20.4%
Operating margin(6)						13.3%	13.3%	6.9%
Net income					U.S.$	21,264	Ps.237,732	Ps.62,080
Other financial data derived from U.S. GAAP financial information:
EBITDA(7)						39,439	440,927	130,129

	For the		For the
	Three Months Ended		Year Ended
	March 31,		December 31,

	2004	2003	2003	2002	2001

Other operating data:
Homes sold:
Affordable entry-level	3,784	1,852	12,933	7,206	4,792
Middle-income	211	27	463	—	—
Average home sales price:
Affordable entry-level	219,308	206,846	195,495	181,548	163,593
Middle-income	488,945	449,469	595,953	—	—

(1)	For U.S. GAAP purposes, sales are recognized when title passes to the home buyer, as opposed to the percentage-of-completion method of accounting used for Mexican GAAP purposes, which requires us to recognize income from homes we sell as we incur the cost of their construction.

(2)	Represents interest income, interest expense, monetary position gains and losses, and foreign exchange gains and losses.

(3)	Employee statutory profit sharing expense is classified as an operating expense under U.S. GAAP.

(4)	Interest capitalized as part of the cost of inventories is included in operating expense under U.S. GAAP.

(5)	Represents gross profit divided by total revenues.

(6)	Represents operating income divided by total revenues.

(7)	EBITDA is not a financial measure computed under Mexican GAAP or U.S. GAAP. Please see note 8 to “Selected Consolidated Financial Information” on page 33 of this prospectus for a reconciliation of EBITDA to net income (loss).

(8)	Net debt is not a financial measure computed under Mexican GAAP. We compute net debt as the sum of all notes payable to financial institutions less cash and cash equivalents, each of which is computed in accordance with Mexican GAAP. Please see note 9 to “Selected Consolidated Financial Information” on page 33 of this prospectus for a reconciliation of net debt to notes payable to financial institutions.

RISK FACTORS

      You should carefully consider the following factors in addition to the other information presented or incorporated by reference in this prospectus.

Risks Relating to Our Business Generally

Decreases in the amount of mortgage financing provided by agencies controlled by the Mexican government on which we depend, or disbursement delays, could result in a decrease in our sales and revenues.

      The home building industry in Mexico has been and continues to be characterized by a significant shortage of mortgage financing. Historically, the limited availability of financing has restricted home building and contributed to the current shortage of affordable entry-level housing. Substantially all financing for affordable entry-level housing in Mexico is provided by government-sponsored housing funds such as:

•	the National Workers’ Housing Fund, or INFONAVIT (Instituto del Fondo Nacional para la Vivienda de los Trabajadores), which is financed primarily through mandatory contributions from the gross wages of private-sector workers;

•	the Social Security and Services Institute Public-Sector Workers’ Housing Fund, or FOVISSSTE (Fondo para la Vivienda y la Seguridad y Servicios Sociales para los Trabajadores del Estado), which is financed primarily through mandatory contributions from the gross wages of public-sector workers; and

•	public mortgage providers such as the Federal Mortgage Society, or SHF (Sociedad Hipotecaria Federal, S.N.C., Institución de Banca de Desarrollo), which is financed through its own funds as well as funds provided by the World Bank and the Mexican Central Bank (Banco de México).

      Please see “The Mexican Housing Market” beginning on page 46 of this prospectus.

      The amount of funding available and the level of mortgage financing from these sources is limited and may vary from year to year.

      These government-sponsored entities have significant discretion in terms of the allocation and timing of disbursement of mortgage funds. We depend on the availability of mortgage financing provided by these government-sponsored entities for:

•	substantially all of our sales of affordable entry-level housing, which sales represented 90.2% of our revenues and 83.4% of our operating income for 2003; and

•	a portion of our sales of middle-income housing, which sales represented 9.8% of our revenues and 16.6% of our operating income for 2003 and which we expect will represent a larger share of our revenues and of our operating income in 2004.

      Accordingly, our financial results are affected by policies and administrative procedures of INFONAVIT, FOVISSSTE, and SHF, as well as by Mexican government housing policy. The availability of mortgage financing granted by these government-sponsored entities has increased significantly during the past three years as compared to historical levels. From 2001 through 2003, the amount of mortgage financing granted by these government-sponsored entities increased by 48.29%. However, future Mexican government housing finance policy may limit or delay the availability of mortgage financing provided by these agencies or otherwise institute changes, including changes in the methods by which these agencies grant mortgages and, in the case of INFONAVIT, the geographic allocation of mortgage financing, that could result in a decrease in our sales and revenues.

      Additionally, in 2001, we experienced delays of up to three months in the disbursement of mortgage funds for homes that were financed by INFONAVIT. Due to the change in presidential administration following the 2000 elections in Mexico and the resulting change in the administration of INFONAVIT, the agency suspended processing mortgages pending the appointment of its new general director. Although we have not experienced these kinds of delays since 2001, disruptions in the operations of government-sponsored lenders, for any reason, may occur and result in a decrease in our sales and revenues.

      Decreases or delays in the amount of funds available from INFONAVIT, FOVISSSTE, SHF or other sources, or substantially increased competition for these funds, could result in a decrease in our sales and revenues. These funds may not continue to be allocated at their current levels or in regions in which we have or can quickly establish a significant presence.

      Please see “— SHF will limit the amount of funding it provides to commercial banks and sofoles for individual mortgage loans, which could result in a decrease in our sales and revenues” on page 13 of this prospectus.

A slowdown in the Mexican economy could limit the availability of private-sector financing in Mexico, on which we depend for our sales of middle-income housing, which could result in a decrease in our sales and revenues.

      One of our principal strategies is to expand our operations in the middle-income housing sector. Our expansion into this market depends on private-sector lenders, such as commercial banks and sofoles, special-purpose financing entities that provide a substantial majority of mortgage financing for the middle-income sector. The availability of private-sector mortgage financing in Mexico has been severely constrained in the past as a result of volatile economic conditions in Mexico, the level of liquidity and stability of the Mexican banking system, and the resulting adoption of more stringent lending criteria and bank regulations. From 1995 through 2001, commercial bank mortgage lending was generally unavailable in Mexico. Since 2002, private-sector lenders have gradually increased their mortgage financing activities as a result of improved economic conditions and increasing consumer demand. However, it is possible that the amount of mortgage financing provided by private-sector entities for the middle-income housing market will not increase or be maintained at current levels. Please see “— SHF will limit the amount of funding it provides to commercial banks and sofoles for individual mortgage loans, which could result in a decrease in our sales and revenues” on page 13 of this prospectus.

SHF will limit the amount of funding it provides to commercial banks and sofoles for individual mortgage loans, which could result in a decrease in our sales and revenues.

      SHF is a public mortgage provider that makes financing available to commercial banks and sofoles for the purpose of providing individual home mortgages for affordable entry-level and middle-income homes. Historically, SHF has financed mortgages for amounts up to approximately UDI 500,000 (approximately U.S.$150,000). As of January 1, 2005, however, SHF will replace its financing of mortgages for homes with a purchase price greater than UDI 150,000 (approximately U.S.$45,000) with credit enhancements and loan guarantees for commercial banks and sofoles to support their capital-raising efforts for the financing of such individual home mortgages. Commercial banks and sofoles may not be able to raise enough capital to compensate for the reduced SHF funding and this reduction in SHF’s funding of mortgages could result in a decrease in our sales and revenues.

We experience significant seasonality in our results of operations.

      The Mexican affordable entry-level housing industry experiences significant seasonality during the year, principally due to the operational and lending cycles of INFONAVIT and FOVISSSTE. The programs, budgets, and changes in the authorized policies of these mortgage lenders are approved during the first quarter of the year. Payment by these lenders for home deliveries is slow at the beginning of the year and increases gradually through the second and third quarters with a rapid acceleration in the fourth quarter. We build and deliver affordable entry-level homes based on the seasonality of this cycle because we do not begin construction of these homes until a mortgage provider commits mortgage financing to a qualified home buyer in a particular development. Accordingly, we also tend to recognize significantly higher levels of revenue in the third and fourth quarters and our debt levels tend to be highest in the first and second quarters. We anticipate that our quarterly results of operations and our level of indebtedness will continue to experience variability from quarter to quarter in the future.

Increases in the price of land may increase our cost of sales and decrease our earnings.

      Our continued growth depends in large part on our ability to continue to acquire land at a reasonable cost. As more developers enter or expand their operations in the Mexican home building industry, land prices could rise significantly and suitable land could become scarce due to increased demand or decreased supply. A resulting rise in land prices may increase our cost of sales and decrease our earnings. We may not be able to continue to acquire suitable land at reasonable prices in the future.

Increases in the price of raw materials may increase our cost of sales and reduce our net earnings.

      Increases in the price of raw materials, including increases that may occur as a result of shortages, duties, restrictions, or fluctuations in exchange rates, could increase our cost of sales and reduce our net earnings to the extent we are unable to increase our sales prices. It is possible that the prices of our raw materials will increase in the future.

Because we recognize income from sales of homes under the percentage-of-completion method before receiving cash revenue, failed closings could result in a shortfall in actual revenue received.

      In accordance with Mexican GAAP, and consistent with industry practice, we recognize income from the sale of homes based on the percentage-of-completion method of accounting, which requires us to recognize income as we incur the cost of construction. Please see note 3 to our consolidated financial statements for a discussion of the percentage-of-completion method. However, we do not receive the proceeds from these sales until the homes are delivered. As a result, there is a risk that cash revenue in respect of the income recognized for accounting purposes will not be received due to the failure of a sale to close. Although we have immediately identified other qualified buyers and received the revenue recognized as income with little delay on past occasions where sales have not closed, we may not be able to continue to do so in the future.

Reduced availability of bridge loans and SHF-sponsored funds, on which we rely as a secondary source of funding for our home development operations, could limit our ability to achieve anticipated growth levels.

      In the Mexican housing industry, the majority of development and construction activities are financed primarily through bridge loans secured with mortgages over land and developments in progress. Additionally, SHF, through commercial banks and sofoles, has been an important source of bridge financing for housing development. As of September 1, 2004, however, SHF will provide funding for bridge loans only for homes with a purchase price of up to UDI 166,667 (approximately U.S.$50,000). In lieu of funding bridge loans for homes with a higher purchase price (up to UDI 500,000 (approximately U.S.$150,000)), SHF will provide guarantees to support efforts by commercial banks and sofoles to raise capital for the financing of bridge loans to build such homes. As a result, SHF-sponsored construction financing will decrease significantly in the future.

      Although we currently finance our development and construction activities primarily out of our working capital and commercial paper programs (certificados bursátiles de corto plazo), we have used and may use secured bridge loans in the future as a back-up source of financing. If the availability of bridge loans were to be reduced significantly, our ability to plan new developments and continue our construction operations could be limited and our business operations could be disrupted.

      We may use these bridge loans as a source of financing to plan and construct new developments and achieve anticipated levels of growth. This kind of financing may not continue to be available or it may not be available on reasonable terms.

Loss of services of our key management personnel could result in disruptions to our business operations.

      Our management and operations are dependent in large part upon the contributions of a small number of key senior management personnel, including Eustaquio Tomás de Nicolás Gutiérrez, our chairman, and Gerardo de Nicolás Gutiérrez, our CEO. We do not have employment or non-compete agreements with nor maintain key-man life insurance in respect of either of these individuals. Because of their knowledge of the industry and our operations and their experience with our Company, we believe that our future results will depend upon their efforts, and the loss of services of any of these individuals for any reason could result in disruptions to our business operations.

Competition from other home builders could result in a decrease in our sales and revenues.

      The home building industry in Mexico is competitive. Our principal competitors include Corporación GEO, S.A. de C.V., Consorcio ARA, S.A. de C.V., URBI Desarrollos Urbanos, S.A. de C.V., and Grupo SADASI. Our ability to maintain existing levels of home sales depends to some extent on competitive conditions, including price competition, competition for available mortgage financing, and competition for available land. Although we believe that we are well positioned to meet our objective of increasing our volume of home deliveries at satisfactory prices, competition is likely to continue or intensify. Competitive conditions may prevent us from achieving our goal of increasing our volumes of sales, or increased competition may result in a decrease in our sales and revenues.

Changes in building and zoning regulations to which we are subject could cause delays in construction and result in increased costs.

      The Mexican housing industry is subject to extensive building and zoning regulation by various federal, state, and municipal authorities. These authorities oversee land acquisition, development and construction activities, and certain dealings with customers. The costs associated with obtaining building and zoning permits, paying purchase or development fees and taxes, securing utility service rights, and titling new homes are substantially higher in Mexico than in other countries and vary significantly from region to region in Mexico. We are required to obtain the approval of numerous federal, state, and local governmental authorities for our development activities. Changes in local circumstances or applicable law or regulations of such entities may require modifying or applying for additional approvals or changing our processes and procedures to comply with them. It is possible that these factors could cause delays in construction and result in increased costs.

Changes to environmental laws and regulations to which we are subject could cause delays in construction and result in increased costs.

      Our operations are subject to Mexican federal, state, and municipal environmental laws and regulations. Changes to environmental laws and regulations, or stricter interpretation of existing laws or regulations, could cause delays in construction and result in increased costs.

Our uninsured housing developments under construction could suffer unforeseen casualties, which could result in significant losses to us.

      We do not generally obtain liability insurance to cover housing developments under construction unless it is required by providers of construction financing. In the event that our uninsured housing developments suffer unforeseen casualties, we may experience significant losses.

Our principal shareholders can take actions that do not reflect the interests of our other shareholders.

      After the combined offering, our principal shareholders, the de Nicolás family, Equity International Properties, Ltd., or EIP, and ZN Mexico Trust, will beneficially own more than 80.1% of our outstanding share capital as follows:

•	de Nicolás family: 45.1%;

•	EIP: 22.3%; and

•	ZN Mexico Trust: 12.7%.

      Collectively, these shareholders may elect the majority of our board of directors and can determine the outcome of most actions requiring shareholder approval, including payment of dividends, if any. Additionally, representatives of our principal shareholders hold positions on our board of directors and other executive positions in our company. As a result, our principal shareholders can influence actions at the shareholder and board of directors levels that may not reflect the interests of our other shareholders, such as setting forth share repurchase policies, naming certain members of board committees and senior management, or authorizing mergers or spin-offs. Please see “Principal and Selling Shareholders” beginning on page 74 of this prospectus and “Description of Share Capital” beginning on page 78 of this prospectus.

Reduction in distributions from our operating subsidiaries could limit our ability to pay dividends and service our debt obligations.

      We are a holding company with no substantial operations and no significant assets other than the common shares of our majority-owned subsidiaries. We depend on receiving sufficient funds from our subsidiaries for virtually all our internal cash flow, including cash flow to pay dividends and service our debt obligations. As a result, our cash flow will be affected if we do not receive dividends and other income from our subsidiaries. The ability of our subsidiaries to pay dividends and make other transfers to us is limited by Mexican law. This ability may also be limited by credit agreements entered into by our subsidiaries. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources” beginning on page 41 of this prospectus.

Risks Relating to Mexico

Adverse economic conditions in Mexico may result in a decrease in our sales and revenues.

      We are a Mexican company with all of our assets located in Mexico and all of our revenues derived from operations in Mexico. As such, our business may be significantly affected by the general conditions of the Mexican economy.

      Mexico has experienced a prolonged period of slow growth since 2001 primarily as a result of the downturn in the U.S. economy. In 2001, Mexico’s gross domestic product, or GDP, declined by 0.3%, while inflation reached 4.4%. In 2002, GDP grew by 0.9% and inflation reached 5.7%. In 2003, GDP grew by 1.3% and inflation declined to 3.98%.

      Mexico also has, and is expected to continue to have, high real and nominal interest rates. The interest rates on 28-day Mexican government treasury securities (certificados de tesorería) averaged approximately 24.8%, 21.4%, 15.2%, 11.3%, 7.1%, and 6.2% for 1998, 1999, 2000, 2001, 2002, and 2003. Accordingly, to the extent that we incur peso-denominated debt in the future, it could be at high interest rates.

      If the Mexican economy falls into a recession or if inflation and interest rates increase significantly, consumer purchasing power will be decreased and demand for housing may decrease. In addition, a recession could affect our operations to the extent that we are unable to reduce our costs and expenses in response to falling demand. These factors could result in a decrease in our sales and revenues.

Fluctuations of the peso relative to the U.S. dollar could affect our revenues and earnings in U.S.-dollar terms and the market price of our Common Shares and the ADSs.

      The value of the peso fluctuates considerably against the U.S. dollar. Fluctuations in the exchange rate between the peso and the U.S. dollar, particularly depreciations, may adversely affect the U.S.-dollar equivalent of the peso price of the Common Shares on the Mexican Stock Exchange. As a result, such peso depreciations will likely affect our revenues and earnings in U.S.-dollar terms and the market price of the ADSs. Exchange rate fluctuations would also affect the depositary’s ability to convert into U.S. dollars and make timely payment of any peso cash dividends and other distributions paid in respect of the Common Shares.

Fluctuations of the peso relative to the U.S. dollar could result in an increase in our cost of financing and limit our ability to make timely payments on foreign debt that we may incur in the future.

      Because substantially all of our revenues are and will continue to be denominated in pesos, if we incur any debt denominated in U.S. dollars in the future and the value of the peso decreases against the U.S. dollar, our cost of financing will increase. Severe depreciation of the peso may also result in disruption of the international foreign exchange markets. This may limit our ability to transfer or convert pesos into U.S. dollars and other currencies for the purpose of making timely payments of interest and principal on any U.S. dollar-denominated debt that we may incur in the future. While the Mexican government has not restricted the right or ability of Mexican or foreign individuals to convert pesos into U.S. dollars or to transfer other currencies out of Mexico since 1982, the Mexican government could institute restrictive exchange rate policies in the future.

Political events in Mexico may result in disruptions to our business operations and decreases in our sales and revenues.

      The Mexican government exercises significant influence over many aspects of the Mexican economy. In addition, we depend on Mexican government housing finance policy, especially with regard to the funding and operation of government-sponsored mortgage providers, for a large portion of our business. As a result, the actions of the Mexican government concerning the economy, regulating certain industries, and setting housing finance policy could have a significant effect on Mexican private-sector entities, including Homex, and on market conditions, prices, and returns on Mexican securities.

      The Mexican national elections held on July 2, 2000 ended 71 years of rule by the Institutional Revolutionary Party (Partido Revolucionario Institucional) with the election of President Vicente Fox Quesada, a member of the National Action Party (Partido Acción Nacional), and resulted in the increased representation of opposition parties in the Mexican national legislature and in municipal and gubernatorial positions. As a result of these elections and legislative elections held on July 6, 2003, no political party has a majority in the Mexican Congress. This shift in political power has transformed Mexico from a one-party state to a multi-party democracy.

      Although there have not yet been any material adverse repercussions resulting from this political change, multi-party rule is still relatively new in Mexico and could result in economic or political conditions that could cause disruptions to our business operations. The lack of a majority party in the legislature and the lack of alignment between the legislature and the executive branch could result in gridlock and prevent the timely implementation of economic reforms or other necessary actions, which in turn could have a material adverse effect on the Mexican economy and cause disruptions to our business operations and decreases in our sales and revenues.

      Future developments in the Mexican political or social environment or changes in Mexican government policy, especially with regard to housing finance, may cause disruptions to our business operations and decreases in our sales and revenues.

Developments in other countries may result in decreases in the price of our ADSs.

      As is the case with respect to securities of issuers from other emerging markets, the market value of securities of Mexican companies is, to varying degrees, affected by economic and market conditions in other emerging market countries. Although economic conditions in these countries may differ significantly from economic conditions in Mexico, investors’ reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Mexican issuers. In recent years, for example, prices of both Mexican debt securities and Mexican equity securities dropped substantially as a result of developments in Russia, Asia, and Brazil.

      In addition, the direct correlation between economic conditions in Mexico and the United States has sharpened in recent years as a result of the North American Free Trade Agreement and increased economic activity between the two countries. As a result, economic downturns in the United States could have a significant adverse effect on the Mexican economy. The market value of the ADSs and Common Shares may decrease as a result of events in other emerging market countries, in the United States, or elsewhere.

Minority shareholders may be less able to enforce their rights against us, our directors, or our controlling shareholders in Mexico.

      Under Mexican law, the protections afforded to minority shareholders are different from those afforded to minority shareholders in the United States. For example, because Mexican laws concerning fiduciary duties of directors are not well developed, it is difficult for minority shareholders to bring an action against directors for breach of this duty as permitted in most jurisdictions in the United States. The grounds for shareholder derivative actions under Mexican law are extremely limited, which effectively bars most of these kinds of suits in Mexico. Procedures for class action lawsuits do not exist under Mexican law. Therefore, it may be more difficult for minority shareholders to enforce their rights against us, our directors, or our controlling shareholders than it would be for minority shareholders of a U.S. company.

We are subject to different corporate disclosure and accounting standards than U.S. companies.

      A principal objective of the securities laws of the United States, Mexico, and other countries is to promote full and fair disclosure of all material corporate information. However, there may be less publicly available information about foreign issuers of securities listed in the United States than is regularly published by or about U.S. issuers of listed securities. In addition, we prepare our financial statements in accordance with Mexican GAAP, which differ from U.S. GAAP in a number of respects. For example, under Mexican GAAP we must incorporate the effects of inflation directly in our accounting records and published financial statements. While we are required to reconcile our net income and stockholders’ equity to those amounts that would be derived under U.S. GAAP, the effects of inflation accounting under Mexican GAAP are not eliminated in such reconciliation. For this and other reasons, the presentation of Mexican financial statements and reported earnings may differ from that of U.S. companies in this and other important respects. Please see notes 20-22 to our consolidated financial statements beginning on page F-33 of this prospectus.

Risks Relating to the ADSs and the Common Shares

A public market for our ADSs or Common Shares may not develop.

      Prior to this offering, there has been no public market for the ADSs or Common Shares in the United States, Mexico, or elsewhere. We have applied to list the Common Shares on the Mexican Stock Exchange and the ADSs on the New York Stock Exchange. It is possible that a trading market in the ADSs or the Common Shares will not develop or will not continue if developed. In addition, due to the limited number of Common Shares issued and being sold in the offering, the limited liquidity of the ADSs may have an adverse effect on their price from time to time.

      The initial public offering price per Common Share and the initial offering price per ADS will be determined through negotiations between us and the representatives of the underwriters in the U.S. and Mexico, and may not be indicative of the market price for the underlying Common Shares after the offering. Please see “Underwriting” beginning on page 103 of this prospectus for information relating to the factors considered in determining the initial offering price.

The lower level of liquidity and the higher level of volatility of the Mexican Stock Exchange may decrease the market price of the ADSs and Common Shares and limit the ability of ADS holders to sell the underlying Common Shares.

      The Mexican securities market is not as large or as active as the securities markets in the United States and certain other countries with developed market economies. As a result, the Mexican securities market has experienced less liquidity and more volatility than those markets have experienced. These characteristics may limit the ability of a holder of ADSs to sell the underlying Common Shares and may also affect the market price of the ADSs and Common Shares. Please see “Market Information” beginning on page 22 of this prospectus.

Future issuances of shares may result in a decrease of the market price of the ADSs and Common Shares.

      In the future, we may issue additional equity securities for financing and other general corporate purposes, although there is no present intention to do so. Any such sales or the prospect of any such sales could result in a decrease of the market price of the ADSs and Common Shares.

Future sales of our shares by our principal shareholders may result in a decrease of the share price of our securities.

      Our principal shareholders, including the de Nicolás family, Equity International Properties, and ZN Mexico Trust, will hold approximately 80.1% of our outstanding share capital upon the completion of the offering. Actions by these shareholders with respect to the disposition of the shares they beneficially own, or the perception that such actions might occur, may decrease the trading price of our shares on the Mexican Stock Exchange and the price of the ADSs on the New York Stock Exchange following the completion of the offering. Following the expiration of the 180-day lock-up period discussed in “Underwriting,” beginning on page 103 of this prospectus, none of our principal shareholders is subject to any contractual restrictions that limit their right to dispose of their shares. Please see “Principal and Selling Shareholders” beginning on page 74 of this prospectus, “Related Party Transactions” beginning on page 74 of this prospectus, and “Shares Eligible for Future Sales” beginning on page 98 of this prospectus.

Preemptive rights may be unavailable to holders of our ADSs, which may result in a dilution of ADS holders’ equity interest in our company.

      Under Mexican law, subject to limited exceptions, if we issue new shares for cash as part of a capital increase, we generally must grant preemptive rights to our shareholders, giving them the right to purchase a sufficient number of shares to prevent dilution. However, we may not be legally permitted to offer ADS holders in the United States the right to exercise preemptive rights in any future issuances of shares unless:

•	we file a registration statement with the U.S. Securities and Exchange Commission, or SEC, with respect to that future issuance of shares; or

•	the issuance qualifies for an exemption from the registration requirements of the U.S. Securities Act of 1933, or Securities Act.

      At the time of any future capital increase, we will evaluate the costs and potential liabilities associated with filing a registration statement with the SEC, the benefits of enabling U.S. holders of ADSs to exercise preemptive rights, and any other factors that we consider important in determining whether to file a registration statement. However, it is possible that we will not file such a registration statement. As a result, the equity interests of ADS holders would be diluted to the extent that ADS holders cannot participate in a future capital increase. Please see “Description of Share Capital” beginning on page 78 of this prospectus for additional information concerning the ability of holders of Common Shares to participate in future capital increases.

      In addition, although the deposit agreement permits the depositary, if lawful and feasible at the time, to sell preemptive rights and distribute the proceeds of the sale to entitled ADS holders, sales of preemptive rights are not currently permitted in Mexico. Please see “Description of American Depositary Receipts” beginning on page 90 of this prospectus.

ADS holders may only vote through the depositary and are not entitled to attend shareholders’ meetings.

      Under the terms of the ADSs, you have a general right to vote the Common Shares underlying ADSs that you hold. You may instruct the depositary, JPMorgan Chase Bank, to vote the ordinary shares underlying our ADSs, but only if we request the depositary to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the Common Shares underlying the ADSs. However, you may not receive voting materials in time to ensure that you are able to instruct the depositary to vote your shares or receive sufficient notice of a shareholders’ meeting to permit you to withdraw your Common Shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send out your voting instructions on time or carry them out in the manner you have instructed. As a result, you may not be able to exercise your right to vote and you may lack recourse if the Common Shares underlying your ADSs are not voted as you requested.

      In addition, Mexican law and our bylaws require shareholders to deposit their shares with our secretary or with a Mexican custodian or provide evidence of their status as shareholders in order to attend shareholders’ meetings. ADS holders will not be able to meet this requirement and accordingly are not entitled to attend shareholders’ meetings. ADS holders will also not be permitted to vote the Common Shares underlying the ADSs directly at a shareholders’ meeting or to appoint a proxy to do so without withdrawing the Common Shares. Please see “Description of American Depositary Receipts” beginning on page 90 of this prospectus for further discussion regarding the deposit agreement and your voting rights.

FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. We may from time to time make forward-looking statements in our reports to the SEC, in our reports to the CNBV, in our reports to shareholders, in offering circulars and prospectuses, in press releases and other written materials, and in oral statements made by our officers, directors, or employees to analysts, institutional investors, representatives of the media, and others. Examples of such forward-looking statements include:

•	projections of revenues, net income (loss), earnings per share, capital expenditures, capital structure, or other financial items or ratios;

•	statements of our plans, objectives, or goals, including those relating to competition, regulation, and government housing policy;

•	statements about our future economic performance or that of Mexico or other countries; and

•	statements of assumptions underlying such statements.

      Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “predict,” “forecast,” “guideline,” “should,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying them.

      Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates, and intentions expressed in such forward-looking statements. These factors include economic and political conditions and government policies in Mexico or elsewhere, including changes in housing and mortgage policies, inflation rates, exchange rates, regulatory developments, customer demand, and competition. We caution you that the foregoing list of factors is not exclusive. Other risks, uncertainties, and assumptions may cause actual results to differ materially from those in forward-looking statements, including the risk that forward-looking events and circumstances discussed in this prospectus may not occur in the way we expect or may not occur at all. For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” beginning on page 12 of this prospectus.

      Forward-looking statements speak only as of the date they are made. We do not undertake to update these forward-looking statements in light of new information or future developments.

      You should evaluate any statements made by us in light of these important factors.

USE OF PROCEEDS

      We estimate that our net proceeds from the combined offering, after deducting underwriting discounts and commissions, fees and other expenses, will be approximately U.S.$115.1 million (approximately U.S.$137.3 million if the over-allotment options are exercised in full). We have based the initial public offering price per ADS on an assumed price equal to the midpoint of the estimated price range of U.S.$14.50 to U.S.$15.80 per ADS.

      We intend to use our net proceeds to acquire approximately Ps.770.0 million (U.S.$68.9 million) of land, repay approximately Ps.316.8 million (U.S.$28.3 million) of indebtedness (calculated as of March 31, 2004), and for other general corporate purposes. This indebtedness accrues interest at various floating rates and matures at various dates through August 2005. As of March 31, 2004, this indebtedness had a weighted average interest rate of 9.69%, with maturities ranging from 2004 to 2005.

      We will not receive any proceeds from the sale of ADSs or Common Shares by the selling shareholders.

MARKET INFORMATION

      We have prepared the information concerning the Mexican securities market set forth below based on materials obtained from public sources, including the CNBV, the Mexican Stock Exchange, the Mexican Central Bank, and publications by market participants.

      There is currently no public market for the ADSs or Common Shares in the United States, Mexico, or elsewhere. We have applied to list the ADSs on the New York Stock Exchange under the symbol “HXM” and to list the Common Shares on the Mexican Stock Exchange under the symbol “HOMEX”. We have applied to register the Common Shares in Mexico with the Special Section and the Securities Section of the Mexican Securities Registry maintained by the CNBV.

      We cannot predict the extent to which investors will choose to take delivery of Common Shares in the form of ADSs as compared to Common Shares, or the extent to which investor interest in our ADSs and Common Shares will lead to the development of a trading market in Mexico, the United States, or elsewhere. We also cannot predict the liquidity of any such market, should any such market develop. If the trading volume of our ADSs or Common Shares in any such market falls below certain levels, our shares or ADSs could be delisted or deregistered in that market.

Trading on the Mexican Stock Exchange

Overview

      The Mexican Stock Exchange, located in Mexico City, is the only stock exchange in Mexico. Operating continuously since 1907, the Mexican Stock Exchange is organized as a corporation (sociedad anónima de capital variable). Securities trading on the Mexican Stock Exchange occurs each business day from 8:30 a.m. to 3:00 p.m., Mexico City time.

      Since January 1999, all trading on the Mexican Stock Exchange has been effected electronically. The Mexican Stock Exchange may impose a number of measures to promote an orderly and transparent trading price of securities, including the operation of a system of automatic suspension of trading in shares of a particular issuer when price fluctuation exceeds certain limits. The Mexican Stock Exchange may also suspend trading in shares of a particular issuer as a result of:

•	non-disclosure of material events; or

•	changes in the offer or demand, volume traded, or prevailing share price that are inconsistent with the shares’ historical performance and cannot be explained through publicly available information.

      The Mexican Stock Exchange may reinstate trading in suspended shares when it deems that the material events have been adequately disclosed to public investors or when it deems that the issuer has adequately explained the reasons for the changes in offer and demand, volume traded, or prevailing share price. Under current regulations, the Mexican Stock Exchange may consider the measures adopted by the other stock exchanges in order to suspend and/or resume trading in an issuer’s shares in cases where the relevant securities are simultaneously traded on a stock exchange outside of Mexico.

      Settlement on the Mexican Stock Exchange is effected two business days after a share transaction. Deferred settlement is not permitted without the approval of the CNBV, even where mutually agreed. Most securities traded on the Mexican Stock Exchange are on deposit with INDEVAL, a privately owned securities depositary that acts as a clearinghouse, depositary, and custodian, as well as a settlement, transfer, and registration agent for Mexican Stock Exchange transactions, eliminating the need for physical transfer of securities.

      Although the Mexican Securities Market Act (Ley del Mercado de Valores) provides for the existence of an over-the-counter market, no such market for securities in Mexico has developed.

Market Regulation and Registration Standards

      In 1925, the Mexican Banking Commission (Comisión Nacional Bancaria) was established to regulate banking activity and in 1946, the Mexican Securities Commission (Comisión Nacional de Valores) was established to regulate stock market activity. In 1995, these two entities were merged to form the CNBV. The Mexican Securities Market Act, which took effect in 1975, introduced important structural changes to the Mexican financial system, including the organization of brokerage firms as corporations (sociedades anónimas). The Mexican Securities Market Act sets standards for authorizing companies to operate as brokerage firms, which authorization is granted at the discretion of the Mexican Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público), upon the recommendation of the CNBV. In addition to setting standards for brokerage firms, the Mexican Securities Market Act authorizes the CNBV, among other things, to regulate the public offering and trading of securities and to impose sanctions for the illegal use of insider information and other violations of the Mexican Securities Market Act. The CNBV regulates the Mexican securities market, the Mexican Stock Exchange, and brokerage firms through a board of governors composed of thirteen members.

      As of June 1, 2001, the Mexican Securities Market Act requires issuers to increase the protections offered to minority shareholders and to bring corporate governance practices in line with international standards. Please see “Risk Factors — Risks Relating to Mexico — Minority shareholders may be less able to enforce their rights against us, our directors, or our controlling shareholders in Mexico,” on page 18 of this prospectus.

      To offer securities to the public in Mexico, an issuer must meet specific qualitative and quantitative requirements. In addition, only securities that have been registered with the Mexican Securities Registry pursuant to CNBV approval may be listed on the Mexican Stock Exchange. The CNBV’s approval for registration does not imply any kind of certification or assurance related to the investment quality of the securities, the solvency of the issuer, or the accuracy or completeness of any information delivered to the CNBV.

      In March 2003, the CNBV issued certain general regulations applicable to issuers and other securities market participants. The general regulations, which repealed several previously enacted CNBV regulations (circulares), now provide a single set of rules governing issuers and issuer activity, among other things.

      The general regulations state that the Mexican Stock Exchange must adopt minimum requirements for issuers to list their securities in Mexico. These requirements relate to matters such as operating history, financial and capital structure, and distribution. The general regulations also state that the Mexican Stock Exchange must implement minimum requirements for issuers to maintain their listing in Mexico. These requirements relate to matters such as financial condition, trading minimums, and capital structure, among others. The CNBV may waive some of these requirements in certain circumstances. In addition, some of the requirements are applicable for each series of shares of the relevant issuer.

      The Mexican Stock Exchange will review compliance with the foregoing requirements and other requirements on an annual, semi-annual, and quarterly basis. The Mexican Stock Exchange must inform the CNBV of the results of its review and this information must, in turn, be disclosed to investors. If an issuer fails to comply with any of the foregoing requirements, the Mexican Stock Exchange will request that the issuer propose a plan to cure the violation. If the issuer fails to propose a plan, if the plan is not satisfactory to the Mexican Stock Exchange, or if an issuer does not make substantial progress with respect to the corrective measures, trading of the relevant series of shares on the Mexican Stock Exchange will be temporarily suspended. In addition, if an issuer fails to propose a plan or ceases to follow the plan once proposed, the CNBV may suspend or cancel the registration of the shares.

      Issuers of listed securities are required to file unaudited quarterly financial statements and audited annual financial statements as well as various periodic reports with the CNBV and the Mexican Stock Exchange. Mexican issuers must file the following reports with the CNBV:

•	an annual report prepared in accordance with CNBV regulations by no later than June 30 of each year (analogous to reports filed with the SEC by U.S. issuers on Form 10-K and by foreign private issuers on Form 20-F);

•	quarterly reports, within 20 days following the end of each of the first three quarters and 40 days following the end of the fourth quarter (analogous to reports filed with the SEC by U.S. issuers on Form 10-Q); and

•	current reports promptly upon the occurrence of material events (analogous to reports filed with the SEC by U.S. issuers on Form 8-K and by foreign private issuers on Form 6-K).

      Pursuant to the CNBV’s general regulations, the internal rules of the Mexican Stock Exchange were amended to implement an automated electronic information transfer system, or SEDI (Sistema Electrónico de Envío y Difusión de Información), for information required to be filed with the Mexican Stock Exchange. Issuers of listed securities must prepare and disclose their financial information via a Mexican Stock Exchange-approved electronic financial information system, or SIFIC (Sistema de Información Financiera Computarizada). Immediately upon its receipt, the Mexican Stock Exchange makes financial information prepared via SIFIC available to the public.

      The CNBV’s general regulations and the rules of the Mexican Stock Exchange require issuers of listed securities to file information through SEDI that relates to any act, event, or circumstance that could influence issuers’ share price. If listed securities experience unusual price volatility, the Mexican Stock Exchange must immediately request that an issuer inform the public as to the causes of the volatility or, if the issuer is unaware of the causes, that an issuer make a statement to that effect. In addition, the Mexican Stock Exchange must immediately request that issuers disclose any information relating to relevant material events, when it deems the information currently disclosed to be insufficient, as well as instruct issuers to clarify the information when necessary. The Mexican Stock Exchange may request issuers to confirm or deny any material events that have been disclosed to the public by third parties when it deems that the material event may affect or influence the securities being traded. The Mexican Stock Exchange must immediately inform the CNBV of any such requests. In addition, the CNBV may also make any of these requests directly to issuers. An issuer may defer the disclosure of material events under some circumstances, as long as:

•	the issuer implements adequate confidentiality measures;

•	the information is related to incomplete transactions;

•	there is no misleading public information relating to the material event; and

•	no unusual price or volume fluctuation occurs.

      The CNBV and the Mexican Stock Exchange may suspend trading in an issuer’s securities:

•	if the issuer does not disclose a material event; or

•	upon price or volume volatility or changes in the offer or demand in respect of the relevant securities that are not consistent with the historic performance of the securities and cannot be explained solely through information made publicly available pursuant to the CNBV’s general regulations.

      The Mexican Stock Exchange must immediately inform the CNBV and the general public of any such suspension. An issuer may request that the CNBV or the Mexican Stock Exchange resume trading, provided it demonstrates that the causes triggering the suspension have been resolved and that it is in full compliance with the periodic reporting requirements under the applicable law. If its request has been granted, the Mexican Stock Exchange will determine the appropriate mechanism to resume trading. If trading in an issuer’s securities is suspended for more than twenty business days and the issuer is authorized to resume trading without conducting a public offering, the issuer must disclose via SEDI a description of the causes that resulted in the suspension and reasons why it is now authorized to resume trading before trading may resume.

      Similarly, if an issuer’s securities are traded on both the Mexican Stock Exchange and a foreign securities exchange, the issuer must simultaneously file the information that it is required to file pursuant to the laws and regulations of the foreign jurisdiction with the CNBV and the Mexican Stock Exchange.

      Pursuant to the Mexican Securities Market Act,

•	members of a listed issuer’s board of directors,

•	shareholders controlling 10% or more of a listed issuer’s outstanding share capital,

•	advisors,

•	groups controlling 25% or more of a listed issuer’s outstanding share capital, and

•	other insiders

must inform the CNBV of any transactions undertaken with securities of a listed issuer. In addition, insiders must abstain from purchasing or selling securities of the issuer within 90 days from the last sale or purchase, respectively. Shareholders of issuers listed on the Mexican Stock Exchange must notify the CNBV before effecting transactions outside of the Mexican Stock Exchange that result in a transfer of 10% or more of an issuer’s share capital. Transferring shareholders must also inform the CNBV of the effect of the transactions within three days following their completion, or, alternatively, that the transactions have not been consummated. The CNBV will notify the Mexican Stock Exchange of these transactions on a no-names basis. In addition, the Mexican Securities Market Act provides that the CNBV may require purchasers that are or become insiders to effect the transactions through a tender offer, as well as the minimum and maximum percentages of share capital that may be purchased through any such tender offer.

      The CNBV has issued general regulations to control public tender offers and share acquisitions above certain thresholds, as well as public company share acquisitions by related parties. Subject to certain exceptions, any acquisition of a public company’s shares which results in the acquiror owning 10% or more, but less than 30%, of an issuer’s outstanding share capital must be publicly disclosed to the CNBV and the Mexican Stock Exchange by no later than the day following the acquisition. Any acquisition by an insider that results in the insider holding an additional 5% or more of a public company’s outstanding share capital must also be publicly disclosed to the CNBV and the Mexican Stock Exchange no later than the day following the acquisition. Some insiders must also notify the CNBV of share purchases or sales that occur within a three-month or five-day term and that exceed certain value thresholds.

      Any intended acquisition of a public company’s shares that results in the acquiror owning 30% or more, but less than 50%, of a company’s voting shares requires the acquiror to make a tender offer for the greater of the percentage of the share capital intended to be acquired or 10% of the company’s outstanding share capital stock. Finally, any intended acquisition of a public company’s shares that results in the acquiror owning more than 50% of a company’s voting shares requires the potential acquiror to make a tender offer for 100% of the company’s outstanding share capital. This offer must be made at the same price for all tendering shareholders and remain open for no less than fifteen business days. The board of directors must approve any tender offer resulting in a change of control, which approval must take minority shareholder rights into account.

      In addition, the Mexican Securities Market Act requires shareholders holding 10% or more of a listed issuers’ share capital to notify the CNBV of any share transfer.

Mexican Securities Market Act

      The Mexican legislature amended the Mexican Securities Market Act effective June 2, 2001. The amendments provide, among other things, that:

•	issuers must have a board of directors with at least five and not more than twenty members and alternates, of which 25% must qualify as “independent directors” under Mexican law;

•	issuers’ boards of directors must approve related party transactions and material asset transactions;

•	issuers must appoint and maintain an audit committee; and

•	issuers must provide additional protections for minority shareholders.

      The Mexican Securities Market Act permits issuers to include anti-takeover defenses in their bylaws, provided that the bylaws also include specified minority rights and protections, among other things.

      The Mexican Securities Market Act does not permit issuers to implement mechanisms where common shares and limited or non-voting shares are jointly traded or offered to public investors, unless the limited or non-voting shares are convertible into common shares within a term of up to five years, or when as a result of the nationality of a given holder, the shares or the securities representing the shares limit the right to vote in order to comply with applicable foreign investment regulations. In addition, the aggregate amount of shares with limited or non-voting rights may not exceed 25% of the aggregate amount of publicly held shares, unless approved by the CNBV.

DIVIDEND POLICY

      A vote by the majority of our shareholders present at a shareholders’ meeting determines the declaration, amount, and payment of dividends. Under Mexican law, dividends may only be paid from retained earnings and if losses for prior fiscal years have been paid.

      We have not paid dividends since we were formed in 1998 and we do not currently expect to pay dividends. We intend to devote a substantial portion of our future cash flow to funding working capital requirements and purchasing land. We may consider adopting a dividend policy in the future based on a number of factors, including our results of operations, financial condition, cash requirements, tax considerations, future prospects, and other factors that our board of directors and our shareholders may deem relevant, including the terms and conditions of future debt instruments that may limit our ability to pay dividends. We may also consider instituting a share repurchase program.

DILUTION

      As of December 31, 2003, our net tangible book value per Common Share under Mexican GAAP was U.S.$0.47 (in constant pesos as of March 31, 2004). Net tangible book value per Common Share represents our total tangible assets minus our total liabilities, divided by the number of Common Shares outstanding. We calculated our net tangible book value per Common Share at a rate of Ps.11.18 per U.S. dollar, which was the prevailing exchange rate as of March 31, 2004.

      Our net tangible book value per Common Share would increase to U.S.$0.78 per Common Share (or U.S.$0.83 if the over-allotment options are exercised in full):

•	after giving effect to the sale of Common Shares offered at the assumed initial public offering price per Common Share to purchasers of Common Shares set forth below; and

•	after deducting underwriting fees and other expenses we must pay in connection with the offering.

This amount represents an immediate increase of U.S.$0.31 in net tangible book value per Common Share to our existing shareholders listed below and an immediate dilution of U.S.$1.75 in net tangible book value per Common Share (or of U.S.$1.70 per Common Share if the over-allotment options are exercised in full)

to new investors purchasing at an assumed initial public offering price of U.S.$2.53 per Common Share (the midpoint of the range of the initial public offering price per Common Share).

      The following table illustrates the dilution under Mexican GAAP. We have based the initial public offering price per Common Share set forth below on an assumed price equal to the midpoint of the estimated price range of U.S.$2.42 to U.S.$2.63.

Assumed initial public offering price per Common Share to purchasers of Common Shares(1)	U.S.$	2.53
Net tangible book value per Common Share before the combined offering		0.47
Increase in net tangible book value per Common Share attributable to the sale of Common Shares		0.31

Pro forma net tangible book value per Common Share after the combined offering		0.78

Dilution in net tangible book value per Common Share to purchasers of Common Shares		1.75

(1)	The average effective cash cost to members of the de Nicolás family, EIP, and ZN Mexico Trust per Common Share acquired during the five years prior to March 31, 2004 was approximately U.S.$0.50.

CAPITALIZATION

      The following table sets forth our cash and cash equivalents, short-term debt, and capitalization under Mexican GAAP:

•	as of March 31, 2004; and

•	as adjusted to give effect to the sale of the ADSs and Common Shares by Homex in the combined offering, using the prevailing exchange rate as of March 31, 2004, and the repayment of Ps.316.8 million of indebtedness with a portion of the net proceeds of the combined offering.

      The capitalization information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

	As of March 31, 2004

	Actual	As adjusted(1)

	(Thousands of pesos)
Cash and cash equivalents	Ps. 142,968	Ps.1,113,388

Short-term debt (notes payable to financial institutions)(2)	686,291	369,491

Long-term debt	—	—
Stockholders’ equity
Common shares (no par value; 248,284,817 shares outstanding; 296,284,817 shares outstanding as adjusted)(3)	167,227	1,454,447
Additional paid-in capital	561,967	561,967
Retained earnings	498,869	498,869
Excess in restated stockholders’ equity	299,841	299,841
Cumulative initial effect of deferred income taxes	(136,517)	(136,517)

Majority stockholders’ equity	1,391,387	2,678,607
Minority interest	33,658	33,658

Total stockholders’ equity	1,425,045	2,712,265
Total capitalization	Ps.3,569,849	Ps.4,540,269

(1)	Adjusted values have been calculated based on an assumed price equal to the midpoint of the estimated price range of U.S.$14.50 to U.S.$15.80 per ADS, and U.S.$2.42 to U.S.$2.63 per Common Share.

(2)	None of our short-term debt is guaranteed. Short-term debt includes Ps.520.0 million of unsecured debt and Ps.166.3 million of secured debt.

(3)	Does not include 8,481,673 Common Shares issued to members of the de Nicolás family and the capital contribution of Ps.4.24 million made after March 31, 2004 in connection with our acquisition of Econoblock. Please see “Summary — Recent Development” on page 7 of this prospectus.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

      The selected consolidated financial information set forth below for each of the years in the three-year period ended December 31, 2003 and as of December 31, 2003 and 2002 has been derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The summary consolidated financial information set forth below for the years ended December 31, 2000 and 1999 and as of December 31, 2001, 2000 and 1999 has been derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated financial information set forth below as of and for the three months ended March 31, 2004 and March 31, 2003 has been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. The unaudited interim consolidated financial information has been prepared on the same basis as our audited consolidated financial statements and, in our opinion, include all adjustments that we consider necessary to fairly present our results of operations and financial condition for and as of the end of these periods. Our results for the three months ended March 31, 2004 are not necessarily indicative of our results to be expected for the full year. You should read the following selected consolidated financial information together with the other information contained in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this prospectus.

      Our consolidated financial statements have been prepared in accordance with Mexican GAAP which differs in certain respects from U.S. GAAP. Notes 20-22 to our consolidated financial statements provide:

•	a summary of the differences between Mexican GAAP and U.S. GAAP, as they relate to us;

•	a reconciliation to U.S. GAAP of majority net income and majority stockholders’ equity; and

•	condensed financial statements under U.S. GAAP and additional U.S. GAAP disclosure information.

      Pursuant to Mexican GAAP, in the consolidated financial statements and the selected consolidated financial information set forth below:

•	non-monetary assets (including property and equipment of Mexican origin) and stockholders’ equity are restated for inflation based on the Mexican National Consumer Price Index;

•	gains and losses in purchasing power from holding monetary assets and liabilities are recognized in income; and

•	all financial statements are restated in constant pesos as of March 31, 2004.

      We have not reversed the effect of inflation accounting under Mexican GAAP in the reconciliation to U.S. GAAP of our majority net income and majority stockholders’ equity. Please see notes 20-22 to our consolidated financial statements.

      Except for ratios, percentages, share, and operating data, all amounts are presented in thousands of U.S. dollars or constant pesos.

	Three Months Ended March 31,				Year Ended December 31,

	2004			2003	2003			2002	2001	2000	1999

Statement of operations data:
Mexican GAAP:
Revenues(1)	U.S.$	83,455	Ps. 933,029	Ps. 395,214	U.S.$	250,829	Ps.2,804,267	Ps.1,308,237	Ps. 783,936	Ps.1,105,766	Ps.1,062,588
Costs		57,865	646,927	274,770		180,761	2,020,907	921,899	549,919	752,156	711,100

Gross profit		25,590	286,102	120,444		70,068	783,360	386,338	234,017	353,610	351,488
Selling and administrative expenses		7,060	78,930	45,579		22,198	248,169	158,564	119,376	147,705	185,676

Operating income		18,530	207,172	74,865		47,870	535,191	227,774	114,641	205,905	165,812
Other income (expense)		149	1,671	1,114		6,684	74,731	(1,715)	10,190	3,146	11,709
Net comprehensive financing cost(2)		2,771	30,981	37,329		10,871	121,545	143,634	125,978	122,229	154,059

Income (loss) before income tax and employee statutory profit sharing expense		15,908	177,862	38,650		43,683	488,377	82,425	(1,147)	86,822	23,462
Income tax expense		5,377	60,119	17,574		15,768	176,285	51,524	16,247	52,471	1,804
Employee statutory profit sharing expense						12	136	921	185	2,581	83

Net income (loss)	U.S.$	10,531	Ps. 117,743	Ps. 21,076	U.S.$	27,903	Ps. 311,956	Ps. 29,980	Ps. (17,579)	Ps. 31,770	Ps. 21,575

Weighted average shares outstanding		241,787,330	241,787,330	175,724,125		241,520,586	241,520,586	191,896,465	147,637,131	147,559,106	142,085,287
Earnings (loss) per share	U.S.$	0.04	Ps.0.49	Ps.0.12	U.S.$	0.12	Ps.1.29	Ps.0.16	Ps.(0.12)	Ps.0.22	Ps.0.15
Earnings (loss) per ADS(3)
U.S. GAAP:
Revenues(1)					U.S.$	234,663	Ps.2,623,529	Ps.1,173,121
Costs						181,350	2,027,494	933,591
Gross profit						53,313	596,035	239,530
Operating income(4)(5)						31,087	347,556	80,606
Majority net income						21,264	237,732	62,080
Weighted average shares outstanding						241,520,586	241,520,586	191,896,465
Basic and diluted earnings per share					U.S.$	0.09	Ps.0.98	Ps.0.32

	As of March 31,				As of December 31,

	2004			2003	2003			2002	2001	2000	1999

Balance sheet data:
Mexican GAAP:
Cash and cash equivalents	U.S.$	12,788	Ps. 142,968	Ps. 100,493	U.S.$	19,663	Ps. 219,832	Ps. 66,233	Ps. 45,768	Ps. 19,840	Ps. 8,027
Accounts receivable		184,612	2,063,963	1,242,759		158,942	1,776,970	1,222,894	1,054,218	974,162	787,955
Total current assets		313,300	3,502,693	1,833,218		289,358	3,235,018	1,722,103	1,341,265	1,302,769	1,112,957
Property and equipment		2,824	31,567	17,271		2,346	26,233	17,397	17,751	21,368	20,534
Total assets		319,307	3,569,849	1,860,301		294,937	3,297,401	1,749,434	1,370,109	1,328,278	1,137,223
Notes payable to financial institutions		61,385	686,291	475,323		58,011	648,565	402,455	467,493	483,808	420,981
Total current liabilities		158,334	1,770,168	756,481		147,341	1,647,279	658,873	644,302	663,081	565,515
Total long-term liabilities		33,509	374,636	183,804		30,664	342,820	191,621	164,588	163,627
Total liabilities		191,843	2,144,804	940,285		178,005	1,990,099	850,494	808,890	826,708	565,515
Total stockholders’ equity	U.S.$	127,464	Ps.1,425,045	Ps. 920,016	U.S.$	116,932	Ps.1,307,302	Ps. 898,940	Ps. 561,219	Ps. 501,570	Ps. 571,789
U.S. GAAP:
Cash and cash equivalents					U.S.$	19,663	Ps.219,832	Ps.66,233
Accounts receivable						50,196	561,192	167,508
Total current assets						264,590	2,958,119	1,555,279
Property and equipment						2,346	26,233	17,397
Total assets						270,170	3,020,502	1,582,610
Total current liabilities						170,581	1,907,096	803,005
Total majority stockholders’ equity						96,553	1,079,468	779,588

Other financial data:
Mexican GAAP:
Depreciation	U.S.$	151	Ps.1,689	Ps.1,110	U.S.$	397	Ps.4,441	Ps.5,551	Ps.7,070	Ps.7,397	Ps.4,603
Gross margin(6)		30.7%	30.7%	30.5%		27.9%	27.9%	29.5%	29.9%	32.0%	33.1%
Operating margin(7)		22.2%	22.2%	18.9%		19.1%	19.1%	17.4%	14.6%	18.6%	15.6%
Other financial data derived from Mexican GAAP financial information:
EBITDA(8)	U.S.$	18,831	Ps.210,532	Ps.77,089	U.S.$	54,952	Ps.614,363	Ps.231,610	Ps.131,901
Net debt(9)		48,597	543,323	374,830		38,348	428,733	336,222
Ratio of notes payable to financial institutions to total stockholders’ equity		48.2%	48.2%	51.7%		49.6%	49.6%	44.8%	83.3%	96.5%	73.6%
Ratio of notes payable to financial institutions to total assets		19.2%	19.2%	25.6%		19.7%	19.7%	23.0%	34.1%	36.4%	37.0%
U.S. GAAP:
Gross margin(5)(6)						22.7%	22.7%	20.4%
Operating margin(7)						13.3%	13.3%	6.9%
Other financial data derived from U.S. GAAP financial information:
EBITDA(8)					U.S.$	39,439	Ps.440,927	Ps.130,129

(1)	For U.S. GAAP purposes, sales are recognized when title passes to the home buyer, as opposed to the percentage-of-completion method of accounting used for Mexican GAAP purposes, which requires us to recognize income from homes we sell as we incur the cost of their construction.

(2)	Represents interest income, interest expense, monetary position gains and losses, and foreign exchange gains and losses.

(3)	Calculated on the basis of ADS equivalents at a ratio of six Common Shares per ADS.

(4)	Employee statutory profit sharing expense is classified as an operating expense.

(5)	Interest capitalized as part of the cost of inventories is included in operating expense.

(6)	Represents gross profit divided by total revenues.

(7)	Represents operating income divided by total revenues.

(8)	EBITDA is not a financial measure computed under Mexican or U.S. GAAP. EBITDA derived from our Mexican GAAP financial information means Mexican GAAP net income (loss) excluding (i) depreciation, (ii) net comprehensive financing costs (which is composed of net interest expense, foreign exchange gain or loss and monetary position gain or loss), and (iii) income tax expense and employee statutory profit sharing expense.

EBITDA derived from our U.S. GAAP financial information means U.S. GAAP net income excluding (i) depreciation, (ii) interest expense and monetary position gain or loss, and (iii) income tax expense.

We believe that EBITDA can be useful to facilitate comparisons of operating performance between periods and with other companies in our industry because it excludes the effect of (i) depreciation, which represents a non-cash charge to earnings, (ii) certain financing costs, which are significantly affected by external factors, including interest rates, foreign currency exchange rates, and inflation rates, which have little or no bearing on our operating performance, and (iii) income tax expense and, for EBITDA derived from our Mexican GAAP financial information, employee statutory profit sharing expense.

EBITDA is also a useful basis of comparing our results with those of other companies because it presents operating results on a basis unaffected by capital structure. You should review EBITDA, along with net income (loss) and cash flow from operating activities, investing activities and financing activities, when trying to understand our operating performance. Our computation of EBITDA may not be comparable to EBITDA as reported by other companies. While EBITDA is a relevant and widely used measure of operating performance, it does not represent cash generated from operating activities in accordance with Mexican or U.S. GAAP and should not be considered as an alternative to net income (loss), determined in accordance with Mexican or U.S. GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with Mexican or U.S. GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs.

EBITDA has certain material limitations as follows: (i) it does not include interest expense. Because we have borrowed money to finance some of our operations, interest is a necessary and ongoing part of our costs and assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations; (ii) it does not include taxes. Because the payment of taxes is a necessary and ongoing part of our operations, any measure that excludes taxes has material limitations; and (iii) it does not include depreciation. Because we must utilize property and equipment in order to generate revenues in our operations, depreciation is a necessary and ongoing part of our costs. Therefore, any measure that excludes depreciation has material limitations.

Reconciliation of Net Income (Loss) to EBITDA Derived from Our Mexican GAAP Financial Information.

	Three Months Ended
	March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001

Net income (loss)	Ps.117,743	Ps.21,076	Ps.311,956	Ps.29,980	Ps.(17,579)
Depreciation	1,689	1,110	4,441	5,551	7,070
Net comprehensive financing cost	30,981	37,329	121,545	143,634	125,978
Income tax expense and employee statutory profit sharing expense	60,119	17,574	176,421	52,445	16,432

EBITDA	Ps.210,532	Ps.77,089	Ps.614,363	Ps.231,610	Ps.131,901

Reconciliation of Net Income to EBITDA Derived from Our U.S. GAAP Financial Information.

	Year Ended December 31,

	2003	2002

Net income (loss)	Ps.237,732	Ps.62,080
Depreciation	4,441	5,551
Interest expense	47,442	27,063
Income tax expense	151,312	35,435

EBITDA	Ps.440,927	Ps.130,129

(9)	Net debt is not a financial measure computed under Mexican GAAP. We compute net debt as the sum of all notes payable to financial institutions less cash and cash equivalents, each of which is computed in accordance with Mexican GAAP. Management uses net debt as a measure of our total amount of leverage, as it gives effect to cash accumulated on our balance sheets. Management believes net debt provides useful information to investors because it reflects our actual debt as well as our available cash and cash equivalents that could be used to reduce this debt. Net debt has certain material limitations in that it assumes the use of our cash and cash equivalents to repay debt that is actually still outstanding.

Reconciliation of Notes Payable to Financial Institutions to Net Debt Derived from Our Mexican GAAP Financial Information.

	Three Months Ended
	March 31,		Year Ended December 31,

	2004	2003	2003	2002

Notes payable to financial institutions
Affiliates	Ps.114,955	Ps.221,372	Ps.139,236	Ps.147,826
Other	571,336	253,951	509,329	254,629

Total notes payable to financial institutions	686,291	475,323	648,565	402,455
Cash and cash equivalents	142,968	100,493	219,832	66,233

Net debt	Ps.543,323	Ps.374,830	Ps.428,733	Ps.336,222

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with our consolidated financial statements and their accompanying notes included elsewhere in this prospectus. The consolidated financial statements have been prepared in accordance with Mexican GAAP and, unless otherwise specified, along with the other financial information included in this prospectus, are restated in constant pesos as of March 31, 2004. Mexican GAAP differs in certain respects from U.S. GAAP as described in note 20 to our consolidated financial statements.

Overview

      We focus on two sectors of the Mexican housing market, affordable entry-level and middle-income housing. During the first quarter of 2004, 88.9% of our revenues was attributable to affordable entry-level housing, and during the full year 2003, 90.2% of our revenues was attributable to affordable entry-level housing. In both cases, the remainder was attributable to middle-income housing. We intend to expand our presence in the higher-margin, middle-income housing market in 2004.

      The home building industry in Mexico has been and continues to be characterized by a significant shortage of mortgage financing. The limited availability of financing has historically restricted home building and contributed to the current shortage of affordable entry-level housing. Substantially all financing for affordable entry-level housing in Mexico is provided by government-sponsored housing funds such as INFONAVIT, which is financed primarily through mandatory contributions from the gross wages of private-sector workers, FOVISSSTE, which is financed primarily through mandatory contributions from the gross wages of public-sector workers, and public mortgage providers such as SHF, which is financed in part by the Mexican government. These government-sponsored entities have significant discretion in terms of the allocation and timing of disbursement of mortgage funds. Accordingly, our financial results are affected by policies and administrative procedures of INFONAVIT, FOVISSSTE, and SHF, as well as by Mexican government housing policy. For example, following the 2000 national elections in Mexico and the resulting change in the presidential administration, INFONAVIT suspended processing mortgages pending the appointment of its new general director. This suspension caused us to experience delays of up to three months in the receipt of mortgage funds for homes that were financed by INFONAVIT. In addition, SHF has announced that as of January 1, 2005, it will replace its financing of mortgages for homes with a purchase price greater than UDI 150,000 (approximately U.S.$45,000) with credit enhancements and loan guarantees for commercial banks and sofoles. This action may result in a reduction in the availability of mortgages from commercial banks and sofoles, which could consequently reduce our revenues. Traditionally, SHF has also been an important source of construction financing for housing developers by providing loans to commercial banks and sofoles which in turn make direct bridge loans to developers. As of September 1, 2004, however, SHF will only provide bridge loans for homes with a purchase price of up to UDI 166,667 (approximately U.S.$150,000). In lieu of funding bridge loans for homes with a higher purchase price, SHF will provide guarantees to support efforts by commercial banks and sofoles to raise capital for the financing of bridge loans to build such homes. We do not believe that this action will affect our ability to finance our development and construction activities as we primarily finance these activities out of our working capital and commercial paper programs.

      The amount of mortgage financing granted by these government-sponsored entities has increased 48.2% from 2001 to 2003. In part as a result of this increased availability of mortgage financing, the number of homes we have sold has also significantly increased. During the three months ended March 31, 2004, we sold 3,995 homes, an increase of 112.6% over the same period in 2003. During 2003, we sold 13,396 homes, an increase of 85.9% over 2002 and an increase of 179.5% over 2001. Since September 30, 2003, we launched five affordable entry-level developments with an estimated aggregate capacity of 9,431 homes in the cities of Acapulco, Metepec, Monterrey, Tapachula, and Tijuana.

      Financing for middle-income homes depends principally on private-sector lenders, such as commercial banks and sofoles. The availability of private-sector mortgage financing in Mexico has been severely constrained in the past as a result of volatile economic conditions in Mexico, the level of liquidity and stability of the Mexican banking system, and the resulting adoption of more stringent lending criteria and bank regulations. From 1995 through 2001, commercial bank mortgage lending was generally unavailable in Mexico. Since 2002, private-sector lenders have gradually increased their mortgage financing activities as a result of improved economic conditions and increasing demand. In response to the increase in availability of financing and demand for middle-income housing, as well as the higher margins generally obtainable from middle-income housing developments, we launched seven middle-income developments since the beginning of 2003 in the cities of Atizapán, Culiacán, La Paz, Metepec, Monterrey, Tijuana, and Tuxtla. As of March 31, 2004, the mix of revenue between affordable entry-level and middle-income housing had not yet materially impacted our gross profit margin principally because the sales mix between these types of housing had not yet changed significantly. However, we expect our gross profit margin to increase slightly as our sales of middle-income housing represent a higher portion of our sales mix and our revenues in the future.

      Our company traces its origins to 1989 and established its current structure in 1998. Beginning in 1999, ZN Mexico Trust made several equity investments in our company. In 2002, EIP, an entity affiliated with Equity Group Investments, L.L.C., an investment company founded by Samuel Zell, chairman of EIP, made equity investments in our company. These strategic investors have assisted us in developing and refining our operating and financial strategies. In addition, this increased access to equity financing has allowed us to accelerate our growth. Our five-year selected historical financial information indicates continued growth in revenues for each year other than 2001. As mentioned in “Risk Factors — We are dependent on the policies and procedures of financing agencies controlled by the Mexican government to make mortgage financing available,” 2001 was the year following the Mexican federal elections when there was a delay in the appointment of a new INFONAVIT general director. This delay resulted in a reduced number of government-sponsored mortgages being granted and reduced sales of homes. Our increased sales and restrained borrowing in the past two years have allowed us to achieve significant growth while reducing financial leverage as a percentage of assets.

      The demand for our homes is also driven in large measure by the demand for and the supply of available housing. Housing demand in Mexico is in turn driven by the growth in the low median age group of the population and the rate of household formation. The target consumer group for our affordable entry-level homes is the 25-49 year old age group. CONAPO estimates indicate that the 25-49 year old age group, which represented approximately 31 million people or 32% of Mexico’s total population in 2000, will represent 46 million people or 38% of Mexico’s population by 2020. CONAFOVI estimated in early 2001 that the supply of housing in Mexico was short of estimated demand by approximately 4.3 million homes.

Critical Accounting Estimates

      Our consolidated financial statements have been prepared in accordance with Mexican GAAP, which requires that we make certain estimates and use certain assumptions that affect the amounts reported in our consolidated financial statements and the accompanying notes. Although these estimates are based on our best knowledge of current events, actual results may differ. Our critical accounting estimates are as listed below.

Revenue and Cost Recognition

      We use the percentage-of-completion method of accounting to account for revenues and costs, measuring progress towards completion in terms of actual costs incurred versus budgeted expenditures for each stage of a development. Under the percentage-of-completion method of accounting, revenues for work completed are recognized prior to receipt of actual cash proceeds. We receive cash proceeds from the sale of a home at closing when the home is delivered to the buyer. We include revenues in excess of billings as accounts receivable on our balance sheet, and any cash proceeds we receive as advance payments prior to completion of the actual work related to the payments, including customer down payments, are included in current liabilities as advances from customers. Please see note 3 to the consolidated financial statements.

      The percentage-of-completion method of accounting requires us to determine on a monthly basis the percentage of completion of each stage of a development based on actual expenditures incurred to date versus budgeted expenditures. To the extent that the estimated costs of a development stage differ from the actual costs incurred, our recognized revenues could change. In addition, to the extent that estimated revenues derived from home sales per development stage differ from revenues derived from home deliveries per development stage, our recognized revenues could change.

      We apply the percentage-of-completion method to recognize revenues from our housing developments subject to the following conditions:

•	we establish that the home buyer will obtain the required financing from the mortgage lender;

•	the home buyer has submitted all required documents in order to obtain financing from the mortgage lender;

•	the home buyer has signed a purchase agreement; and

•	the home buyer has made a down payment, where down payments are required.

Income Taxes

      We recognize deferred tax assets and liabilities based on the differences between the financial statements carrying amounts and the tax bases of assets and liabilities. We regularly review our deferred tax assets for recoverability and, if necessary, establish a valuation allowance based on historical taxable income, projected future taxable income and the expected timing of the reversals of existing temporary differences. If these estimates and related assumptions change in the future, we may be required to record a valuation allowance against deferred tax assets resulting in additional income tax expense. Please see notes 3 and 16 to our consolidated financial statements.

Results of Operations

      The following table sets forth selected data for the periods indicated, restated in constant pesos as of March 31, 2004 and also expressed as a percentage of our total revenues.

	Three Months Ended
	March 31,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(thousands of constant pesos)
Mexican GAAP:
Revenues	Ps.933,029	Ps.395,214	Ps.2,804,267	Ps.1,308,237	Ps.783,936
Costs	646,927	274,770	2,020,907	921,899	549,919

Gross profit	286,102	120,444	783,360	386,338	234,017
Selling and administrative expenses	78,930	45,579	248,169	158,564	119,376

Operating income	207,172	74,865	535,191	227,774	114,641
Other income (expense)	1,671	1,114	74,731	(1,715)	10,190
Net comprehensive financing cost(1)	30,981	37,329	121,545	143,634	125,978
Income tax expense	60,119	17,574	176,285	51,524	16,247
Employee statutory profit sharing expense			136	921	185

Net income (loss)	Ps.117,743	Ps.21,076	Ps.311,956	Ps.29,980	Ps.(17,579)

Basic and diluted earnings (loss) per share	Ps.0.49	Ps.0.12	Ps.1.29	Ps.0.16	Ps.(0.12)

Other financial data derived from Mexican GAAP financial information:
EBITDA(2)	Ps.210,532	Ps.77,089	Ps.614,363	Ps.231,610	Ps.131,901

Mexican GAAP:	(as a percentage of sales)
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Costs	69.3%	69.5%	72.1%	70.5%	70.1%
Gross profit	30.7%	30.5%	27.9%	29.5%	29.9%
Selling and administrative expenses	8.5%	11.5%	8.8%	12.1%	15.2%
Operating income	22.2%	18.9%	19.1%	17.4%	14.6%
Other income (expense)	0.2%	0.3%	2.7%	n.m.	1.3%
Net comprehensive financing cost	3.3%	9.5%	4.3%	11.0%	16.1%
Income tax expense and employee statutory profit-sharing expense	6.4%	4.4%	6.3%	4.0%	2.1%
Net income (loss)	12.6%	5.3%	11.1%	2.3%	n.m.
Other financial data derived from Mexican GAAP financial information:
EBITDA(2)	22.6%	19.5%	21.9%	17.7%	16.8%

(1)	Represents interest income, interest expense, monetary position gains and losses, and foreign exchange gains and losses.

(2)	Please see note 8 to “Selected Consolidated Financial Information” on page 32 of this prospectus for a reconciliation of EBITDA to net income (loss).

Seasonality

      The Mexican affordable entry-level housing industry experiences significant seasonality during the year, principally due to the operational and lending cycles of INFONAVIT and FOVISSSTE. The programs, budgets, and changes in the authorized policies of these mortgage lenders are approved during the first quarter of the year. Payment by these lenders for home deliveries is slow at the beginning of the year and increases gradually through the second and third quarters with a rapid acceleration in the fourth quarter. We build and deliver affordable entry-level homes based on the seasonality of this cycle because we do not begin construction of these homes until a mortgage provider commits mortgage financing to a qualified home buyer in a particular development. Accordingly, we also tend to recognize significantly higher levels of revenue in the third and fourth quarters and our debt levels tend to be highest in the first and second quarters. We budget the majority of our land purchases for the second half of the year to coincide with peak cash flows. As a result, our total land reserves fluctuate between our targeted 18 to 24 months of future home deliveries depending upon the time of year. We anticipate that our quarterly results of operations and our level of indebtedness will continue to experience variability from quarter to quarter in the future. Mortgage commitments from commercial banks and sofoles for middle-income housing are generally not subject to significant seasonality. We expect that as the percentage of our sales from middle-income housing increases, the overall seasonality of our results of operations should diminish.

Results of Operations for the Three Months Ended March 31, 2004 Compared to the Three Months Ended March 31, 2003

      Revenues. Total revenues increased by 136.1% to Ps.933.0 million in the first quarter of 2004 from Ps.395.2 million over the same period in 2003 primarily due to a 112.6% increase in the number of homes sold, and an increase in revenues attributable to the sale of middle-income housing from Ps.0 in the first quarter of 2003 to Ps.103.3 million in the first quarter of 2004. We sold 3,784 affordable entry-level homes in the first quarter of 2004, as compared to 1,852 homes over the same period in 2003, including in the cities of Chihuahua, Obregón, Tapachula, and Tuxtla, cities where we had no operations during the first quarter of 2003. During the first quarter of 2004, we sold 211 middle-income homes in the cities of Culiacán, Hermosillo, Metepec, Tijuana, Tuxtla, and Vallarta, which represented 11.1% of our total revenue for the first quarter. During the first quarter of 2003, our sales of middle-income homes were immaterial.

      Gross Profit. Costs increased by 135.4% to Ps.646.9 million during the first quarter of 2004 from Ps.274.8 million in the first quarter of 2003, almost exclusively as a result of increased volume, as described above. Gross profit increased by 137.5% to Ps.286.1 million during the first quarter of 2004 from Ps.120.4 million over the same period in 2003. Our gross profit margin was 30.7% in the first quarter of 2004 compared to 30.5% in the same quarter of 2003.

      Selling and Administrative Expenses. Selling and administrative expenses increased by 73.2% to Ps.78.9 million during the first quarter of 2004 from Ps.45.6 million during the same quarter in 2003. This increase was due principally to the increase in the number of administrative personnel required to support our expanding operations, including the operation expenses incurred in our new offices in Estado de México and in the cities of Tapachula, Tijuana, Monterrey and Acapulco, pre-opening expenses in Estado de México and in the cities of Acapulco and Monterrey during the first quarter of 2004, and a rise in the aggregate amount of sales commissions due to the growth in the number of homes sold. As a percentage of sales, selling and administrative expenses decreased from 11.5% in the first quarter of 2003 to 8.5% in the same quarter of 2004. The decrease in selling and administrative expenses as a percentage of sales is attributable to restrained growth in the number of our fixed-salary personnel in relation to our significantly increased sales.

      Net Comprehensive Financing Cost. Net comprehensive financing cost (comprised of interest income, interest expense, monetary position gains and losses, and foreign exchange gains and losses) decreased by 17.0% from Ps.37.3 million during the first quarter of 2003 to Ps.31.0 million over the same period in 2004. Net comprehensive financing cost as a percentage of sales decreased from 9.4% in the first quarter of 2003 to 3.3% over the same period in 2004. Interest expense decreased by 17.4% from Ps.28.8 million in the first quarter of 2003 to Ps.23.8 million over the same period in 2004. This decrease was due to a shift in the mix of our financing sources from sofoles and commercial banks to lower interest bearing commercial paper (certificados bursátiles). Interest income increased to Ps.4.8 million in the first quarter of 2004 from Ps.0.1 million over the same period in 2003 due to higher cash balances throughout the quarter resulting from higher average working capital balances. Monetary position loss showed a marginal decrease from Ps.12.1 million in the first quarter of 2003 to Ps.11.9 million over the same period in 2004.

      Income Tax Expense and Employee Statutory Profit-Sharing Expense. Income tax expense increased from Ps.17.6 million in the first quarter of 2003 to Ps.60.1 million over the same period in 2004 due to increased revenues. The effective income tax rate decreased from 45% in the first quarter of 2003 to 34% in the first quarter of 2004, primarily as a result of the effect of inflation. Please see note 14 to our consolidated financial statements.

      Net Income. Net income increased by 458.7% to Ps.117.7 million in the first quarter of 2004 from Ps.21.1 million in the same quarter of 2003 as a result of the factors described above.

Results of Operations for the Year Ended December 31, 2003 Compared to the Year Ended December 31, 2002

      Revenues. Total revenues increased by 114.4% to Ps.2,804.3 million in 2003 from Ps.1,308.2 million in 2002 primarily due to an 85.9% increase in the number of homes sold, an increase of 7.7% in the average price of our affordable entry-level homes, and additional revenue recognized in connection with sales of middle-income housing, where the revenue per home sold is substantially greater than in the affordable entry-level housing market. We sold 13,396 homes in 2003, as compared to 7,206 homes sold in 2002.

      Gross Profit. Costs increased by 119.2% to Ps.2,020.9 million in 2003 from Ps.921.9 million in 2002, almost exclusively as a result of increased volume, as described above. Gross profit increased by 102.8% to Ps.783.4 million in 2003 from Ps.386.3 million in 2002. Our gross profit margin was 27.9% in 2003 compared to 29.5% in 2002. Our gross profit margin decreased slightly in 2003 as a result of Ps.16 million of expenses that we incurred during the year for repairs on houses in Chiapas to repair damages caused by unauthorized home modifications by homeowners. Our gross profit margin also decreased as a result of expenses related to the completion and closing of operations in two cities.

      Selling and Administrative Expenses. Selling and administrative expenses increased by 56.5% to Ps.248.2 million in 2003 from Ps.158.6 million in 2002. This increase was due principally to the increase in the number of administrative personnel required to support our expanding operations, the opening of new offices in the cities of Tapachula and Tijuana, pre-opening expenses in Estado de México and the cities of Acapulco and Monterrey, and a rise in the aggregate amount of sales commissions due to the growth in the number of homes sold. As a percentage of sales, selling and administrative expenses decreased from 12.1% in 2002 to 8.8% in 2003. The decrease in selling and administrative expenses as a percentage of sales is attributable to restrained growth in the number of our fixed-salary personnel in relation to our significantly increased sales.

      Net Comprehensive Financing Cost. Net comprehensive financing cost (comprised of interest income, interest expense, monetary position gains and losses, and foreign exchange gains and losses) decreased by 15.4% from Ps.143.6 million in 2002 to Ps.121.5 million in 2003. Net comprehensive financing cost as a percentage of sales decreased from 11.0% in 2002 to 4.3% in 2003. Interest expense decreased by 11.9% from Ps.126.6 million in 2002 to Ps.111.5 million in 2003. This decrease was due to a reduction of approximately Ps.55.9 million in average debt during 2003 resulting from an increase in cash flow due to a greater number of home deliveries beginning during the last quarter of 2002 and continuing during 2003, as well as a reduction in interest rates and lending commissions due to the issuance of commercial paper used to retire more expensive bridge loans. Average outstanding debt in the amount of Ps.414.7 million during 2003 was lower than average debt outstanding during 2002 notwithstanding a substantial increase in debt at the end of 2003 incurred to fund additional land purchases. Interest income increased by 237.8% to Ps.6.0 million in 2003 from Ps.1.8 million in 2002 due to higher cash balances throughout the year resulting from higher average working capital balances. We had a foreign exchange gain of Ps.1.3 million in 2003, compared to a foreign exchange loss of Ps.0.1 million in 2002 as a result of the dollar balance that we held following capital contributions by our principal shareholders and a peso depreciation of approximately 7.0% against the U.S. dollar during the first two months of 2003. Monetary position loss decreased from Ps.18.7 million in 2002 to Ps.17.3 million in 2003.

      Income Tax Expense and Employee Statutory Profit-Sharing Expense. Income tax expense increased from Ps.51.5 million in 2002 to Ps.176.3 million in 2003 due to increased revenues. However, the effective income tax rate decreased from 62.5% in 2002 to 36.0% in 2003 as a result of a smaller difference between the book and tax effects of inflation due to lower inflation in 2003. Substantially all of the income tax expense is derived from the non-cash deferred tax provision resulting from an increase in taxable temporary differences primarily associated with unbilled revenues on developments in progress and the cost of inventories deducted for tax purposes. Please see note 16 to our consolidated financial statements. Employee statutory profit-sharing expense decreased from Ps.0.9 million in 2002 to Ps.0.1 million in 2003 as a result of reduced earnings for employee statutory profit-sharing purposes at the employee services subsidiaries level.

      Net Income. Net income increased by 940.5% to Ps.312.0 million in 2003 from Ps.30.0 million in 2002 as a result of the factors described above.

Results of Operations for the Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

      Revenues. Total revenues increased by 66.9% to Ps.1,308.2 million in 2002 from Ps.783.9 million in 2001 primarily due to a 50.4% increase in the number of homes sold and an increase of 11.0% in the average price of our affordable entry-level homes. We sold 7,206 homes in 2002, as compared to 4,792 homes sold in 2001.

      Gross Profit. Costs increased by 67.6% to Ps.921.9 million in 2002 from Ps.549.9 million in 2001, reflecting increased volume, as described above. Gross profit increased by 65.1% to Ps.386.3 million in 2002 from Ps.234.0 million in 2001. Our gross profit margin remained relatively unchanged from 29.5% in 2002 as compared to 29.9% in 2001.

      Selling and Administrative Expenses. Selling and administrative expenses increased by 32.8% to Ps.158.6 million in 2002 from Ps.119.4 million in 2001. This increase was due to the opening of new offices in Guadalajara and Mexico City, an increase in personnel to support our growing operations, and an increase in the aggregate amount of sales commissions due to the growth in the number of homes sold. However, as a percentage of sales, expenses decreased from 15.2% in 2001 to 12.1% in 2002 due to restrained growth in the number of our fixed-salary personnel in relation to our significantly increased sales.

      Net Comprehensive Financing Cost. Net comprehensive financing cost increased by 14.0% to Ps.143.6 million in 2002 from Ps.126.0 million in 2001. Net comprehensive financing cost as a percentage of sales decreased from 16.1% in 2001 to 11.0% in 2002. Interest expense increased by 4.0% to Ps.126.6 million in 2002 from Ps.121.7 million in 2001, as a result of a marginally higher level of average debt throughout the year due to construction financing incurred in response to increased construction activity following a recovery in the industry beginning during the first quarter of 2002. Interest income increased to Ps.1.8 million in 2002 from Ps.0.1 million in 2001 due to higher cash balances throughout the year. Monetary position loss increased by 329.1% to Ps.18.7 million for 2002 compared to Ps.4.4 million in 2001, due to the substantial increase in our net monetary asset position.

      Income Tax Expense and Employee Statutory Profit-Sharing Expense. Income tax expense increased from Ps.16.2 million in 2001 to Ps.51.5 million in 2002 due to increased revenues. The effective income tax rate was 62.5% in 2002 as compared to a significant negative rate in 2001, which resulted from a very small pre-tax loss in 2001. Substantially all of the income tax expense is derived from the non-cash deferred tax provision resulting from an increase in taxable temporary differences primarily associated with unbilled revenues on developments in progress and the cost of inventories deducted for tax purposes. Please see note 16 to our consolidated financial statements. Employee statutory profit-sharing expense increased from Ps.0.2 million in 2001 to Ps.0.9 million in 2002 as a result of increased earnings for employee statutory profit-sharing purposes at the employee services subsidiaries level.

      Net Income (Loss). Consolidated net income increased by 270.5% to Ps.30.0 million in 2002 from a loss of Ps.17.6 million in 2001 as a result of the factors described above.

Liquidity and Capital Resources

      We have experienced, and expect to continue to experience, substantial liquidity and capital resource requirements, principally to finance development and construction of homes and for land inventory purchases.

      As of March 31, 2004, we had Ps.143.0 million of cash and cash equivalents and Ps.686.3 million of outstanding indebtedness for money borrowed (of which Ps.115.0 million were construction financing provided by sofoles for developments under construction), as compared to Ps.100.5 million of cash and cash equivalents and Ps.475.3 million of outstanding indebtedness (of which Ps.259.9 million were construction financing provided by sofoles for developments under construction) as of March 31, 2003.

      As of December 31, 2003, we had Ps.219.8 million of cash and cash equivalents and Ps.648.6 million of outstanding indebtedness for money borrowed (of which Ps.120.7 million were construction financing provided by sofoles for developments under construction), as compared to Ps.66.2 million of cash and cash equivalents and Ps.402.5 million of outstanding indebtedness (of which Ps.273.3 million were construction financing provided by sofoles for developments under construction) as of December 31, 2002.

      Although we do not commence construction of any development until the availability of mortgage financing for qualified homebuyers is assured, we do acquire land and perform licensing, permitting, and certain infrastructure development activities prior to receiving confirmation of the availability of mortgage financing. Historically, we have financed our development and construction activities through internally generated funds, commercial paper programs, and bridge loans.

      Our primary sources of liquidity are:

•	cash flow from operations;

•	our domestic commercial paper programs;

•	financing from sellers of land and, to a lesser extent, suppliers of materials;

•	commercial banks, sofoles, and other financial institutions; and

•	down payments from home buyers.

      The following table sets forth information on our outstanding debt (all of which is short-term) as of March 31, 2004.

Debt Outstanding

	Aggregate
Lender	Principal Amount	Interest Rate

	(in constant pesos)
Hipotecaria Crédito y Casa, S.A. de C.V.(1)
secured loan (UDIs)	Ps.16,170,000	11.2%
secured loan	64,101,000	Cetes(2)+6.0% and TIIE(3)+5.5%
Crédito Inmobiliario, S.A. de C.V.(1)
secured loan	34,684,106	TIIE(3)+5.7%
BBVA Bancomer, S.A. unsecured loan	24,585,838	TIIE(3)+3.0%
HSBC México, S.A. (formerly Banco Internacional, S.A.)
secured loan	13,000,000	TIIE(3)+4.75%
IXE Banco, S.A.
revolving credit facility	33,750,000	TIIE(3)+3.5%
Commercial paper(4)	120,000,000	TIIE(3)+3.25%
Commercial paper(4)	130,000,000	TIIE(3)+2.95%
Commercial paper(4)	250,000,000	TIIE(3)+2.7%

Total	Ps.686,290,944

(1)	Sofoles generally charge higher interest rates than other private lenders principally due to their greater costs of obtaining funding.

(2)	28-day Mexican government treasury securities rate (certificados de tesorería), 6.57% as of June 4, 2004.

(3)	28-day Mexican interbank rate (Tasa de Interés Interbancaria de Equilibrio), 7.10% as of June 4, 2004.

(4)	Certificados bursátiles de corto plazo

      As of March 31, 2004, we had Ps.500.0 million outstanding under our commercial paper program compared to Ps.124.9 million as of March 31, 2003. In 2003, we repaid Ps.120.0 million of commercial paper from internally generated cash and subsequently re-issued this amount at a lower interest rate. We use our commercial paper program as a lower-cost alternative to financing from commercial banks and sofoles.

      We funded our cash needs for the first quarter 2004 and for the year ended 2003, including land acquisitions, debt service, and working capital requirements, through a combination of cash flow from operations, cash on hand, and issuances of commercial paper. Notes payable to financial institutions increased by Ps.211.0 million from Ps.475.3 million at March 31, 2003 to Ps.686.3 million at March 31, 2004, largely due to additional land purchases. Notes payable to financial institutions increased by Ps.246.1 million from Ps.402.5 million at December 31, 2002 to Ps.648.6 million at December 31, 2003, also largely due to additional land purchases. We expect that cash from operations, our net proceeds from this offering, and, if necessary, additional debt financing (including issuances of commercial paper) will be sufficient to fund our currently foreseeable liquidity requirements for the next twelve months.

Contractual Obligations

      The following table sets forth information on our contractual obligations (all of which are short-term) as of March 31, 2004.

Payment Due by Period

		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

(Millions of constant pesos)
Short-Term Debt Obligations	Ps.686.3	Ps.686.3	—	—	—
Long-Term Debt Obligations	—	—	—	—	—
Capital (Finance) Lease Obligations	—	—	—	—	—
Operating Lease Obligations	—	—	—	—	—
Purchase Obligations	491.1	491.1	—	—	—
Other Long-Term Liabilities Reflected on our Balance Sheet under Mexican GAAP	—	—	—	—	—

Total	Ps.1,177.4	Ps.1,177.4	—	—	—

Capital Expenditures

      Our operations do not require substantial capital expenditures, as we lease, on a short-term basis, most of the construction equipment we use and subcontract a substantial portion of the services necessary to build the infrastructure of our developments. In 2003, we spent Ps.13.3 million on capital expenditures, primarily to purchase construction equipment. In 2004, we expect to spend approximately Ps.52.0 million on capital expenditures, of which we spent Ps.7.0 million during the first quarter of the year, primarily to purchase construction equipment to support our growth.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk

      In connection with our business activities, we have issued and hold financial instruments that currently expose us to market risks related to changes in interest rates. Interest rate risk exists principally with respect to our indebtedness that bears interest at floating rates. At December 31, 2003, we had outstanding indebtedness of Ps.648.6 million, the majority of which bore interest at variable interest rates. The interest rate on our variable rate debt is determined primarily by reference to the 28-day Mexican Interbank Rate, or TIIE (Tasa de Interés Interbancaria de Equilibrio). TIIE increases would, consequently, increase our interest payments.

      A hypothetical, instantaneous, and unfavorable change of 1.5% (150 basis points) in the average interest rate applicable to floating-rate liabilities held at December 31, 2003 would have increased our interest expense in 2003 by approximately Ps.10.9 million, or 10.0%, over a twelve-month period.

      We manage our exposure to changes in interest rates by efficiently timing construction and delivery of our homes and payments to our suppliers, thereby allowing us to reduce our borrowing needs. We have also reduced our interest expense and lending commissions through the issuance of commercial paper with more favorable interest rates.

Exchange Rate Risk

      We generally do not have any foreign currency denominated assets or liabilities and therefore are not exposed to losses resulting from exchange rate fluctuations. Because we will receive U.S. dollars from the sale of the ADSs offered in this prospectus, we may be subject to exchange rate risk with respect to these funds.

Off-Balance Sheet Arrangements.

      We have no off-balance sheet arrangements as of December 31, 2003.

New Accounting Pronouncements

Mexican GAAP

      In March 2003, the Mexican Institute of Public Accountants, or IMCP (Instituto Mexicano de Contadores Públicos), issued Bulletin C-15, “Impairment in the Value of Long-Lived Assets and Their Disposal,” or Bulletin C-15, whose application is mandatory for fiscal years beginning on or after January 1, 2004. Bulletin C-15 establishes, among other things, new rules for the calculation and recognition of impairment losses for long-lived assets and their reversal. It also provides guidance as to indicators of potential impairment in the carrying amount of tangible and intangible long-lived assets in use, including goodwill. Companies must test for impairment unless there is conclusive evidence that the indicators of impairment are temporary. The calculation of this loss requires the determination of the recoverable value, which is now defined as the greater of the net selling price of a cash-generating unit and its value in use, which is the net present value of discounted future net cash flows. The accounting principles issued prior to this new bulletin used future net cash flows, without requiring the discounting of the cash flows. The adoption of Bulletin C-15 as of January 1, 2004 did not have significant effects on our consolidated financial position or results of operations.

      In May 2003, the IMCP issued Bulletin C-12, “Financial Instruments of a Debt or Equity Nature or a Combination of Both,” or Bulletin C-12, whose application is mandatory for financial statements of periods beginning on or after January 1, 2004. Bulletin C-12 is the compilation of the standards issued by the IMCP with respect to the issue of debt or equity financial instruments, or a combination of both, and includes additional standards on the accounting recognition for these instruments. Consequently, Bulletin C-12 indicates the basic differences between liabilities and stockholders’ equity and establishes the rules for classifying and valuing the components of debt and equity of combined financial instruments in the initial recognition. Subsequent recognition and valuation of liabilities and stockholders’ equity of the financial instruments is subject to the standards issued previously in the applicable bulletins. Since we have not issued financial instruments of a debt or equity nature, this new accounting principle does not have a significant impact on our consolidated financial position or results of operations.

U.S. GAAP

      In January 2003, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” or FIN 46. In December 2003, FIN 46 was amended by FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” or FIN 46(R). FIN 46(R) clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46(R) requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity’s expected losses, is entitled to receive a majority of the entity’s expected residual returns, or both. As of December 31, 2003, we do not have any variable interests held in special-purpose entities. We will be required to apply FIN 46(R) to any other investments in variable interest entities no later than the end of the first reporting period that ends after March 15, 2004. We do not expect the adoption of FIN 46(R) to have a material impact on our consolidated financial position or results of operations.

      In April 2003, the FASB issued SFAS No. 149, “Amendments of Statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 was effective for contracts entered into or modified after June 30, 2003, except as stated below, and for hedging relationships designated after or modified after June 30, 2003. All provisions of this statement, except as stated below, should be applied prospectively. The provisions of SFAS No. 149 that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, continue to be applied in accordance with their respective effective dates. The adoption of SFAS No. 149 did not have a significant impact on our financial position, results of operations, or cash flows.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that certain financial instruments be classified as liabilities that were previously considered equity. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003, and for pre-existing instruments, is effective at the beginning of the first interim period beginning after June 15, 2003. We do not expect that the adoption of SFAS No. 150 will have any impact on our financial position, results of operations or cash flows.

      In December 2003, the FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” The revisions to SFAS No. 132 retain the disclosure requirements contained in the original SFAS No. 132 but require additional disclosures describing the types of plan assets, investment strategy, measurement dates, plan obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. Most of these disclosures go into effect for the year ended December 31, 2003. However, as mentioned in note 3 to our audited financial statements, our liability for employee retirement obligations is not significant.

THE MEXICAN HOUSING MARKET

      We have obtained the following information from public sources, including publications and materials from the Mexican Ministry of Social Development, or SEDESOL (Secretaría de Desarrollo Social), CONAPO, INEGI, INFONAVIT, SHF, the Mexican Home Building and Development Industry Chamber of Commerce, or CANADEVI (Cámara Nacional de la Industria del Desarrollo y Promoción de Vivienda), and CONAFOVI. We have not independently verified any of the information provided in this section.

General

      The housing market in Mexico is influenced by several social, economic, industry, and political factors, including demographics, housing supply, market segmentation, government policy, and available financing.

Demographics

      National demographic trends drive demand for housing in Mexico. These trends include:

•	sustained growth of a relatively young population;

•	a high rate of new household formation;

•	a high urban area growth rate: and

•	a decrease in number of occupants per home.

      According to INEGI, Mexico had a population of approximately 97.5 million in 2000, or approximately 22.3 million households. CONAPO estimates that there will be 27.5 million households by the end of 2004.

      Mexico experienced a period of particularly high population growth during the 1970s and 1980s. The children born during this boom are contributing to the current increased demand for housing. The target consumer group for our homes is typically between 25 and 49 years old. In 2000, the 25-49 year old age group represented approximately 31 million people or 32% of Mexico’s total population. CONAPO estimates that by 2020, this age group will represent 46 million or 38% of Mexico’s total population. The growth of this group will contribute to increased housing demand in Mexico.

Housing Supply

      In 2001, CONAFOVI housing statistics indicated there was a shortage of 4.3 million homes in Mexico. This figure included the need for (i) 1.8 million new homes to accommodate multiple households currently living in a single home and households living in homes that must be replaced and (ii) 2.5 million substandard homes in need of extensive repair and possible replacement. In addition, there is expected to be approximately 27.5 million households in Mexico by the end of 2004 and 32.9 million households by 2010. These estimates suggest that Mexico will have to increase its housing stock by 5.3 million units between 2004 and 2010. CONAFOVI estimates that the growth of the Mexican population will generate a sustained demand for new homes of at least 766,000 units per year into the near future. To address the immediate shortage of 4.3 million homes as well as the anticipated new demand, the Mexican government has committed to financing and/or building at least 750,000 units a year until at least 2006.

Market Sectors

      In general, Mexico’s developer-built (as opposed to self-built) housing market is divided into three sectors according to cost: affordable entry-level, middle-income, and residential. The developer-built housing market includes homes built by contractors and developers, which are generally financed by mortgage providers. These homes are built with official permits, have municipal services, and are located on land that is registered and titled by the buyer. Developers must obtain proper zoning permits, install infrastructure, obtain any necessary financing commitments from lenders, and clear title to the land.

      We categorize Mexico’s developer-built housing market as follows:

Housing Market Sectors

Sector	Cost	Size	Characteristics

Affordable entry-level	between Ps.145,000 and Ps.400,000 (U.S.$12,900- U.S.$35,600)	42m2-76m2 (452 ft2-818 ft2)	kitchen; living-dining area; 1-3 bedrooms; 1 bath; parking; titled; all utilities available
Middle-income	between Ps.400,000 and Ps.1,300,000 (U.S.$35,600- U.S.$115,700)	76m2-172m2 (818 ft2 -1,851 ft2 )	kitchen; family room; living- dining room; 2-4 bedrooms; 2-4 baths; 1-4 parking; service quarters; titled; all utilities available
Residential	more than Ps.1,300,000 (U.S.$115,700)	more than 172m2 (1,851 ft2)	kitchen; family room; living room; dining room; 3-4 bedrooms; 3-5 baths; 3-6 parking; service quarters; titled; all utilities available

Government Policy and Available Financing

      The size of the developer-built market depends on the availability of mortgage financing. Due to liquidity crises occurring in the last twenty years, Mexico has experienced fluctuations in the availability of mortgage financing, particularly from private-sector sources. As a result, the supply of affordable entry-level and middle-income housing has also remained low during this period.

      During the 1980s, Mexican government policy focused on encouraging investment by the private sector, reducing development costs, and stimulating construction. Government-sponsored funds provided mortgage loan guarantees and direct payment and savings procedures. In 1994, Mexico experienced an economic crisis that led to the devaluation of the Mexican peso and a steep rise in interest rates. Smaller housing development companies went out of business, and the industry experienced a sharp fall in home sales between 1995 and 1996 due to diminished commercial bank lending.

      Following the 1994 economic crisis, government policy sought to counterbalance the shortage of available financing and the increases in interest rates that resulted by focusing primarily on providing mortgages and construction financing via government-sponsored funds in the affordable entry-level sector. Government funds no longer provided development or sales activities and functioned instead as true savings-and-loan programs. Legislative reforms with regard to community-owned agricultural territories (ejidos), which made it possible to sell these formerly restricted properties, also increased the potential supply of land available for development. During this period, the government authorized sofoles that underwrite mortgages with funds and guarantees provided by government agencies, private investment, national, foreign or development bank loans, or through the Mexican capital markets. Furthermore, the government encouraged industry growth and private-sector lending by supporting consolidation in the housing development industry.

      Between 1997 and 1998, home sales stabilized, growing slightly in 1997 due to improving economic conditions. During 1999 and 2000, mortgage financing increased due to stabilizing economic conditions. The level of available financing has continued to grow as a result of Mexican government policies implemented following the crisis and the current Mexican presidential administration’s goal to provide

750,000 new mortgages per year by 2006 pursuant to its national housing plan. The administration set forth four objectives to achieve this growth:

•	make more adequate land available, including infrastructure such as sewage and utilities;

•	increase deregulation of the home building industry;

•	encourage consolidation within the industry; and

•	increase financing opportunities available to qualified home buyers.

In conjunction with these efforts, the Mexican legislature amended existing tax regulations in order to allow individuals to deduct a portion of their mortgage loan interest payments from their personal income taxes beginning in 2003, which the administration expects will lead to increased mortgage financing activity.

      In the last four years, the developer-built market has continued to expand due to higher levels of available mortgage financing, especially through government-sponsored funds such as INFONAVIT, SHF, and FOVISSSTE. Between 1998 and 2000, the housing stock in Mexico increased by 2.4 million homes, 37% of which (900,000 homes) were built by developers, with the remainder being self-built. Between 2001 and 2003, CONAPO estimates that the housing stock increased by another 2.5 million homes, 46% of which (1.1 million homes) were built by developers, with the remainder being self-built.

Sources of Mortgage Financing

      Four principal sources provide mortgage financing for Mexico’s housing market:

•	Mortgage providers financed by mandatory employer or member contributions to public funds, including:

•	INFONAVIT, serving private-sector employees,

•	FOVISSSTE, serving public-sector employees, and

•	ISSFAM (Instituto de Seguridad Social de las Fuerzas Armadas Mexicanas), serving military personnel;

•	SHF, which provides financing to credit-qualified homebuyers through financial intermediaries such as commercial banks or sofoles through funds from the World Bank, the Mexican government, and its own portfolio;

•	Commercial banks and sofoles using their own funds; and

•	Direct subsidies from public housing agencies and state housing trusts, including the Mexican Fund for the People’s Homes, or FONHAPO (Fondo Nacional de Habitaciones Populares).

      According to CONAFOVI, these mortgage providers originated 500,003 home mortgages in 2003, as follows:

INFONAVIT

      INFONAVIT was established by the Mexican government, labor unions, and private-sector employees in 1972 as a mutual fund for the benefit of private-sector employees. INFONAVIT functions as a savings and loan that provides financing primarily for affordable entry-level housing to credit-qualified home buyers. INFONAVIT makes loans for home construction, acquisition, or improvement to workers whose individual monthly earnings are generally less than five times the minimum monthly wage. It is funded through payroll contributions by private-sector employers on behalf of their employees equal to 5% of their employees’ gross wages.

      Home buyers qualify for INFONAVIT loans according to a point system whereby points are awarded based on income, age, amount of monthly contributions, and number of dependents, among others. INFONAVIT is phasing in a requirement that mortgage loan applicants make a down payment of between 5% to 10% of a home’s total value, depending on price. The total loan amount may equal 100% of the cost of a home up to a maximum of between 300 and 350 times the borrower’s monthly minimum wages, depending on geographical region. Repayment is calculated based on the borrower’s wages, for a term of up to thirty years, and is made by direct wage deductions by employers. INFONAVIT generally grants loans at variable annual interest rates, which are indexed to inflation and based on a borrower’s income. INFONAVIT allows for a one-year grace period with no interest or principal payments in the event of job loss and seeks direct repayment from the borrower after this period.

      INFONAVIT recently inaugurated a program called Apoyo INFONAVIT that is directed at assisting higher income borrowers obtain mortgage financing. Apoyo INFONAVIT customers can use the amounts contributed via payroll deductions to their INFONAVIT accounts as collateral for mortgage loans held by private-sector lenders. In addition, these clients can apply their monthly INFONAVIT contributions toward the monthly mortgage payments owed to private-sector lenders.

      INFONAVIT has made a commitment to provide 305,000 new mortgages in 2004, 355,000 new mortgages in 2005, and 375,000 new mortgages in 2006. In addition, this agency has agreed to guarantee mortgage loans granted to employees by commercial banks and sofoles in the case of job loss. INFONAVIT expects to continue to modernize its operations and increase available financing by focusing on reducing payment defaults, participating more closely with the private sector, and implementing a voluntary savings program. INFONAVIT has also recently begun securitizing its loan portfolio in order to contribute to the growth of the secondary mortgage market in Mexico and expand its available sources of funds.

      INFONAVIT provided approximately 58.3% of all mortgage financing in Mexico during the year ended December 31, 2003.

FOVISSSTE

      The Mexican government established FOVISSSTE in 1972 as a pension fund on behalf of public-sector employees to provide financing for affordable housing. FOVISSSTE obtains funds from Mexican government contributions equal to 5% of public-sector employee wages. The Mexican government administers FOVISSSTE similarly to INFONAVIT and permits FOVISSSTE to co-finance mortgage loans with private-sector lenders in order to maximize available funds.

      FOVISSSTE mortgage financing is typically available for housing ranging from the affordable entry-level sector through the lower end of the middle-income sector. Eligible applicants can obtain FOVISSSTE mortgage loans to purchase new or used homes, remodel or repair existing homes, finance construction of self-built homes, and make down payments on homes not financed through FOVISSSTE. FOVISSSTE loans are granted based on seniority within the public sector and allocated on a first-come first-served basis that also takes into account wages, number of dependents, and geographic location. Once the program establishes a number of approved applicants, it allocates mortgage loans by state based on historical demand.

      FOVISSSTE generally grants loans at variable interest rates, indexed to inflation, for a maximum amount of approximately U.S.$40,000. Repayment is calculated based on the borrower’s wages, for a term of up to thirty years, and is made by direct wage deductions.

      FOVISSSTE has publicly announced that it is seeking to increase the total number of mortgage loans it grants to 100,000 loans per year between 2002 and 2003, up from an annual average of 20,000 loans in past years.

      FOVISSSTE provided approximately 13.7% of all mortgage financing in Mexico during the year ended December 31, 2003.

SHF

      SHF was created in 2002 as a public-sector development bank. SHF obtains funds from the World Bank, the Mexican government, and SHF’s own portfolio and provides financing through intermediaries such as commercial banks and sofoles. In turn, financial intermediaries administer SHF-sponsored mortgage loans, including disbursement and servicing.

      Traditionally, SHF has been an important source of construction financing for housing developers by providing loans to commercial banks and sofoles (which in turn make direct bridge loans to developers). As of September 1, 2004, however, SHF will provide funding for bridge loans only for homes with a purchase price of up to UDI 166,667 (approximately U.S.$50,000). In lieu of funding bridge loans for homes with a higher purchase price (up to UDI 500,000 (approximately U.S.$150,000)), SHF will provide guarantees to support efforts by commercial banks and sofoles to raise capital for the financing of bridge loans to build such homes.

      In addition, SHF makes financing available to commercial banks and sofoles for the purpose of providing individual home mortgages for affordable entry-level and middle-income homes. Historically, SHF has only financed a total amount equal to 80% to 90% of a home’s value, generally for a maximum of approximately UDI 500,000 (U.S.$150,000). Beginning in 2005, however, in order to maximize the availability of affordable entry-level mortgages, SHF will replace its financing of mortgages for homes with a purchase price greater than UDI 150,000 (approximately U.S.$45,000) with credit enhancements and loan guarantees for commercial banks and sofoles to support their capital-raising efforts for the financing of such individual mortgage loans.

      In terms of total homes financed, SHF (through commercial banks and sofoles) provided approximately 10.8% of all mortgage financing in Mexico during the year ended December 31, 2003.

Commercial Banks and Sofoles

      Commercial banks generally target the middle-income and residential markets while sofoles generally target the affordable entry-level housing market and a portion of the middle-income housing market using SHF financing, and the balance of the middle-income housing market as well as the residential housing market using other sources of funding. Sofoles provide mortgage loans to borrowers using funds from securities offerings on the Mexican stock market, loans from Mexican and foreign lenders, their own portfolios, and public agencies such as SHF. They are not allowed to accept deposits from the public.

      Although commercial banks and sofoles provide mortgage financing directly to home buyers, the financing is commonly coordinated through the home builder. In order to obtain funding for construction, a home builder must submit proposals, including evidence of title to the land to be developed, architectural plans, necessary licenses and permits, and market studies demonstrating demand for the proposed housing. On approval, lenders provide construction financing and disburse funds as each stage of the housing development advances.

      Commercial bank and sofol mortgage loans are typically available for housing ranging from the upper tier of the affordable sector through the residential sector. Home buyers qualifying for these private-sector mortgages are generally assumed to be those purchasing homes with a value in excess of U.S.$35,000. Private-sector lenders require down payments of approximately 20% of a home’s total value and make loans at fixed or variable annual interest rates based on consumer indices and inflation. Commercial bank and sofol mortgage loans generally mature in ten to thirty years, and payments are sometimes adjusted for increases in the monthly minimum wage and rates of inflation.

      Commercial banks and sofoles (not including SHF financing) provided approximately 2.8% of all mortgage financing in Mexico during the year ended December 31, 2003.

Other Public Housing Agencies

      Other public housing agencies such as FONHAPO and the Mexican Trust for Housing, Social, and Urban Development, or FIVIDESU (Fideicomiso de Vivienda, Desarrollo Social y Urbano), operate at the federal and local levels and target mainly non-salaried workers earning less than 25 times the minimum annual wage, often through direct subsidies. These agencies lend directly to organizations such as state and municipal housing authorities, housing cooperatives, and credit unions representing low-income beneficiaries, as well as to individual borrowers. Financing is made available to both the self-built and developer-built markets. The total amount of available funds depends on the Mexican government budget.

      In terms of total pesos financed, other public housing agencies provided approximately 14.4% of all mortgage financing in Mexico during the year ended December 31, 2003.

BUSINESS

Our Business

General

      We are a vertically-integrated home development company focusing on affordable entry-level and middle-income housing in Mexico. During the first quarter of 2004, we sold 3,995 homes, an increase of 112.6% over the same period in 2003. During 2003, we sold 13,396 homes, an increase of 85.9% over 2002 and an increase of 179.5% over 2001. As of March 31, 2004, we had 32 developments under construction in 20 cities located in 14 Mexican states. We had total land reserves under title of approximately 7.7 million square meters as of March 31, 2004, on which we estimate we could build approximately 35,000 affordable entry-level homes and approximately 4,000 middle-income homes. As of March 31, 2004, we also had approximately 2.3 million square meters of land for which we had signed purchase agreements and made partial payment, and for which title was in the process of being transferred. We estimate that we could build approximately 12,000 affordable entry-level homes and 350 middle-income homes on this land.

      During the first quarter of 2004, 88.9% of our revenues was attributable to affordable entry-level housing, and during the full year 2003, 90.2% of our revenues was attributable to affordable entry-level housing. In both cases, the remainder was attributable to middle-income housing. We intend to expand our presence in the higher-margin, middle-income housing market in 2004.

      For the three months ended March 31, 2004, we had revenues of Ps.933.0 million (U.S.$83.5 million), as compared to Ps.395.2 million (U.S.$35.3 million) for the three months ended March 31, 2003, and net income of Ps.117.7 million (U.S.$10.5 million), as compared to Ps.21.1 million (U.S.$1.9 million) for the 2003 period. For the year ended December 31, 2003, we had revenues of Ps.2,804.3 million (U.S.$250.8 million), as compared to Ps.1,308.2 million (U.S.$117.0 million) in 2002, and net income of Ps.312.0 million (U.S.$27.9 million), as compared to Ps.30.0 million (U.S.$2.7 million) in 2002.

      Based on information filed publicly in Mexico, we believe that we are growing faster than the three largest publicly traded Mexican home development companies over the last two years, based on:

•	number of homes sold, reflected by our average growth rate of homes sold of 68.1% during the three-year period ended December 31, 2003 versus average growth rates of homes sold of 11.8%, 8.4%, and 0.7% for these three companies over the same period;

•	revenues, reflected by our average revenue growth rate of 90.6% during the three-year period ended December 31, 2003 versus average revenue growth rates of 16.2%, 10.7%, and 7.1% for these three companies over the same period; and

•	net income, reflected by our average net income growth rate of 605.5% during the three-year period ended December 31, 2003 versus average net income growth rates of 29.5%, 25.3%, and 15.0% for these three companies over the same period.

We have been able to achieve this growth while reducing financial leverage. Please see note 8 to “Selected Consolidated Financial Information” on page 32 of this prospectus. In addition, we believe our geographic diversity is one of the strongest among home builders in Mexico, reflected by our operations in 22 cities located in 14 Mexican states, as compared to operations in 19, 10, and 8 Mexican states by these three companies.

Our Markets

      Mexico’s housing industry is characterized by an acute shortage of housing resulting in part from a high population growth rate, the demographic youth of the population, and the historic shortage of home mortgages. In 2001, CONAFOVI estimated that there was a shortage of approximately 4.3 million homes in Mexico. This shortage is expected to increase as a result of Mexico’s population growth. According to

INEGI, Mexico’s population in 2000 was approximately 97.5 million, or 22.3 million households. According to CONAPO, Mexico’s population is estimated to increase to 27.5 million households by the end of 2004 and 32.9 million by the end of 2010. The 25-49 year-old age group, our target consumer group for affordable entry-level housing, represented approximately 31 million people in 2000, or 32% of Mexico’s total population. CONAPO estimates indicate that this age group will represent approximately 46 million people by 2020, or 38% of Mexico’s total population. These estimates indicate that Mexico will have to increase its housing stock by 5.3 million units between 2004 and 2010. CONAFOVI estimates that the growth of the Mexican population will generate a sustained demand for new homes of at least 766,000 units per year into the near future.

      To address this shortage, the Mexican government has undertaken intensive efforts to increase the availability of government-sponsored and private-sector mortgages by providing financing through government-sponsored programs funded through mandatory payroll contributions by employers for public- and private-sector workers, providing government-sponsored guarantees, developing a mortgage securitization market, and through other initiatives. The Mexican government has announced its intention to finance 750,000 new homes per year by 2006, with a view to maintaining this rate for the next 20 years. Please see “The Mexican Housing Market” beginning on page 46 of this prospectus.

Our Products

      Mexico’s developer-built housing industry is divided into three tiers according to cost: affordable entry-level, middle-income, and residential. We consider affordable entry-level homes to range in price between Ps.145,000 and Ps.400,000 (U.S.$13,000 and U.S.$36,000) and middle-income homes to range in price between Ps.400,000 and Ps.1,300,000 (U.S.$35,600 and U.S.$115,700). We currently focus on providing affordable entry-level and middle-income housing for our clients.

      Our affordable entry-level developments range in size from 500 to 17,000 homes and are developed in stages typically comprising 300 homes each. During 2003, our affordable entry-level homes had an average sales price of approximately Ps.200,000 (U.S.$18,000). A typical affordable entry-level home consists of a kitchen, living-dining area, one to three bedrooms, and one bathroom. We are able to deliver a completed affordable entry-level home in approximately seven to ten weeks from the time a buyer obtains a mortgage approval. Currently, our largest affordable entry-level housing developments are located in the cities of Guadalajara, Culiacán, and Nuevo Laredo. Since September 30, 2003, we launched five affordable entry-level developments with an estimated aggregate capacity of 9,431 homes in the cities of Acapulco, Metepec, Monterrey, Tapachula, and Tijuana.

      Our middle-income developments range in size from 400 to 2,000 homes and are developed in stages typically comprising 200 homes each. During 2003, our middle-income homes had an average sales price of approximately Ps.600,000 (U.S.$54,000). A typical middle-income home consists of a kitchen, dining room, living room, two or three bedrooms, and two bathrooms. We are able to deliver a completed middle-income home in approximately twelve to fourteen weeks from the time a buyer obtains a mortgage approval. In response to the increase in demand for middle-income housing in Mexico and the higher margins generally obtainable from middle-income housing developments, we launched seven middle-income developments since the beginning of 2003 in the cities of Atizapán, Culiacán, La Paz, Metepec, Monterrey, Tijuana, and Tuxtla. We expect that a higher portion of our revenue in 2004 will be attributable to sales of middle-income housing as compared to 2003.

Our Relationship with Equity International Properties, Ltd. and ZN Mexico Trust

      Beginning in 1999, ZN Mexico Trust, a private equity fund specializing in Mexican private-sector investments, made several equity investments in our company in an aggregate amount of U.S.$18.53 million. In 2002, Equity International Properties, Ltd., or EIP, a privately held investment company specializing in real estate investments outside the United States and particularly in Mexico, also made a number of equity investments in our company in an aggregate amount of U.S.$32.0 million. EIP is affiliated with Equity Group Investments, L.L.C., a privately held investment company founded by Samuel

Zell, chairman of EIP. Equity Group Investments, L.L.C., together with its affiliates, is one of the largest real estate investment companies in the United States. After the offering, ZN Mexico Trust will hold 12.7% of our outstanding shares and EIP will hold 22.3% of our outstanding shares. After the offering, EIP and ZN Mexico Trust will participate on our board of directors.

Business Strengths

Standardized Business Processes

      Over several years, we have developed and refined scalable and standardized business processes that allow us to enter new markets rapidly and efficiently. We have designed proprietary information technology systems that integrate and monitor every aspect of our operations, including land acquisition, construction, payroll, purchasing, sales, quality control, financing, delivery, and maintenance. Our systems connect every one of our branch locations and help us monitor and control the home building process, to administer our client relations, and to oversee the financing process for our clients. This standardized model drives our growth, geographic diversification, and profitability, and is an integral component of our culture.

Efficient Working Capital Management

      Our standardized processes allow us to time the construction and delivery of our homes and payment to our suppliers efficiently, which has allowed us to reduce our borrowing needs and minimize working capital requirements. We do not commence construction on a development stage until prospective buyers representing at least 10% of the planned number of homes in that stage have qualified to receive mortgage financing. We seek to maintain a short construction period of less than ten weeks for affordable entry-level housing and less than fourteen weeks for middle-income housing by using our systems to maximize the efficiency of our standardized methods. This speed allows us to maximize our working capital by minimizing overhead and coordinating payables with receivables, which greatly reduces our borrowing needs.

Geographic Diversification

      We believe that we are one of the most geographically diversified home development companies in Mexico. As of March 31, 2004, our operations included 32 developments in 20 cities located in 14 Mexican states, which states represent 54.7% of Mexico’s population, according to INEGI. Many of our developments are located in markets where no major competitors currently operate. We believe that this geographic diversification reduces our risk profile as compared to our less-diversified competitors.

Experienced and Committed Management Team

      Eustaquio Tomás de Nicolás Gutiérrez, our chairman, co-founded our predecessor in 1989, and Gerardo de Nicolás Gutiérrez, our CEO, joined us in 1993. Our senior management team is comprised of executives with an average of 15 years experience in their respective areas of responsibility. Senior management is expected to own an aggregate of 45.1% of our Common Shares upon completion of this offering. Consistent with our standardized business processes and geographic diversification, we delegate significant managerial responsibility to our seasoned team of branch managers. Upon completion of a development, we typically relocate our branch managers to another development in order to capitalize on their significant experience.

Business Strategies

Focus on High-Growth and High-Margin Opportunities

      Our strategy is to identify and target high growth and high margin opportunities. We have developed an operating model that allows us to enter underserved markets quickly and efficiently in order to take advantage of attractive opportunities offered by increased availability of public- and private-sector mortgage financing. In response to these opportunities, during the last two years we launched 21 new affordable entry-level developments in 13 cities, including four new cities since September 30, 2003. Increased availability of private-sector financing also has allowed us to expand our presence in the higher-margin, middle-income sector. Since the beginning of 2003, we launched seven new middle-income developments in six cities. We expect to continue to expand our operations in the middle-income sector in 2004.

Maintain Appropriate and Balanced Land Reserves

      Our ability to identify, acquire, and improve land is critical to our success. Because the growth of our operations depends on managing our land reserves efficiently, we continually review our portfolio and seek new real estate opportunities. We balance our need for additional land for growth with our desire to minimize leverage and avoid excessive land inventory. Our current goal is to maintain sufficient land reserves for a minimum of 18 to 24 months of future home deliveries. This time period allows us to undertake the lengthy processes necessary to prepare land for development, including identifying suitable parcels, locating adequate water supplies, obtaining required governmental permits and authorizations, and incorporating parcels into existing urban zones. We generally purchase large parcels of land in order to amortize our acquisition and infrastructure costs over a large number of homes, minimize competition, and take advantage of economies of scale. As of March 31, 2004, we had total land reserves of approximately 10.0 million square meters, which had an aggregate capacity of approximately 46,700 affordable entry-level homes and 4,000 middle-income homes.

Maintain Conservative Financial Posture

      We operate our business with the goal of minimizing our leverage in order to reduce our exposure to interest rate and financing risk. We begin construction only when an approved buyer has qualified for a mortgage and, if applicable, made a down payment, thereby reducing our working capital needs. The resulting financial flexibility enhances our ability to respond quickly to market opportunities and minimizes any negative effects that might result from a downturn in the economy.

Build Successful Communities

      We seek to foster brand loyalty by enhancing the quality and value of our communities through building and donating schools, day care facilities, parks, and churches, and providing other social services to residents. We are committed to fulfilling our clients’ needs by responding to and meeting their demands. Through market studies, for example, we determine that home buyers prefer larger home sizes over higher-priced finishing details. We allow our clients to improve these details at their own expense in order to offer more square footage per house than similarly priced homes offered by our competitors. At the same time, we seek to become the best employer to our employees through training and educational opportunities. We seek to hire and keep talented employees and invest in training our workforce at all levels by offering programs such as middle-school equivalency courses for our construction laborers. We are committed to becoming the best customer to our suppliers by offering various payment alternatives and opportunities for cooperative growth, and through our factoring structure and other initiatives, including electronic ordering and payment systems. We believe that these factors make us a preferred home builder, employer, and customer and ultimately enhance our overall business.

Significant Subsidiaries

      The diagram below sets forth our significant subsidiaries as of the date of this prospectus.

(1)	Effective May 14, 2004, we entered into an agreement pursuant to which we have the right to purchase the remainder of the total outstanding share capital of DECANO (approximately 5.6%) on and after December 1, 2004. Please see “Related Transactions — Econoblock” beginning on page 76 of this prospectus. We intend to exercise this purchase right.

      We acquire land and plan the development of the homes we build through PICSA. DECANO builds the developments that PICSA plans and promotes. We also receive executive and administrative services from Administradora PICSA, S.A. de C.V. and Altos Mandos de Negocios, S.A. de C.V. Homex Atizapán, S.A. de C.V., which we operate and control as a joint venture with strategic partners in the region, owns one of our middle-income developments in the Mexico City area. AeroHomex, S.A. de C.V. provides transportation services to us. Through AAA Homex Trust, a Mexican trust, we assist in arranging lines of credit for many of our suppliers. Please see “Business — Our Business — Materials and Suppliers” on page 66 of this prospectus.

Our Business

Products

      Affordable Entry-Level Housing. Our affordable entry-level houses measure between 42 sq. meters and 76 sq. meters (452 sq. ft. and 818 sq. ft.). They feature one- and two-story models with a kitchen, living room, bathroom and one to three bedrooms. These homes generally cost between approximately Ps.145,000 and Ps.400,000 and are typically purchased by first-time home buyers. We are able to deliver a completed affordable entry-level home in approximately seven to ten weeks from the time a buyer obtains a mortgage approval. We generally do not offer many options with respect to our affordable entry-level homes. As a result, and because we believe most home buyers prefer to finish their homes themselves, we are able to offer slightly larger homes than our competitors at similar prices. Through December 31, 2003, substantially all of the homes that we sold were affordable entry-level homes. Financing for our affordable entry-level housing is usually secured through government-sponsored housing funds such as INFONAVIT, FOVISSSTE, and SHF, which supplies financing indirectly through sofoles.

      The following table sets forth the source of financing for affordable entry-level homes that we sold in the three-year period ended December 31, 2003.

Source of Financing for Homex Affordable Entry-Level Homes

	Year Ended December 31,

	2003		2002		2001

	Total		Total		Total
	Homes	% of Total	Homes	% of Total	Homes	% of Total

INFONAVIT	7,358	57%	5,405	75%	4,552	95%
FOVISSSTE	1,070	8%	432	6%	—	—
SHF (through commercial banks and sofoles)	4,505	35%	1,369	19%	240	5%

Total homes	12,933	100%	7,206	100%	4,792	100%

      For comparison with the data presented in the previous table, the following table sets forth the source of financing for all affordable entry-level houses sold in Mexico in the three-year period ended December 31, 2003.

Source of Financing for all Affordable Entry-Level Homes

	Year Ended December 31,

	2003		2002		2001

	Total		Total		Total
	Homes	% of Total	Homes	% of Total	Homes	% of Total

INFONAVIT	291,444	62.7%	268,703	68.7%	200,458	63.1%
FOVISSSTE	68,260	14.7%	11,068	2.9%	26,377	8.3%
SHF (through commercial banks and sofoles)	33,125	7.1%	40,821 (1)	10.6%	42,200 (2)	13.3%
Other	72,222	15.5%	64,650	16.8%	48,660	15.3%

Total homes	465,051	100%	385,242	100%	317,695	100%

Source: CONAFOVI and SHF

(1)	Derived from government data and Softec, S.C. estimates. Softec, S.C., or Softec, specializes in consulting on real estate market information including trends and demographic analysis.

(2)	Estimate by Softec.

      Middle-Income Housing. Our middle-income houses measure between 76 sq. meters and 172 sq. meters (818 sq. ft. and 1,851 sq. ft.). They are typically two-story homes with a kitchen, living room, dining room, two bathrooms and two or three bedrooms. These homes generally cost between approximately Ps.400,000 and Ps.1,300,000 and are usually purchased by both first-time and other home buyers. We are able to deliver a completed middle-income home in approximately ten to fourteen weeks from the time a buyer obtains a mortgage approval. We have also begun our first multi-unit middle-income apartment building designed for high-density urban areas such as the Mexico City region, where the cost of available land can make single-unit homes unaffordable. We expect these apartment units to represent a small portion of our middle-income homes sold in 2004. Financing for our middle-income housing is usually secured through commercial banks and sofoles, often with funding from government-sponsored mortgage providers such as SHF.

      In 2003, we sold 463 middle-income homes, all of which were financed by SHF through sofoles.

      The following table sets forth the source of financing for all middle-income homes sold in Mexico during the three-year period ended December 31, 2003.

Source of Financing for Middle-Income Homes

	Year Ended December 31,

	2003		2002			2001

	Total		Total			Total
	Homes	% of Total	Homes		% of Total	Homes		% of Total

SHF (through commercial banks and sofoles)	21,104 (1)	60.4%	5,315	(1)	35.3%	5,355	(1)	56.6%
Sofoles (with non-SHF funding)	1,477	4.2%	1,050	(2)	7.0%	400	(1)	4.2%
Commercial banks	12,371	35.4%	8,685	(2)	57.7%	3,707	(2)	39.2%

Total homes	34,952	100%	15,505		100%	9,462		100%

Source: CONAFOVI and SHF

(1)	Estimate by Softec.

(2)	Derived from government data and Softec estimates.

Markets

      We operate in geographically diverse markets throughout Mexico, from Tijuana in the north to Tapachula in the south, which represent eleven states as of December 31, 2003. Since December 31, 2003, we began operations in Baja California, Guerrero, and Nuevo León. No city represented more than 10% of our total revenues as of December 31, 2003, with the exception of Guadalajara, which represented 45.8% of our revenues in 2003. We expect that in 2004, revenues attributable to our developments in Guadalajara will represent approximately 25% of our total revenues as a result of our proportionately greater growth in other cities. We anticipate that in the future, revenues attributable to our developments in Guadalajara will represent an even smaller portion of our total revenues. We expanded into Guadalajara, the capital of the state of Jalisco and Mexico’s second-largest city, because the financing available from government-sponsored lenders such as INFONAVIT during 2003 significantly exceeded the construction capacity of existing developers in the area. We seek to continue operations in markets where we have a strong presence and to expand into underserved markets where demand for housing is high.

      The following table sets forth information on our historical sales by state. During 2001 and 2002, all of the homes we sold were affordable entry-level homes. During 2003, 96.5% of the homes we sold were affordable entry-level homes and 3.5% of the homes we sold were middle-income homes. No middle-income homes were sold in 2002 and 2001. We completed our development in Yucatán in 2002. We have recently commenced operations in Guerrero and Nuevo León and have not yet recognized sales from these operations.

Total Homes Sold

	Three Months Ended
	March 31,		Year Ended December 31,

	2004		2003		2002	2001

State	AEL	Middle-income	AEL	Middle-income	AEL	AEL

Baja California	—	42	—	—	—	—
Baja California Sur	346	—	584	84	865	223
Chiapas	255	16	391	6	174	246
Chihuahua	180	—	980	—	824	875
Estado de México	—	3	—	115	—	—
Guanajuato	130	—	356	—	308	197
Guerrero	—	—	—	—	—	—
Jalisco	1,622	30	6,341	121	1,406	—
Michoacán	205	—	388	—	313	323
Nayarit	—	—	444	—	204	331
Nuevo León	—	—	—	—	—	—
Sinaloa	341	31	1,412	108	2,017	1,637
Sonora	76	89	603	29	477	580
Tamaulipas	629	—	1,434	—	589	301
Yucatán	—	—	—	—	29	79

Total	3,784	211	12,933	463	7,206	4,792

      The following table sets forth information on the source of financing for our home sales by state.

Source of Financing by State

	Total Homes Sold

	Three Months Ended March 31, 2004				Year Ended December 31, 2003

State	INFONAVIT	FOVISSSTE	SHF	Total	INFONAVIT	FOVISSSTE	SHF	Total

Baja California	—	—	42	42	—	—	—	—
Baja California Sur	118	1	227	346	368	53	247	668
Chiapas	87	1	183	271	218	32	147	397
Chihuahua	61	1	118	180	539	78	363	980
Estado de México	0	0	3	3	53	8	54	115
Guanajuato	44	1	85	130	196	28	132	356
Guerrero	—	—	—	—	—	—	—	—
Jalisco	551	6	1,094	1,651	3,501	548	2,413	6,462
Michoacán	70	1	135	206	214	31	143	388
Nayarit	—	—	—	—	298	4	142	444
Nuevo León	—	—	—	—	—	—	—	—
Sinaloa	116	1	255	372	836	122	562	1,520
Sonora	26	0	139	165	347	51	234	632
Tamaulipas	213	3	413	629	788	115	531	1,434

Total	1,286	15	2,694	3,995	7,358	1,070	4,968	13,396

      Please see the inside back cover of this prospectus for a map indicating the geographic location of the cities and states in which we currently operate.

Land Reserve

      We have developed specific procedures to identify land that is suitable for our needs and perform ongoing market research to determine regional demand for housing. Suitable land must be located near areas with sufficient demand, generally in areas where at least 500 homes can be built, and must be topographically amenable to housing development. We also consider the feasibility of obtaining required governmental licenses, permits, authorizations, and adding necessary improvements and infrastructure in balance with a purchase price that will maximize margins within the limits of available mortgage financing. We conduct engineering and environmental assessments, and in some cases urbanization and land composition studies, of land we consider for purchase in order to determine that it is suitable for construction. We budget the majority of our land purchases for the second half of the year to coincide with peak cash flow. As a result, our total land reserves fluctuate between our targeted 18 to 24 months of future home deliveries depending upon the time of year.

      As of December 31, 2003, we had total land reserves under title of approximately 7.8 million square meters on which we estimate we could build approximately 36,500 affordable entry-level homes and 4,000 middle-income homes. We also had approximately 2.3 million square meters of land for which we had signed purchase agreements and made partial payment, and for which title was in the process of being transferred. We estimate that we could build approximately 13,000 affordable entry-level homes and 100 middle-income homes on this land.

      The following table sets forth information on the geographic distribution of our land reserves under title and provides an estimate of homes that could be built on these sites. It is possible that the number of homes specified will not be constructed or sold.

Titled Land Reserves by Category

	As of March 31, 2004		As of December 31, 2003

State	AEL	Middle-income	AEL	Middle-income

	(in square meters)		(in square meters)
Baja California	—	41,515	175,007	—
Baja California Sur	44,946	—	302,837	—
Chiapas	386,079	—	415,806	—
Chihuahua	432,824	—	592,164	—
Estado de México	—	415,935	—	589,516
Guanajuato	237,749		348,588	—
Jalisco	879,978	—	784,543	—
Nayarit	—	—	19,620	—
Querétaro	200,000	—	200,000	—
Sinaloa	2,033,982	331,472	2,819,317	229,134
Sonora	386,040	—	528,971	—
Tamaulipas	2,340,635	—	827,648	—

Total square meters	6,942,232	788,923	7,014,501	818,650

Approximate total number of homes	34,918	3,737	36,683	4,093

      The following table sets forth information on the geographic distribution of land for which we have signed purchase agreements and made partial payment, and for which title is in the process of being transferred, and it provides an estimate of homes that could be built on these sites. It is possible that we will not acquire title to this land or that the number of homes specified will not be constructed or sold.

Land in the Process of Being Titled, by Category

	As of March 31, 2004		As of December 31, 2003

		Middle-income		Middle-income
State	AEL units	units	AEL units	units

	(in square meters)		(in square meters)
Baja California Sur	—	83,969	83,969	8,400
Chiapas	—	3,690	—	3,690
Estado de México	—	34,741	—	—
Guanajuato	58,798	—	—	—
Guerrero	107,734	—	474,840	—
Jalisco	446,664	—	660,329	—
Nuevo León	928,332	—	—	—
Sinaloa	58,597	—	—	—
Tamaulipas	596,129	—	1,032,025	—

Total square meters	2,196,254	122,400	2,251,163	12,090

Approximate total number of homes	11,741	353	13,076	101

      Subsequent to March 31, 2004, we acquired land in Estado de México, Hidalgo, Michoacán, Nayarit, and Oaxaca, some of which has already been titled.

Marketing

      We develop customer awareness through our marketing and promotion efforts and referrals from satisfied customers. Through surveys we conduct through our marketing department and with client prospectors, we gather demographic and market information to help us gauge the feasibility of new developments. We use these surveys to target groups of customers who share common characteristics or have common needs and offer packages of services, including housing models and financing sources, tailored to these groups.

      We conduct advertising and promotional campaigns principally through print media, including billboards, fliers, and brochures designed specifically for the target market, as well as local radio and television. Moreover, we complement these campaigns with additional advertising efforts, including booths at shopping centers and other high traffic areas, to promote open houses and other events. In some locations, we work with local employers and other groups to offer our homes to their employees or members and rely on positive word-of-mouth from satisfied customers for a large percentage of our sales. We also employ specially-trained salespeople to market our middle-income housing developments.

Sales

      In general, we make sales either at sales offices or model homes. Using data we gather through our marketing efforts, we open sales offices in areas where we identify demand. As of March 31, 2004, we operated 20 sales offices, one in each of the cities where we have established a housing development. Similarly, once we have purchased land and planned a development in regions we have identified as underserved, we build and furnish model homes to display to prospective customers. We have sales offices in each of our branches where trained corporate sales representatives are available to provide customers with relevant information about our products, including financing, technical development characteristics, and information about our competitors and their products. We provide the same information through trained corporate sales representatives at model homes. We recently changed our method of compensating our sales agents to an exclusively performance-based commission method, typically 1.4% of the total home price.

      We provide our customers with assistance through our sales departments from the moment they contact us, during the process of obtaining financing, and through the steps of establishing title on their new home. We have specialized sales areas in each of our offices that advise customers on financing options, collecting necessary documentation, and applying for a loan. We also help to design down payment plans tailored to each customer’s economic situation. Once houses are sold and delivered, our specialized teams are available to respond to technical questions or problems during the twelve-month warranty period following the delivery.

Customer Financing

      We assist qualified homebuyers in obtaining mortgage financing by participating in all the stages of applying for and securing mortgage loans from government-sponsored mortgage lenders, commercial banks, and sofoles.

      For sales of affordable entry-level homes, the process of obtaining customer financing generally occurs as follows:

•	a potential home buyer enters into a purchase agreement and furnishes the necessary documentation to us;

•	we review the documentation to determine whether all the requirements of the relevant mortgage provider have been met;

•	we create an electronic credit file for each home buyer and submit it to the relevant mortgage provider for approval;

•	we supervise and administer each client file via our database through all the phases of its processing and arrange for signing the required documentation once approval has been obtained;

•	the home buyer makes any required down payment;

•	once the home has been completed, the buyer signs the deed of transfer of title and the mortgage agreement;

•	we deliver the home to the buyer and register the title.

      For sales of middle-income housing, the process of obtaining customer financing occurs as above, except that we collect a down payment of between 10% to 25% of a home’s total sales price immediately following the execution of the purchase agreement, and the buyer signs the deed of transfer of title and the mortgage agreement when the home is 90% complete.

      In all cases, the procedures and requirements for obtaining mortgage financing are determined by the mortgage provider. We grant no direct financing to home buyers for the purchase of our homes.

      In general, the purchase agreement we enter into with a potential buyer binds the buyer to purchase the relevant home at the time that the home is completed. We collect an origination fee at the time that a buyer enters into a purchase agreement, which is returned (less a processing fee) if the sale does not close as a result of a buyer’s breach or if a lender declines a mortgage financing application. We have not experienced and do not expect to experience losses resulting from breaches of buyer purchase agreements because we generally have been able to locate other buyers immediately in these cases.

      The purchase price of the homes we sell is denominated in pesos and is either fixed in the purchase agreement or is subject to an upward adjustment for the effects of inflation. In cases where the price of a home increases due to inflation, any difference is payable by the buyer.

Design

      We internally develop all the construction designs that we use. Our architects and engineers are trained to design structures to maximize efficiency and minimize production costs. Our standardized modular designs, which focus on quality and size of construction, allow us to build our homes quickly and efficiently. By allowing our clients to upgrade finishing details on a custom basis after homes are delivered, we experience savings that allow us to build larger homes than our competitors.

      We use advanced computer-assisted design systems and combine market research data in order to plan potential developments. We believe that our comprehensive design and planning systems, which are intended to reduce costs, maintain competitive prices, and increase sales, constitute a significant competitive advantage in the affordable entry-level housing market. In order to further enhance the residential nature of our communities, we often design our developments as gated communities, install infrastructure for security surveillance, and arrange street layouts to foster road safety. We continue to invest in the development of design and planning construction systems to further reduce costs and continue to meet client needs.

Construction

      We manage the construction of each development directly, coordinate the activities of our laborers and suppliers, oversee quality and cost controls, and assure compliance with zoning and building codes. We have developed efficient, durable, and low-cost construction techniques, based on standardized tasks, which we are able to replicate at all of our developments. We pay each laborer according to the number of tasks completed. We generally subcontract preliminary site work and infrastructure development such as roads, sewage, and utilities. Currently, we also subcontract the construction of a limited number of multi-unit middle-income apartment buildings in the Mexico City area.

      Our designs are based on modular forms with defined parameters at each stage of construction, which are closely controlled by our central information technology systems. Our methods result in low construction costs and high quality products. We use substantially similar materials to build our middle-income homes, with higher quality components for certain finishing details and fixtures.

Materials and Suppliers

      We maintain strict control over our building materials through use of a sophisticated electronic barcode identification system that tracks deliveries and monitors all uses of supplies. In general, we reduce costs by negotiating supply arrangements at the corporate level for the basic materials used in the construction of our homes, including concrete, concrete block, steel, bricks, windows, doors, roof tiles, and plumbing fixtures. We take advantage of economies of scale in contracting for materials and services in every situation and seek to establish excellent working relationships with our suppliers. In order to better manage our working capital, we also arrange lines of credit for many of our suppliers through a factoring program sponsored by Nacional Financiera, S.N.C., or NAFIN, a government-owned development bank, as well as certain additional financial institutions. We guarantee a portion of the financing provided to some of our suppliers for materials we buy from them during construction and repay these lenders directly with funds received when homes are delivered, which allows us to ensure suppliers are paid on time while minimizing our need to secure construction financing.

      Substantially all of the materials that we use are manufactured in Mexico and are delivered to our sites from suppliers’ local facilities on a time-efficient basis devised to keep low levels of inventory on hand. Our principal materials and supplies are readily available from multiple sources and we have not experienced any shortages or supply interruptions.

Labor

      As of March 31, 2004, we had approximately 5,556 employees, of which 1,543 were administrative and managerial personnel. Approximately 78 people who provide administrative and managerial services to us do so in their capacity as independent contractors. We hire local labor forces for specific housing developments in each region that we operate in addition to experienced in-house personnel for supervisory and highly skilled work. We have an efficient information technology system that controls payroll costs. Our systems, using barcoded identification cards, track the number of tasks completed by each employee according to the parameters of our modular construction designs, assign salaries according to tasks and homes completed, and award incentives for each stage of the development based on team performance. We also streamline governmental and social security costs for our workforce using a strict attendance control system that captures information fed via our system through laborers’ identification cards.

      We have implemented programs throughout the company to assist our employees in obtaining elementary and middle-school equivalency degrees. We believe that these programs enhance our ability to attract and retain high quality employees. We were recently named as one of the top 50 “Great Places to Work” in Mexico by the Great Place to Work Institute, which is based in the United States.

      As of March 31, 2004, 63.8% of our employees were members of a national labor union of construction workers. The economic terms of our collective bargaining agreements are negotiated on an annual basis. All other terms and conditions of these agreements are negotiated every other year. We believe that we have an excellent working relationship with our workforce. We have not experienced a labor strike or any significant labor-related delay to date.

Customer Services and Warranties

      Our quality control department oversees strict pre-delivery quality control inspections and responds to post-delivery customer needs. We respond to client requests during the construction phase and coordinate every legal aspect that our clients must fulfill when purchasing our products, including signing deeds, obtaining permits, and securing funding. We provide a twelve-month warranty following delivery of the home. Historically, we have spent immaterial amounts in warranty claims. In the past three years, we have spent an aggregate of less than 0.4% of our total revenues in warranty claims.

Community Services

      We seek to foster brand loyalty after construction is complete by strengthening community relations in the developments we build. As part of agreements with potential clients and governmental authorities, we donate land and build community infrastructures such as schools, day-care centers, churches, and green areas, often amounting to 10% to 15% of the total land area of the developments we construct. For a period of eighteen months, we also provide for community development specialists to assist in promoting community relations in certain developments by organizing neighborhood events such as competitions for beautiful homes and gardens.

Competition

      The Mexican home development and construction industry is highly fragmented and includes a large number of regional participants and a few companies with a more national market presence, including Corporación GEO, S.A. de C.V., Consorcio ARA, S.A. de C.V., URBI Desarrollos Urbanos, S.A. de C.V., and Grupo SADASI. We estimate that approximately 1,200 different companies operate approximately 3,000 new home developments in Mexico at any one time. The following table sets forth approximate operating information on the largest home builders in Mexico with which we compete based on public information and our estimates.

Competitor	2003 Home Sales	2003 Sales		Location in Mexico	Sector

		(thousands of
		U.S. dollars)
GEO	29,500	U.S.$	564,000	National	AEL
URBI	20,000		466,000	North and border	AEL, M, R
ARA	16,000		429,000	National	AEL, M, R
SADASI	14,000		350,000	Center-Southeast	AEL
SARE	6,800		197,000	Mexico City region	AEL, M, R
Pulte	7,000		161,000	North and Center	AEL, M
Beta	7,000		145,000	Mexico City region and Northwest	AEL, M, R
Metta	5,000		140,000	Mexico City region and Northwest	AEL, M, R
Ruba	6,000		138,000	North	AEL
Hogar	3,800		94,000	West-Northwest	AEL

      We believe that we are well positioned to capture future growth opportunities in the affordable entry-level and middle-income housing sectors because of our principal business strengths and strategies, as described above.

Government Regulation

      General. Our operations are subject to Mexican federal, state, and local regulation as any other corporation doing business in Mexico. Some of the most relevant statutes, regulations, and agencies that govern our operations include the following:

•	The Mexican General Community Act (Ley General de Asentamientos Humanos) regulates urban development, planning, and zoning and delegates to the Mexico City and state governments the authority to promulgate urban development laws and regulations within their jurisdiction, including the Urban Development Act (Ley de Desarrollo Urbano) of each state where we operate, which regulates state urban development.

•	The Mexican Federal Housing Act (Ley Federal de Vivienda) coordinates the activities of states, municipalities, and the private sector within the context of the housing industry. As in effect, the Federal Housing Act seeks to encourage and promote the construction of affordable entry-level housing.

•	Local Building Regulations (Reglamentos de Construcción) and urban development plans promulgated by the states, Mexico City, and local municipalities control building construction, establish the required licenses and permits, and define local zoning and land-use requirements.

•	The Mexican INFONAVIT Act (Ley del Instituto del Fondo Nacional de la Vivienda para los Trabajadores) requires that construction financing provided by INFONAVIT be granted only to registered developers that participate in public INFONAVIT bidding processes.

•	The Federal Mortgage Society Organizational Act (Ley Orgánica de Sociedad Hipotecaria Federal) encourages the development of the primary and secondary home mortgage markets by authorizing SHF to grant home mortgage loans pursuant to the Federal Mortgage Society General Financing Conditions (Condiciones Generales de Financiamiento de Sociedad Hipotecaria Federal), which regulate the general terms and conditions on which these loans may be granted.

•	The Mexican Federal Consumer Protection Act (Ley Federal de Protección al Consumidor) promotes and protects consumer rights and seeks to establish equality and legal certainty in relationships between consumers and commercial suppliers.

      Environmental. Our operations are subject to the Mexican General Environmental Protection Act (Ley General del Equilibrio Ecológico y la Protección al Ambiente), the Mexican General Waste Prevention and Management Act (Ley General para la Prevención y Gestión Integral de los Residuos), and the related regulations. The Mexican Ministry of the Environment and Natural Resources (Secretaría de Medio Ambiente y Recursos Naturales) and the Mexican Federal Environmental Protection Agency (Procuraduría Federal de Protección al Ambiente) are the governing authorities responsible for enforcing environmental regulations in Mexico, including environmental impact studies, which are required for obtaining land-use permits, investigations, and audits, as well as to provide guidelines and procedures regarding the generation, handling, disposal, and treatment of hazardous and non-hazardous waste.

      We are committed to conducting our business operations in a manner that minimizes environmental impact. Our business processes include procedures that are intended to ensure compliance with the Mexican General Environmental Protection Act, the Mexican General Waste Prevention and Management Act, and the related regulations. In accordance with these laws, we build our homes with metal instead of wooden beams and treat waste water for use in irrigating common areas in our developments. We plant trees on the land of homes we sell and provide plantings on land that we donate to our communities. Our internal teams conduct environmental studies for each project and produce environmental reports that are intended to identify environmental issues and assist in project planning in order to minimize adverse environmental effects, such as limiting the felling of trees during the process of urbanizing rural land for use in our developments. Our costs include the cost of complying with applicable environmental regulations. To date, the cost of complying and monitoring compliance with environmental regulations applicable to us has been immaterial.

      Corporate. Please see “Description of Share Capital” beginning on page 78 of this prospectus for a description of Mexican corporate and securities laws applicable to us.

Insurance

      We maintain all usual and customary insurance for home development and construction companies in Mexico as well as usual and customary director and officer liability insurance. We generally do not carry casualty insurance on developments under construction unless required by construction lenders.

Legal Proceedings

      As of the date of this prospectus, we are involved in certain legal proceedings incidental to the normal operation of our business. We do not believe that liabilities resulting from these proceedings are likely to have a material adverse effect on our financial condition, cash flows, or results of operation.

MANAGEMENT

Directors and Executive Officers

      Our board of directors is responsible for managing our business. Our board of directors consists of nine members. Each director is elected at the annual shareholders’ meeting for a term of one year or until a successor has been appointed. As required by New York Stock Exchange regulations, a majority of the members of our board of directors are independent.

      As of the date of this prospectus, the members of our board of directors are as follows:

Name	Born	Position	Alternate

Eustaquio Tomás de Nicolás Gutiérrez	1961	Chairman	Ana Luz de Nicolás Gutiérrez
Gerardo de Nicolás Gutiérrez	1968	Chief Executive Officer	Juan Carlos Torres Cisneros
José Ignacio de Nicolás Gutiérrez	1964	Director	Julián de Nicolás Gutiérrez
Luis Alberto Harvey McKissack*	1960	Director	Arturo J. Saval Pérez
Gary R. Garrabrant*	1957	Vice Chairman	Thomas J. McDonald
Matthew M. Zell*	1966	Director	Jeffrey D. Klein
Z. Jamie Behar*	1957	Director	Ira Chaplik
Wilfrido Castillo Sánchez-Mejorada*	1941	Director	Samuel Campos Velarde
Edward Lowenthal*	1944	Director	Christopher J. Fiegen

*	Independent directors.

      Eustaquio Tomás de Nicolás Gutiérrez is chairman of our board of directors. Before co-founding our predecessor in 1989, Mr. de Nicolás founded and managed DENIVE, a clothing manufacturing company. He has served as regional chairman and regional vice chairman of the Mexican Homebuilders’ Association, or PROVIVAC (Asociación Nacional de Promotores de Vivienda), and as a member of the regional advisory board of financial institutions such as BBVA Bancomer and HSBC (formerly BITAL). Currently, Mr. de Nicolás oversees our main operations, focusing on land acquisition and developing new geographical markets.

      Gerardo de Nicolás Gutiérrez has served as CEO since 1997. Prior to becoming CEO, Mr. de Nicolás served as regional manager, systems manager, and construction manager supervisor. Currently, Mr. de Nicolás participates in overseeing our main operations, focusing on sales and construction.

      José Ignacio de Nicolás Gutiérrez is founder and chairman of the board of directors of Hipotecaria Crédito y Casa, S.A. de C.V., a sofol that has become the third largest mortgage bank in Mexico. Mr. de Nicolás also co-founded our company and served as our CEO from 1989 to 1997. Mr. de Nicolás is a regional director of Fianzas Monterrey and a state director of NAFIN.

      Luis Alberto Harvey McKissack is co-founder and managing principal of ZN Mexico Capital Management, L.L.C. and managing principal of ZN Mexico Capital Management II, LLC, which both sponsor private equity funds. He is also the managing director of Nexxus Capital, S.C., an investment banking boutique based in Mexico City. Mr. Harvey is a member of the board of directors of Industrias Innopack, S.A. de C.V., Aerobal, S.A. de C.V., Distribuidora Ybarra, S.A. de C.V., Grupo Mantenimiento de Giros Comerciales Internacional, S.A. de C.V. (Grupo Mágico), Crédito Inmobiliario, S.A. de C.V., and Nexxus Capital, S.C.

      Gary R. Garrabrant is vice chairman of our board of directors and CEO of Equity International Properties, Ltd., or EIP. Previously, Mr. Garrabrant served as EIP’s chief investment officer. Mr. Garrabrant is also executive vice president of Equity Group Investments, L.L.C., or EGI, a privately-held real estate and corporate investment firm. In addition, Mr. Garrabrant is a member of the board of directors of EIP, and Fondo de Valores Inmobiliarios S.A.C.A., a Latin American real estate company.

      Matthew M. Zell is managing director of EGI. Previously, he served as president of Prometheus Technologies, Inc., an information technology consulting firm. Mr. Zell is a member of the board of directors of Anixter Inc., a global distributor of wire, cable, and communications connectivity products.

      Z. Jamie Behar is a portfolio manager of General Motors Investment Management Corporation, or GMIMCo. She manages GMIMCo clients’ real estate investment portfolios, including both privately-negotiated and publicly-traded security investments, as well as their alternative investment portfolios. Ms. Behar is a member of the board of directors of Hospitality Europe BV, a private European hotel company, and FountainGlen Properties, LLC, a private senior housing company. She also serves on the advisory committees of several domestic international private real estate investment entities.

      Wilfrido Castillo Sánchez-Mejorada is CFO of Qualitas Cía. de Seguros, S.A. de C.V., or Qualitas, a Mexican insurance company. Previously he served as CEO of Castillo Miranda, Contadores Públicos, a public accounting firm, and he has held senior positions in several brokerage firms. Mr. Castillo is a member of the board of directors of Qualitas, Actinver, S.A. de C.V., Sociedad Operadora de Sociedades de Inversión, Ficsac, Unión de Esfuerzo para el Campo, Fundación Mexicana de Psicoanálisis, I. A. P., and Industrias Innopack, S.A. de C.V., where he also serves as chairman of the audit committee.

      Edward Lowenthal is president of Ackerman Management LLC, an investment management and advisory company with particular focus on real estate and other asset-based investments. Previously, Mr. Lowenthal founded and was president of Wellsford Real Properties, Inc., or WRP, a publicly-owned real estate merchant banking company. He also founded and was trustee and president of Wellsford Residential Property Trust, a publicly-owned multi-family real estate investment trust that was merged into Equity Residential Properties Trust. Mr. Lowenthal is a member of the board of directors of WRP, Reis, Inc., a real estate market information and analytics provider, and Omega Healthcare Investors, Inc., a healthcare real estate investment trust.

      Eustaquio Tomás de Nicolás Gutiérrez, Gerardo de Nicolás Gutiérrez, and José Ignacio de Nicolás Gutiérrez are brothers.

Audit Committee

      Our audit committee consists of Wilfrido Castillo Sánchez-Mejorada (Chairman), Z. Jamie Behar, and Edward Lowenthal. Our statutory auditor may attend audit committee meetings, although he does not have the right to vote. Among other duties and responsibilities, the committee: issues opinions to the board of directors regarding related party transactions; recommends that independent experts be retained to render fairness opinions in connection with related party transactions and tender offers, where it deems appropriate; reviews the critical accounting policies adopted by us and advises the board of directors on changes to such policies; assists the board of directors with planning and conducting internal audits; and prepares a yearly activity report for submission to the board of directors. The committee is also responsible for the appointment, retention, and oversight of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit review or attestation services, as well as for the establishment of procedures for the receipt, retention, and treatment of complaints received with respect to accounting, internal controls, or auditing matters and the confidential, anonymous submission by employees with regard to these complaints.

Compensation Committee

      Our compensation committee consists of Edward Lowenthal, Luis Alberto Harvey McKissack, and Gary R. Garrabrant. Among other duties and responsibilities, the committee reviews and approves corporate goals and objectives relevant to CEO compensation; evaluates the CEO’s performance in light of those goals and objectives; determines and approves the CEO’s compensation level based on this evaluation; and makes recommendations to the board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans.

Executive Committee

      Our executive committee consists of Eustaquio Tomás de Nicolás Gutiérrez, Gerardo de Nicolás Gutiérrez, Luis Alberto Harvey McKissack, and Gary R. Garrabrant. Among other duties and responsibilities, the committee acts on general planning and financial matters not reserved exclusively for action by the board of directors, including appointing and removing our CEO, members of management, and any of our employees; entering into credit agreements on our behalf; and convening shareholders’ meetings.

Corporate Governance and Nominating Committee

      Our corporate governance and nominating committee consists of Luis Alberto Harvey McKissack, Gary R. Garrabrant, and Edward Lowenthal. Among other duties and responsibilities, the committee identifies individuals qualified to become board members and makes recommendations to the board of directors and shareholders regarding director nominees; develops and recommends to the board of directors a set of corporate governance principles applicable to us; and oversees the evaluation of the board and management.

Corporate Governance

      We intend to comply with the New York Stock Exchange corporate governance rules applicable to domestic U.S. companies.

Senior Management

      As of the date of this prospectus, our senior management is as follows:

Name	Born	Position

Eustaquio Tomás de Nicolás Gutiérrez	1961	Chairman
Gerardo de Nicolás Gutiérrez	1968	Chief Executive Officer
Cleofas Hinojosa Saenz	1953	Chief Financial Officer
Rubén Izábal González	1968	Vice President — Construction
Alberto Menchaca Valenzuela	1969	Vice President — Operations
Josemaría Antón Vlasich de la Rosa	1978	Vice President — Sales, Marketing and Regional Offices

      Cleofas Hinojosa Saenz has served as CFO since 2002. Prior to joining Homex he served at different companies and financial institutions such as Fraccionadora Jalisco, GE Capital Bank, Grupo Financiero GBM Atlántico, Citibank, N.A., and Bank of America NT & S.A. Mr. Hinojosa holds an undergraduate degree in business administration from Instituto Tecnologico Autónomo de México (ITAM), Mexico City.

      Alberto Menchaca Valenzuela has served as Vice President — Operations since 2000. Prior to becoming COO, Mr. Menchaca served as finance manager. His prior experience includes work at Banco Mexicano, Invermexico, and Banca Confía. Currently, Mr. Menchaca oversees our main operations, with a focus on home deliveries. Mr. Menchaca earned an undergraduate degree in agricultural engineering from Universidad Autónoma Agraria Antonio Narro, Saltillo, Coahuila.

      Rubén Izábal González has served as Vice President — Construction since 1997. Prior to joining Homex, Mr. Izábal served at different construction companies as Gómez y Gonzales Constructores, Provisur, S.A. de C.V., Promotoria de Vivienda del Pacifico, S.A. de C.V., and Constructor Giza, S.A. de C.V. Currently, Mr. Izábal oversees our construction operation, with a focus on the home-building process. Mr. Izábal earned an undergraduate degree in Architecture from Instituto Tecnológico y de Estudios Superiores del Occidente (ITESO), Guadalajara, Jalisco.

      Josemaría Antón Vlasich de la Rosa has served as Vice President — Sales, Marketing, and Regional Offices since March 2004. From 2002 to March 2004, he served as Vice President — Regional Offices. His prior experience includes work at CEMEX, S.A. de C.V., Banco Nacional de México, S.A., American Express, and Universidad Panamericana. Currently, Mr. Vlasich coordinates our sales and marketing activities and the activities of our branch offices and their directors. He holds a master’s degree in business administration and an undergraduate degree in marketing and management, both from Universidad Panamericana, Mexico City.

Compensation

      The following table sets forth the aggregate amount of annual compensation, housing allowances, pension scheme contributions, other allowances, benefits-in-kind, and bonuses that we paid to our five highest-paid employees (excluding commissions on sales generated by the individual) for each of the indicated periods.

Aggregate
Year Ended December 31,	Compensation

(In millions)
2001	Ps. 8.1
2002	Ps. 10.2
2003	Ps. 19.6

      During 2004, the aggregate amount of compensation to our five highest-paid employees is expected to be approximately Ps.29 million.

      We contemplate establishing an equity-based incentive compensation plan for senior management. This plan would be limited to 0.5% of our share capital and any issuances under the plan would be subject to shareholder approval.

Statutory Auditors

      As of the date of this prospectus, our statutory auditor is Luis Armas Rousse, with offices at Avenida Camáron Sabalo 133, Fraccionamiento Comas de Mazatlán, 82110 Mazatlán, Sinaloa, México.

      Pursuant to our bylaws and Mexican law, our shareholders elect our statutory auditor at an annual general shareholders’ meeting. The statutory auditor is primarily responsible for reviewing our affairs and reporting to the shareholders with regard to the adequacy and accuracy of the financial information presented to shareholders by the board of directors. Statutory auditors may, among other things:

•	request a monthly report from the board of directors, including a statement of financial condition and income;

•	audit our operations, documents, records, and other supporting evidence, and oversee our operations in accordance with their obligations;

•	call ordinary or extraordinary shareholders’ meetings and place items on the agenda and attend these meetings (although a statutory auditor does not have the right to vote); and

•	attend meetings of our board of directors and audit committee (although a statutory auditor does not have the right to vote).

PRINCIPAL AND SELLING SHAREHOLDERS

      The selling shareholders are offering Common Shares to be sold in the combined offering. Prior to the combined offering, the selling shareholders owned 188,624,189 Common Shares, representing 73.5% of our issued and outstanding share capital. After the offering (and assuming the underwriters do not exercise the over-allotment options), the selling shareholders will own 176,024,189 Common Shares.

      The following table sets forth information with respect to beneficial ownership of our share capital as of March 31, 2004 and as adjusted assuming the selling shareholders sell in the combined offering the number of Common Shares also set forth below:

				Adjusted Following
	March 31, 2004			Combined Offering

	Number of	% of Share	Number of	Number of	% of Share
Identity of Shareholder	Shares	Capital	Shares Offered	Shares	Capital

De Nicolás family(1)(2)	145,249,918	56.6%	7,847,525	137,402,393	45.1%
Equity International Properties, Ltd.(3)	68,142,301	26.5%	—	68,142,301	22.4%
ZN Mexico Trust(4)	43,374,271	16.9%	4,752,475	38,621,796	12.7%
Officers and directors as a group (13 people)	248,284,817	100.0%	12,600,000	244,166,490	80.1%

(1)	Held by Banco Santander Mexicano, S.A. as trustee of Trust No. F/10289, for the benefit of the de Nicolás family, including Eustaquio de Nicolás Vera, Eustaquio Tomás de Nicolás Gutiérrez, José Ignacio de Nicolás Gutiérrez, Gerardo de Nicolás Gutiérrez, and Julián de Nicolás Gutiérrez. Voting and dispositive control over these shares is directed by a Technical Committee comprised of Eustaquio de Nicolás Vera, Eustaquio Tomás de Nicolás Gutiérrez, José Ignacio de Nicolás Gutiérrez, Gerardo de Nicolás Gutiérrez, and Julián de Nicolás Gutiérrez.

(2)	The total number of shares held by the members of de Nicolás family does not include 8,481,673 Common Shares issued to the members of the de Nicolás family after March 31, 2004 in connection with our acquisition of Econoblock.

(3)	Held by EIP Investment Holdings LLC BVBA, an indirect subsidiary of Equity International Properties, Ltd. Voting control over these shares is shared by EIP’s senior management team, headed by Samuel Zell, chairman of EIP, and Gary R. Garrabrant, CEO of EIP and one of our directors. Equity International Properties, Ltd. is located at Two North Riverside Plaza, Chicago, IL, 60606.

(4)	Held by Bermuda Trust Company Limited as trustee of ZN Mexico Trust, one of the funds managed by ZN Mexico Capital Management, L.L.C. Voting control over these shares is shared by ZN Mexico Trust’s investment committee, which is comprised of Luis Alberto Harvey McKissack, Arturo J. Savel Pérez, Christopher Kleinert, Manuel Núñez, Eduardo Mapes, Thomas Barry, and Richard Vaughan. Luis Alberto Harvey McKissack is a member of our board of directors. ZN Mexico Trust is domiciled at 6 Front Street, Hamilton HM DX, Bermuda.

RELATED PARTY TRANSACTIONS

      We have engaged, and in the future may engage, in transactions with our shareholders and companies affiliated with our shareholders. We believe that these transactions have been made on terms that are no less favorable to us than those that could be obtained from unrelated third parties. Any future transactions with our shareholders and companies affiliated with our shareholders will be approved by the board of directors after considering the recommendation of our audit committee and, in some cases, will require an independent fairness opinion.

Financing from Related Parties

Hipotecaria Crédito y Casa, S.A. de C.V.

      Eustaquio Tomás de Nicolás Gutiérrez, our chairman, and José Ignacio de Nicolás Gutiérrez, brother of Eustaquio Tomás de Nicolás Gutiérrez and chairman of Hipotecaria Crédito y Casa, S.A. de C.V, or Crédito y Casa, collectively own a 29.0% ownership interest in this sofol, the principal business of which is providing mortgage financing and bridge loan financing. Eustaquio Tomás de Nicolás Gutiérrez and José Ignacio de Nicolás Gutiérrez are both members of the de Nicolás family, which collectively owns 55.08% of our share capital. Crédito y Casa has provided bridge loan financing to us and mortgages under SHF-sponsored programs to our clients. During 2003, Crédito y Casa provided mortgages with respect to certain of the homes sold by us. We expect to continue to sell homes to buyers who obtain mortgages from Crédito y Casa.

      During 2003, the largest aggregate outstanding balances owed to Crédito y Casa were Ps.127.6 million and UDI 55.1 million. The aggregate amounts outstanding as of December 31, 2003 were Ps.89.5 million and UDI 7.3 million. These loans bore interest at varying rates and matured at various dates through 2005. During 2003, we made aggregate interest payments of Ps.3.9 million and UDI 3.6 million.

      During 2002, the largest aggregate outstanding balances owed to Crédito y Casa were Ps.58.0 million and UDI 47.3 million. The aggregate amount outstanding as of December 31, 2002 was UDI 45.1 million. These loans bore interest at varying rates and matured at various dates through 2003. During 2002, we made aggregate interest payments of Ps.3.0 million and UDI 3.7 million.

      During 2001, the largest aggregate outstanding balances owed to Crédito y Casa were Ps.74.9 million and UDI 33.2 million. The aggregate amounts outstanding as of December 31, 2001 were Ps.28.4 million and UDI 21.7 million. These loans bore interest at varying rates and matured at various dates through 2003. During 2001, we made aggregate interest payments of Ps.6.2 million and UDI 3.0 million.

      We intend to repay the amounts outstanding to Crédito y Casa with the proceeds of the combined offering, but may receive additional financing from Crédito y Casa in the future.

Crédito Inmobiliario, S.A. de C.V.

      ZN Mexico Trust and Equity International Properties, Ltd. collectively acquired a 41.2% interest in this sofol on December 1, 2003. Also on December 1, 2003, Crédito Inmobiliario, S.A. de C.V., or Crédito Inmobiliario, acquired the entirety of the loan portfolio of Terras Hipotecaria, S.A. de C.V., or Terras Hipotecaria. Prior to this acquisition, Terras Hipotecaria provided construction financing to us via bridge loans and mortgage financing to our clients via SHF-sponsored programs.

      As of December 31, 2003, the total principal amount outstanding under these lines of credit was Ps.23.1 million. These lines bear interest at the 28-day Mexican interbank rate plus 5.7% and mature at various dates through December 2005.

      We intend to repay the amounts outstanding to Crédito Inmobiliario with the proceeds of the combined offering, but may receive additional financing from Crédito Inmobiliario in the future. Crédito Inmobiliario provided mortgages with respect to certain of the homes sold by us and we expect to continue to sell homes to buyers who obtain mortgages from Crédito Inmobiliario.

Financing to Related Parties

      In 1997, we formed a joint venture with Dynámica de Desarrollos Sustentables, S.A. de C.V., or Dynámica, a company owned by Diego Valenzuela Cadena and Carlos Federico Valenzuela Cadena, brothers-in-law of Eustaquio Tomás de Nicolás Gutiérrez, our chairman. The joint venture was created to build housing developments in the cities of León and Puerto Vallarta. We dissolved the joint venture in April 2002.

      Some accounts payable to us by Dynámica in consideration for services provided pursuant to the joint venture remain outstanding. As of December 31, 2003, the aggregate amount outstanding in connection with these accounts was Ps.12.1 million. These accounts are scheduled to be paid in full by the end of 2004.

Econoblock

      We buy cement block, concrete, and asphalt from Econoblock, S.A. de C.V., or Econoblock, in the cities of Culiacán, Mazatlán, Guadalajara, Ciudad Juárez, and Laredo. Until June 1, 2004, Gerardo de Nicolás Gutiérrez, our CEO, Josefina Gutiérrez Pando de de Nicolás, his mother, and José Ignacio de Nicolás, his brother, collectively owned a 100% interest in Econoblock.

      We purchased materials from Econoblock in an aggregate amount of Ps.60.8 million in 2003, Ps.26.7 million in 2002, and Ps.13.2 million in 2001. These purchases represented 7.1% of our total purchases of construction materials and services during 2003, 5.7% during 2002, and 5.4% during 2001.

      Effective May 14, 2004, our subsidiary DECANO entered into an agreement with Gerardo de Nicolás Gutiérrez, our CEO, Josefina Gutiérrez Pando de de Nicolás, his mother, and José Ignacio de Nicolás, his brother, to merge Econoblock with DECANO.

      For the year ended December 31, 2003, Econoblock had revenues of Ps.66.4 million, approximately two-thirds of which came from sales to us. For the year ended December 31, 2003, Econoblock had net income of Ps.5.5 million. At December 31, 2003, Econoblock had net assets of Ps.10.4 million. We believe that for the near future, our operations will utilize all of the products that Econoblock can supply.

      As a result of the merger, we own 94.4% of the shares of DECANO and the former shareholders of Econoblock own the remaining shares. We have an option to purchase the remaining shares of DECANO from the former shareholders of Econoblock at book value on and after December 1, 2004. As of March 31, 2004, the book value of these remaining shares was Ps.4.8 million. We intend to exercise this purchase right.

      In addition to the DECANO merger, certain members of the de Nicolás family have also made a capital contribution of Ps.4.24 million in our company, in partial consideration for 8,481,673 of our Common Shares. Based on the midpoint of the range of the assumed initial offering price per ADS set forth on the outside front cover of this prospectus, these common shares have a value of approximately U.S.$21.5 million.

      These values were arrived at by negotiations between Homex, Equity International Properties, Ltd., ZN Mexico Trust, on one hand, and the shareholders of Econoblock, on the other hand.

      After giving effect to the transactions described above, we will own all of the share capital of Econoblock, and the members of the de Nicolás family will own an additional 8,481,673 of our Common Shares.

Service Companies

      We previously compensated certain of our senior management through payments to certain limited partnerships in which they owned partnership interests. We paid an aggregate amount of Ps.48.9 million during 2003, Ps.30.6 million during 2002, and Ps.9.3 million during 2001 to these partnerships. This arrangement was terminated effective March 31, 2004 in respect of compensation to our senior management.

Registration Rights Agreement

      In connection with this offering, we and our existing shareholders have entered into a registration rights agreement which provides our existing shareholders with registration rights relating to our Common Shares held by them immediately prior to this offering and any Common Shares or ADSs they may acquire hereafter. Pursuant to the registration rights agreement, at any time beginning 180 days after the effective date of the registration statement relating to this offering, subject to customary exceptions, these shareholders may request that we file a registration statement under the Securities Act covering their Common Shares or ADSs representing the Common Shares. These shareholders (with the de Nicolás family being treated as one shareholder for this purpose) may each request two demand registrations. In addition, at any time that we are eligible to use the SEC’s short-form registration statement on Form F-3 (or any successor form), these shareholders may request that we register their Common Shares or ADSs for resale from time to time on a delayed or continuous basis. These shareholders also have certain “piggyback” registration rights with respect to their Common Shares and ADSs. Accordingly, if we propose to register any of our securities, either for our own account or for the account of other shareholders, with certain exceptions, we are required to notify these shareholders and to include in such registration all the Common Shares or ADSs requested to be included by these shareholders, subject to rejection of such shares under certain circumstances by an underwriter.

      The registration rights agreement sets forth customary registration procedures, including an agreement by us to make available our senior management for roadshow presentations. All registration expenses incurred in connection with any registration, other than underwriting commissions, will be paid by us. In addition, we are required to reimburse the selling shareholders for the fees and disbursements of one outside counsel retained in connection with any such registration. The registration rights agreement also imposes customary indemnification and contribution obligations on us for the benefit of these shareholders and any underwriters, although these shareholders must indemnify us for any liabilities resulting from information provided by them.

      The shareholders’ rights under the registration rights agreement remain in effect with respect to the Common Shares and ADSs covered by the agreement until:

•	those securities have been sold under an effective registration statement under the Securities Act;

•	those securities have been sold to the public under Rule 144 under the Securities Act; or

•	those securities have been transferred in a transaction where a subsequent public distribution of those securities would not require registration under the Securities Act.

DESCRIPTION OF SHARE CAPITAL

      Information about our share capital is set forth below. The description summarizes certain principal provisions of our bylaws and certain provisions of Mexican law, including the Mexican General Business Corporations Act (Ley General de Sociedades Mercantiles) and the Mexican Securities Market Act (Ley del Mercado de Valores). We have attached a copy of our bylaws as an exhibit to the registration statement on which this prospectus was filed. Please see “Where You Can Find More Information” beginning on page 107 of this prospectus.

General

      We were incorporated on March 30, 1998 as a corporation (sociedad anónima de capital variable) organized under the laws of Mexico.

      Our share capital is variable and consists of two portions, a fixed portion and a variable portion. The fixed portion of our share capital is set out in our bylaws and may be increased or reduced only by resolution of an extraordinary shareholders’ meeting, pursuant to Mexican law. This resolution must indicate the increase or reduction to be made and amend our bylaws accordingly. The variable portion of our share capital is currently unlimited. Our shareholders may approve an increase or reduction in the variable portion of our share capital solely by resolution of an ordinary shareholders’ meeting.

      As of the date of this prospectus, all of our issued and outstanding shares represent the fixed portion of our share capital. The Common Shares being issued and sold in this offering, including those underlying the ADSs, will represent the fixed portion of our share capital. Although we currently have no variable capital shares outstanding, we are free to issue these shares in the future subject to shareholder approval. Our shares have no par value.

      There are no restrictions to the ownership of our share capital by non-Mexican investors.

      The following table sets forth our authorized share capital and our issued and outstanding share capital as of March 31, 2004:

Share Capital

		Issued and
	Authorized	Outstanding

Fixed share capital:
Common Shares(1)	248,284,817	248,284,817
Variable share capital:
Common Shares	Unlimited	0

(1)	Does not include 8,481,673 Common Shares issued to members of the de Nicolás family after March 31, 2004 in connection with our acquisition of Econoblock.

      All shares outstanding confer equal rights and obligations to holders.

Voting Rights and Shareholders’ Meetings

      Each Common Share entitles its holder to one vote at any meeting of our shareholders.

      Under Mexican law and our bylaws, we may hold two types of shareholders’ meetings: ordinary and extraordinary.

      Ordinary shareholders’ meetings are those called to discuss any issues not reserved for extraordinary shareholders’ meetings. An annual ordinary shareholders’ meeting must be held within the first four months following the end of each fiscal year to discuss, among other things:

•	approving or modifying the report of the board of directors referred to in Article 172 of the Mexican General Business Corporations Act;

•	allocating profits, if applicable;

•	appointing or ratifying the appointment of members of the board of directors, the secretary and alternate secretary, the statutory examiners and their alternates, members of the executive committee and other committees, if applicable, and determining their compensation;

•	designating the maximum amount that may be allocated to share repurchases; and

•	discussing the audit committee’s annual report to the board of directors.

      Extraordinary shareholders’ meetings may be called to consider any of the following matters, among other things:

•	extending the corporate duration of the company;

•	dissolution;

•	increases or reductions of our fixed share capital;

•	changes in the company’s corporate purpose or nationality;

•	transformation, spin-off, or merger;

•	issues of preferred shares;

•	share redemptions;

•	delisting of our shares with the Mexican Securities Registry or with any stock exchange;

•	any amendments to our bylaws; and

•	any other matters for which applicable Mexican law or the bylaws specifically require an extraordinary meeting.

      The board of directors, the chairman of the board of directors, or the statutory auditors may call any shareholders’ meeting. Any shareholder or group of shareholders with voting rights representing at least 10% of our share capital may request that the board of directors or the statutory auditors call a shareholders’ meeting to discuss the matters indicated in the written request. If the board of directors or the statutory auditors fail to call a meeting within 15 calendar days following date of the written request, the shareholder or group of shareholders may request that a competent court call the meeting. A single shareholder may call a shareholders’ meeting if no meeting has been held for two consecutive years or if matters to be dealt with at an ordinary shareholders’ meeting have not been considered.

      Holders of 20% of our outstanding shares may oppose any resolution adopted at a shareholders’ meeting and file a petition for a court order to suspend the resolution temporarily within 15 days following the adjournment of the meeting at which the action was taken, provided that the challenged resolution violates Mexican law or our bylaws and the opposing shareholders neither attended the meeting nor voted in favor of the challenged resolution. In order to obtain such a court order, the opposing shareholder must deliver a bond to the court in order to secure payment of any damages that we may suffer as a result of suspending the resolution in the event that the court ultimately rules against the opposing shareholder. Shareholders representing at least 10% of the shares present at a shareholders’ meeting may request to postpone a vote on a specific matter on which they consider themselves to be insufficiently informed.

      Notices of shareholders’ meetings must be published in the official gazette of Sinaloa or in one newspaper of general circulation in Culiacán, Sinaloa at least 15 calendar days prior to the date of the meeting. Each notice must set forth the place, date, and time of the meeting and the matters to be addressed and must be signed by whomever convenes the meeting. Shareholders’ meetings will be deemed validly held and convened without a prior notice or publication whenever all the shares representing our capital are duly represented. All relevant information relating to the shareholders’ meeting must be made available to shareholders starting on the date the notice is published.

      To be admitted to any shareholders’ meeting, shareholders must be registered in our share registry or provide evidence of their status as shareholders as provided in our bylaws (including through certificates provided by INDEVAL and INDEVAL participants). Shareholders may appoint one or more attorneys-in fact to represent them pursuant to general or special powers of attorney or by a proxy. Attorneys-in-fact may not be directors or statutory auditors of Homex.

      At or prior to the time of the publication of any notice of a shareholders’ meeting, we will provide copies of the notice to the depositary for distribution to the ADS holders. ADS holders are entitled to instruct the depositary as to the exercise of voting rights pertaining to the Common Shares. For further information, please see “Description of American Depositary Shares — Voting Rights” beginning on page 93 of this prospectus.

Quorum

      Ordinary meetings are legally convened pursuant to a first notice when a majority of our share capital is present or duly represented. Any number of shares present or duly represented at an ordinary meeting of shareholders convened pursuant to a second or subsequent notice constitutes a quorum. Resolutions at ordinary shareholders’ meetings are valid when approved by a majority of the shares present at the meeting.

      Extraordinary meetings are regarded as legally convened pursuant to a first notice when at least 75% of the shares of our share capital are present or duly represented. A majority of shares must be present or duly represented at an extraordinary shareholders’ meeting called pursuant to a second or subsequent notice to be considered legally convened. Resolutions at extraordinary shareholders’ meetings are valid when approved by the majority of our share capital.

Election of Directors

      Our bylaws provide that our board of directors will consist of a minimum of five and a maximum of twenty members, as resolved by the relevant shareholders’ meeting. At least 25% of the members of our board of directors must be independent pursuant to Mexican law.

      At each shareholders’ meeting for the election of directors, holders of at least 10% of our outstanding share capital are entitled to appoint one member of the board of directors and one alternate and one statutory auditor and one alternate.

Authority of the Board of Directors

      The board of directors is our legal representative and is authorized to take any action in connection with our operations not expressly reserved to our shareholders. Pursuant to the Mexican Securities Market Act, the board of directors must approve, among other things:

•	any transactions outside the ordinary course of our business to be undertaken with related parties;

•	significant asset transfers or acquisitions;

•	granting material guarantees or collateral; and

•	other important transactions.

      Meetings of the board of directors are validly convened and held if a majority of its members are present. Resolutions passed at these meetings will be valid if approved by a majority of the disinterested members of the board of directors present at the meeting. If required, the chairman of the board of directors may cast a tie-breaking vote.

Registration and Transfer

      We have applied to register the Common Shares with the Special Section and the Securities Section of the Mexican Securities Registry maintained by the CNBV, as required under the Mexican Securities Market Act and regulations issued by the CNBV. If we wish to cancel our registration, or if it is cancelled by the CNBV, our shareholders who are deemed to have “control” at that time will be required to make a public offer to purchase all outstanding shares, prior to the cancellation.

      Our shareholders may hold our Common Shares as physical certificates or, upon registration, through institutions having accounts at INDEVAL. These accounts may be maintained by brokers, banks, and other entities approved by the CNBV. In accordance with Mexican law, only holders listed in our share registry and those holding ownership certificates issued by INDEVAL and INDEVAL participants are recognized as our shareholders.

Changes in Share Capital and Preemptive Rights

      Our minimum fixed share capital may be reduced or increased by resolution of an extraordinary shareholders’ meeting, subject to the provisions of our bylaws, the Mexican General Business Corporations Act, and the Mexican Securities Market Act and regulations issued thereunder. Our variable share capital may be reduced or increased by resolution of an ordinary shareholders’ meeting in compliance with the voting requirements of our bylaws.

      Shares issued under Article 81 of the Securities Market Act (which are those held in treasury to be delivered upon their subscription) may be offered for subscription and payment by the board of directors (without preemptive rights being applicable), provided that:

•	the issuance is made to effect a public offering in accordance with the Securities Market Act;

•	an express waiver of preemptive rights is made at the extraordinary shareholders’ meeting where the issuance of non-subscribed shares is approved to facilitate the public offer;

•	the CNBV has given its express approval; and

•	the notice of shareholders’ meeting specifies the Article 81 issuance in the meeting agenda.

      If the holders of at least 25% of our share capital vote against the issuance of non-subscribed shares, the issuance may not take place. If the issuance takes place, any objecting shareholders are entitled to require us to offer their shares, prior to the offer and sale of newly issued shares, under the same terms and conditions.

      In the event of a share capital increase, our shareholders will have a preemptive right to subscribe and pay for new stock issued as a result of the increase in proportion to their shareholder interest at that time. This preemptive right must be exercised by subscribing and paying for the relevant shares within the time period set forth in the resolution authorizing the increase, which will be no less than fifteen calendar days following the date of publication of the corresponding notice to our shareholders in the official gazette of Sinaloa and in one of the newspapers of greater circulation in Culiacán, Sinaloa.

Share Repurchases

      Pursuant to Mexican law, our bylaws provide that we may repurchase our shares on the Mexican Stock Exchange at the prevailing market price. Repurchased shares cannot be represented at any shareholders’ meeting. We are not required to create a special reserve for the repurchase of shares and we do not need the approval of our board of directors to effect share repurchases. However, we are required to obtain shareholder approval as described below. In addition, our board of directors must appoint an individual or group of individuals responsible for effecting share repurchases. These repurchases must be made subject to the provisions of applicable law, including the Securities Market Act, and carried out, reported, and disclosed in the manner established by the CNBV.

      Repurchase of our Common Shares on the Mexican Stock Exchange must be conducted at prevailing market prices. If we intend to repurchase more than 1% of our outstanding Common Shares at a single trading session, we must inform the public of this intention at least ten minutes before submitting our bid. If we intend to repurchase 3% or more of our outstanding Common Shares during a period of twenty trading days, we must conduct a public tender offer for these Common Shares.

      We may not submit bids for repurchase during the first and the last 30 minutes of each trading session and we must inform the Mexican Stock Exchange of the results of any share repurchase no later than the following business day.

      The amount allocated to share repurchases is determined annually by our shareholders at a general ordinary shareholders’ meeting and cannot exceed the aggregate amount of our net profits, including retained profits.

Delisting

      In the event that the we decide to cancel the registration of our shares with the Mexican Securities Registry or if the CNBV orders this deregistration, our shareholders who are deemed to have “control” will be required to make a tender offer to purchase the shares held by minority shareholders prior to such cancellation. Shareholders deemed to have “control” are those that own a majority of our common shares, have the ability to control our shareholders’ meetings, or have the ability to appoint a majority of the members of our board of directors. The price of the offer to purchase will generally be the higher of:

•	the average trading price on the Mexican Stock Exchange during the last 30 days on which the shares were quoted prior to the date on which the tender offer is made; and

•	the book value of the shares as reflected in our latest quarterly financial information filed with the CNBV and the Mexican Stock Exchange.

      In accordance with the applicable regulations and our bylaws, in the event that our controlling shareholders are unable to purchase all of our outstanding shares pursuant to a tender offer, they must form a trust and contribute to it the amount required to secure payment of the purchase price offered pursuant to the tender offer to all of our shareholders that did not sell their shares pursuant to the tender offer. The trust may not exist for a period longer than six months.

      Controlling shareholders are not required to make a tender offer if the deregistration is approved by 95% of our shareholders and the aggregate consideration payable for publicly-traded shares does not exceed UDI 300,000. Nonetheless, the trust mechanism described in the previous paragraph still must be implemented.

      Five business days prior to the commencement of the offering, our board of directors must make a determination with respect to the fairness of the offering, taking into account the rights of our minority shareholders, and disclose its opinion, which must refer to the justifications for the offer price. If the board of directors is precluded from making this determination as a result of a conflict of interest, the board’s resolution must be based on a fairness opinion issued by an expert selected by the audit committee.

Ownership of Share Capital by Subsidiaries

      Our subsidiaries, may not, directly or indirectly, purchase our shares.

Redemption

      Under Mexican law, a shareholder is entitled to the redemption of its variable Common Shares (if we offer variable Common Shares in the future) at any time by written notice to us at a redemption price generally equal to the lower of:

•	95% of the average market value of the variable Common Shares on the Mexican Stock Exchange for 30 trading days on which the variable Common Shares were quoted preceding the date on which the redemption is effective; and

•	the book value of the variable Common Shares based on the financial statements as of the fiscal year immediately preceding the year in which the redemption is effective.

      If the redemption right is exercised during the first three quarters of a fiscal year, the redemption will be effective at the end of that fiscal year. If the redemption right is exercised during the last quarter of the fiscal year, the redemption will be effective at the end of the following fiscal year. The redemption price will be payable following the annual ordinary shareholders’ meeting at which the annual financial statements as of the fiscal year in which the redemption will be effective are approved.

      As of the date of this prospectus, we have no variable Common Shares outstanding. Please see “Description of Share Capital — General” for further information regarding the fixed and variable portions of our share capital.

Liquidation

      Upon our dissolution, one or more liquidators must be appointed at an extraordinary shareholders’ meeting to wind up our affairs. All shares will be entitled to participate equally in any distribution upon liquidation.

Additional Matters

Appraisal Rights and Other Minority Protections

      If shareholders approve a change in our corporate purpose, nationality, or corporate form, any voting shareholder who voted against these matters is entitled to the redemption of its Common Shares at book value pursuant to the last financial statements approved by our shareholders at a shareholders’ meeting. These appraisal rights must be exercised within fifteen days after the shareholders’ meeting at which the matter was approved.

      Pursuant to the Mexican Securities Market Act and the Mexican General Business Corporations Act, our bylaws include a number of minority shareholder protections. These minority protections include provisions that permit:

•	holders of at least 10% of our outstanding share capital entitled to vote (including in a limited or restricted manner) to call a shareholders’ meeting;

•	holders of at least 15% of our outstanding share capital to bring an action for civil liabilities against our directors, members of the audit committee, and the statutory auditors, if

•	the shareholders have not voted against exercising this action at the relevant shareholders’ meeting,

•	the claim covers all of the damage alleged to have been caused by us and not merely the damage suffered by the plaintiff, and

•	any recovery is for our benefit and not the benefit of the plaintiffs;

•	holders of at least 10% of our shares who are entitled to vote (including in a limited or restricted manner) at any shareholders’ meeting to request that resolutions with respect to any matter on which they were not sufficiently informed to be postponed;

•	holders of at least 20% of our outstanding share capital to contest and suspend any shareholder resolution, subject to certain requirements under Mexican law;

•	holders of at least 10% of our outstanding share capital are entitled to appoint one member of our board of directors and one alternate; and

•	holders of at least 10% of our outstanding share capital are entitled to appoint one statutory auditor and an alternate.

      In addition, pursuant to the Mexican Securities Market Act, we are also subject to certain corporate governance requirements, including the requirement to maintain an audit committee and to elect independent directors.

      The protections afforded to minority shareholders under Mexican law are generally different from those in the United States and other jurisdictions. Substantive Mexican law concerning director fiduciary duties has not been interpreted by Mexican courts, unlike many states in the United States where duties of care and loyalty established by court decisions have helped to shape the rights of minority shareholders and the obligations of directors. Mexican civil procedure does not contemplate class action lawsuits or shareholder derivative actions, which allow shareholders in the United States to bring actions on behalf of other shareholders or to enforce rights of the corporation itself. Shareholders cannot challenge corporate actions taken at shareholders’ meetings unless they meet stringent procedural requirements.

      As a result of these factors, it is generally more difficult for our minority shareholders to enforce rights against us or our directors or principal shareholders than it is for shareholders of a U.S. issuer.

Information to Shareholders

      The Mexican General Business Corporations Act establishes that companies, acting through their boards of directors, must annually present a report to shareholders at a shareholders’ meeting that includes:

•	a report of the directors on the operations of the company during the preceding year, as well as on the policies followed by the directors;

•	a report explaining the principal accounting and information policies and criteria followed in the preparation of the financial information;

•	a statement of the financial condition of the company at the end of the fiscal year;

•	a statement showing the results of operations of the company during the preceding year, as well as changes in the company’s financial condition and share capital during the preceding year;

•	the notes which are required to complete or clarify the above mentioned information; and

•	the report prepared by the statutory auditors with respect to the fairness of the information specified above as presented by the board of directors.

      In addition, the Mexican Securities Market Act requires that information relating to matters to be discussed at shareholders’ meetings be made available to shareholders from the date on which the notice for the relevant meeting is published.

Duration

      The duration of our corporate existence is indefinite.

Conflicts of Interest

      Pursuant to the Mexican General Business Corporations Act, any shareholder that has a conflict of interest with us relating to a proposed transaction must refrain from voting on the transaction or may be liable for damages if the transaction would not have been approved without his or her vote. In addition, under Mexican law, any director who has a conflict of interest with us relating to a proposed transaction must disclose the conflict and refrain from voting on the transaction or may be liable for damages. Further, any member of the audit committee who votes on a transaction in which he or she has a conflict of interest with us may be liable for damages. Pursuant to the Mexican Securities Market Act, our audit committee must issue an opinion with regard to, among other things, transactions and arrangements with related parties, and these transactions and arrangements must be approved by our board of directors.

Forfeiture of Shares

      As required by Mexican law, our bylaws provide that non-Mexican shareholders agree to be considered Mexican citizens with respect to:

•	shares held by them;

•	property rights;

•	concessions;

•	participations or interests we own; and

•	rights and obligations derived from any agreements we have with the Mexican government.

      As required by Mexican law, our bylaws also provide that non-Mexican shareholders agree to refrain from invoking the protection of their governments in matters relating to their ownership of our shares. Therefore, a non-Mexican shareholder may not ask its government to introduce a diplomatic claim against the government of Mexico with respect to its rights as a shareholder. If the shareholder invokes such governmental protection in violation of the agreement, its shares could be forfeited to the Mexican government. Notwithstanding these provisions, shareholders do not forfeit any rights they may have under U.S. securities laws.

Summary of Significant Differences between Mexican and U.S. Corporate Law

      You should be aware that the Mexican General Business Corporations Act and the Mexican Securities Market Act, which apply to us, differ in material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of provisions applicable to us (including modifications adopted pursuant to our bylaws) which differ in material respects from provisions of the corporate law of the State of Delaware.

Duties of Directors

      Under Mexican law, directors have general agency duties. However, specific standards of conduct are not established under Mexican law and have not been interpreted by Mexican courts. The duties of directors of public companies are more extensive than the duties of directors of private companies. Actions against directors may be initiated by holders of at least 15% of our outstanding share capital, although any damages recovered from directors are awarded solely to the company.

      Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

      The duty of care requires that directors act in an informed and deliberate manner, and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

      Under the “business judgment rule,” courts generally do not question the business judgment of directors and officers. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the presumption afforded to directors by the business judgment rule. If the presumption is not rebutted, the business judgment rule attaches to protect the directors from liability for their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. However, when the board of directors takes defensive actions in response to a threat to corporate control and approves a transaction resulting in a sale of control of the corporation, Delaware courts subject directors’ conduct to enhanced scrutiny.

Interested Directors

      The Mexican Securities Market Act requires that our audit committee issue an opinion with regard to transactions and arrangements with related parties, including directors. These transactions and arrangements must be approved by our board of directors. Mexican law provides that a member of the board of directors can be liable for failing to disclose a conflict of interest and for voting on a transaction in which he or she has a conflict of interest.

      Under Delaware law, a transaction entered into with regard to which a director has an interest would not be voidable if:

•	the material facts with respect to such interested director’s relationship or interests are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

•	the material facts are disclosed or are known to the shareholders entitled to vote on the transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

•	the transaction is fair to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, an interested director could be held liable for a transaction in which the director derived an improper personal benefit.

Dividends

      Under Mexican law, prior to paying dividends a company must reserve at least 5% of its profits every year until it establishes a legal reserve equal to 20% of its capital share. Dividends may only be paid from retained earnings and if losses for prior fiscal years have been paid, and they may be subject to additional restrictions contained in a company’s bylaws. The payment of dividends must be approved at an annual general shareholders’ meeting. We do not currently expect to pay dividends. Please see “Dividend Policy” beginning on page 26 of this prospectus.

      Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Mergers, Consolidations, and Similar Arrangements

      A Mexican company may merge with another company only if a majority of the shares representing its outstanding share capital approve the merger at a duly convened general extraordinary shareholders’ meeting, unless the company’s bylaws impose a higher threshold. Dissenting shareholders are not entitled to appraisal rights. Creditors have ninety days to oppose a merger judicially, provided they have a legal interest to oppose the merger.

      Under Delaware law, with certain exceptions, a merger, consolidation, or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive payment in the amount of the fair market value of the shares held by the shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction. Delaware law also provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital share. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Anti-Takeover Provisions

      Our bylaws do not include anti-takeover provisions. Subject to the approval of the CNBV, the Mexican Securities Market Act permits public companies to include anti-takeover provisions in their bylaws that restrict the ability of third parties to acquire control of the company without obtaining approval of the company’s board of directors.

      Under Delaware law, corporations can implement shareholder rights plans and other measures, including staggered terms for directors and super-majority voting requirements, to prevent takeover attempts. Delaware law also prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the shareholder became an interested shareholder unless:

•	prior to the date of the transaction in which the shareholder became an interested shareholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation, excluding shares held by directors, officers, and employee stock plans; or

•	at or after the date of the transaction in which the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at a shareholders’ meeting by at least 66 2/3% of the voting stock which is not owned by the interested shareholder.

Transactions with Significant Shareholders

      Under Mexican law, a company’s board of directors must approve any potential transaction to be undertaken with any shareholders of the company or other companies affiliated with shareholders of the company. The board of directors must take the recommendation of the audit committee into consideration in granting its approval and may also require an independent fairness opinion. In addition, pursuant to the Mexican General Business Corporations Act, any shareholder who votes on a transaction in which it has a conflict of interest may be liable for damages if the transaction would not have been approved without the shareholder’s vote.

      As a Mexican company, we may enter into business transactions with our significant shareholders, including asset sales, in which the transacting shareholder receives a greater financial benefit than other shareholders with prior approval from our board of directors. Prior approval from our shareholders is not required for this kind of transaction.

      No similar provision relating to transactions with significant shareholders exists under Delaware law.

Shareholders’ Suits

      As mentioned above, holders of at least 15% of our outstanding share capital may bring derivative actions for civil liabilities against our directors, members of the audit committee, and the statutory auditors. However, the grounds for shareholder derivative actions under Mexican law are extremely limited, which effectively bars most of these kinds of suits in Mexico. In addition, subject to certain requirements, holders of at least 20% of a company’s outstanding share capital may contest and suspend any shareholder resolution that violates Mexican law or our bylaws. Class action lawsuits are not permitted under Mexican law.

      Class actions and derivative actions are generally available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In these kinds of actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with the action.

Indemnification of Directors and Officers

      Under Mexican law, a company may indemnify directors, statutory auditors, or members of any committee of the board of directors, for actions taken within the scope of their duties, against expenses (including attorneys’ fees), judgments, fines and settlement amounts, reasonably incurred in defense of an action, suit, or proceeding.

      Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in defense of an action, suit, or proceeding by reason of a director or officer’s position if:

•	the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation; and

•	with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

Inspection of Corporate Records

      Under Mexican law, action by the company’s statutory auditor is required for inspection of corporate records. At the time that a notice of shareholders’ meeting is published, shareholders may also request information about the company related to the matters to be discussed at the meeting.

      Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to a person’s interest as a shareholder.

Shareholder Proposals

      Under Mexican law and our bylaws, holders of at least 10% of our outstanding share capital are entitled to appoint one member of our board of directors and his or her alternate. Holders of at least 10% of the outstanding share capital are entitled to appoint one statutory auditor and his or her alternate.

      Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

Calling of Special Shareholders’ Meetings

      Under Mexican law and our bylaws, a shareholders’ meeting may be called by the board of directors, the chairman of the board of directors, or the statutory auditors. Any shareholder or group of shareholders with voting rights representing at least 10% of our share capital may request that the board of directors or the statutory auditors call a shareholders’ meeting to discuss the matters indicated in the written request. If the board of directors or the statutory auditors fail to call a meeting within 15 calendar days following date of the written request, the shareholder or group of shareholders may request that a competent court call the meeting. A single shareholder may call a shareholders’ meeting if no meeting has been held for two consecutive years or if matters to be dealt with at an ordinary shareholders’ meeting have not been considered.

      Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.

Cumulative Voting

      Under Mexican law, cumulative voting for the election of directors is not permitted.

      Under Delaware law, cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation.

Approval of Corporate Matters by Written Consent

      Mexican law permits shareholders to take action by unanimous written consent of the holders of all shares entitled to vote. These resolutions have the same legal effect as those adopted in a general or special shareholders’ meeting. The board of directors may also approve matters by unanimous written consent.

      Delaware law permits shareholders to take action by written consent of holders of outstanding shares having more than the minimum number of votes necessary to take the action at a shareholders’ meeting at which all voting shares were present and voted.

Amendment of Certificate of Incorporation

      Under Mexican law, it is not possible to amend a company’s certificate of incorporation (acta constitutiva). However, the provisions that govern a Mexican company are contained in its bylaws, which may be amended as described below.

      Under Delaware law, amending a company’s certificate of incorporation, which is equivalent to a memorandum of association, must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or otherwise adversely affect the rights or preference of any class of a company’s stock, Delaware law provides that the holders of the outstanding shares of such affected class should be entitled to vote as a class upon the proposed amendment, regardless of whether such holders are entitled to vote by the certificate of incorporation. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class of stock.

Amendment of Bylaws

      Under Mexican law, amending a company’s bylaws requires shareholder approval at an extraordinary shareholders’ meeting. Mexican law requires that at least 75% of the shares representing a company’s outstanding capital share be present at the meeting (unless the bylaws require a higher threshold) and that the resolutions be approved by a majority of the shares representing a company’s outstanding capital share.

      Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend, and repeal the bylaws of a corporation.

Staggered Board of Directors

      Mexican law does not permit companies to have a staggered board of directors.

      Delaware law permits corporations to have a staggered board of directors.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

American Depositary Receipts

      Our ADRs are certificates that evidence our ADSs, just as share certificates evidence a holding of shares in a company. Each of our ADSs will represent an ownership interest in six Common Shares. JPMorgan Chase Bank, as depositary, will issue the ADSs which you will be entitled to receive in the offering under the deposit agreement among us (as issuer), the depositary, and you (as an ADR holder). In the future, each ADS will also represent any securities, cash, or other property deposited with the depositary but which it has not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of the depositary in book-entry form and a statement will be mailed to you that reflects your ownership interest in such ADSs. In our description, references to ADRs include the statements that you will receive reflecting your ownership of ADSs.

      The depositary’s office is located at 4 New York Plaza, New York, NY 10004.

      You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

      Because the depositary’s nominee will actually be the registered owner of the Common Shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

      The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR (which contains the terms of your ADSs). The deposit agreement is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also obtain a copy of the deposit agreement and any filings we make electronically at the SEC’s Internet web site at www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the Common Shares underlying my ADSs?

      We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it receives on the Common Shares or other deposited securities, after deducting its expenses. You will receive these distributions in proportion to the number of underlying the Common Shares that your ADSs represent.

      Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to:

•	appropriate adjustments for taxes withheld;

•	such distribution being impermissible or impracticable with respect to certain registered holders; and

•	deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.

      If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution. Furthermore, if provisions are enacted that restrict our ability to convert pesos to U.S. dollars, the depositary may deliver to you any Mexican peso distributions received by it.

•	Common Shares. In the case of a distribution in Common Shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such Common Shares. Only whole ADSs will be issued. Any Common Shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the ADR holders entitled thereto.

•	Rights to receive additional Common Shares. In the case of a distribution of rights to subscribe for additional Common Shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of such rights. However, if we do not furnish such evidence or if the depositary determines it is not practical to distribute such rights, the depositary may:

•	sell such rights if practicable and distribute the net proceeds as cash; or

•	allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable, (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash, or (iii) hold the distributed property in which case the ADSs will also represent the distributed property.

      Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

      The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

      The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

      It is possible that the depositary will not be able to convert any currency at a specified exchange rate or sell any property, rights, Common Shares, or other securities at a specified price, or that any of these transactions can be completed within a specified time period.

Deposit, Withdrawal, and Cancellation

How does the depositary issue ADSs?

      The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive Common Shares with it. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such Common Shares.

      Common Shares or evidence of rights to receive Common Shares may be deposited through:

•	the electronic transfer of such Common Shares to the account maintained by the depositary for such purpose at INDEVAL;

•	evidence satisfactory to the depositary of irrevocable instructions to cause such Common Shares to be transferred to such account; or

•	delivery of certificates representing such Common Shares.

      Common Shares deposited in the future with the depositary must be accompanied by certain documents, including instruments showing that such Common Shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

      The depositary will hold all deposited Common Shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the Common Shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property, and cash received on or in substitution for the deposited Common Shares. The deposited Common Shares and any such additional items are referred to as “deposited securities.”

      Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that certificated ADRs be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

      When you turn in your ADS at the depositary’s office, the depositary will, upon payment of certain applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the underlying Common Shares to an account at INDEVAL as you may designate. At your risk, expense and request, to the extent possible, the depositary may deliver deposited securities at such other place as you may request.

      The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of Common Shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S., Mexican, or other foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

      This right of withdrawal may not be limited by any other provision of the deposit agreement.

Voting Rights

     How do I vote?

      If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the Common Shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will describe how you may instruct the depositary to exercise the voting rights for the Common Shares which underlie your ADSs. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying Common Shares or other deposited securities, to vote or to have its agents vote the Common Shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

      There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers, or other third parties, will not have the opportunity to exercise a right to vote.

Record Dates

      The depositary may fix record dates for the determination of the ADR holders who will be entitled:

•	to receive a dividend, distribution or rights; or

•	to give instructions for the exercise of voting rights at a meeting of holders of Common Shares or other deposited securities;

      all subject to the provisions of the deposit agreement.

Reports and Other Communications

Will I be able to view our reports?

      The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. We will furnish these communications in English when so required by any rules or regulations of the SEC.

      Additionally, if we make any written communications generally available to holders of our Common Shares, including the depositary or the custodian, and we request the depositary to provide them to ADR holders, the depositary will mail copies of them, or, at its option, summaries of them to ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

      ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of Common Shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities. The fee in each case is $5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.

      The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing Common Shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of $1.50 per ADR or ADRs for transfers of certificated ADRs made;

•	to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of $.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement;

•	a fee for the distribution of securities, such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares), but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex, and facsimile transmission and delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•	such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule, or regulation.

      We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Payment of Taxes

      ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

Reclassifications, Recapitalizations, and Mergers

      If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy, or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

      If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

      We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or affects any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule, or regulation.

      No amendment will impair your right to surrender your ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the deposit agreement or the ADS to be amended, we and the depositary may make the necessary amendments, which could take effect before you receive notice thereof.

How may the deposit agreement be terminated?

      The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days prior notice, and it must do so at our request. The deposit agreement will be terminated on the removal of the depositary for any reason. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

      Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, the delivery of any distribution in respect thereof, the depositary and its custodian may require you to pay, provide, or deliver:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register, and (iii) any applicable fees and expenses described in the ADR;

•	the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the Common Shares on the books maintained by or on our behalf for the transfer and registration of Common Shares, compliance with applicable law, regulations, provisions of or provisions that govern deposited securities and terms of the deposit agreement and the ADR, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

      The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	present or future law, regulation, the provisions of or governing any deposited securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provides shall be done or performed by it;

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•	it takes any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Common Shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction, or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

      Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as we require. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

      The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote. In no event shall the depositary or any of its agents be liable for any indirect, special, punitive or consequential damages.

      The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

      From time to time we may request you and other holders and beneficial owners of ADSs to provide information as to:

•	the capacity in which you and other holders and beneficial owners own or owned ADSs;

•	the identity of any other persons then or previously interested in such ADSs; and

•	the nature of such interest and various other matters.

      You agree to provide any information requested by us or the depositary pursuant to the deposit agreement. The depositary has agreed to use reasonable efforts to comply with written instructions received from us requesting that it forward any such requests to you and other holders and beneficial owners and to forward to us any responses to such requests to the extent permitted by applicable law.

Requirements for Depositary Actions

      We or the depositary may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

•	the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

      The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if we or the depositary decide it is advisable to do so.

Books of Depositary

      The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement.

      The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up, and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

      The depositary may issue ADSs prior to the deposit with the custodian of Common Shares (or rights to receive shares). This is called a pre-release of the ADS. A pre-release is closed out as soon as the underlying shares (or other ADSs) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the depositary has received collateral for the full market value of the pre-released ADSs; and

•	each recipient of pre-released ADSs agrees in writing that he or she

•	owns the underlying Common Shares,

•	assigns all rights in such Common Shares to the depositary,

•	holds such Common Shares for the account of the depositary and

•	will deliver such Common Shares to the custodian as soon as practicable, and promptly if the depositary so demands.

      In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of the offering we will have a total of 304,766,490 Common Shares outstanding. All of the 60,600,000 Common Shares (69,690,000 Common Shares, if the underwriters and the Mexican underwriters exercise the over-allotment options in full) being sold in the offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our “affiliates.” Under the Securities Act, an “affiliate” of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company.

      The remaining 244,166,490 Common Shares outstanding are owned by our existing shareholders and will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be sold in the United States or to United States persons (as defined in the Securities Act) in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144.

      We and our directors, executive officers, and existing shareholders have agreed, subject to certain exceptions, not to, directly or indirectly, offer to sell, sell or otherwise dispose of any of our Common Shares or securities convertible into or exchangeable for Common Shares, for a period of 180 days from the date of this prospectus, without the prior written consent of the joint global coordinators on behalf of the underwriters.

      In general, under Rule 144, a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of restricted securities that does not exceed the greater of 1% of the then-outstanding Common Shares and the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since such Common Shares were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one-year holding period requirement) in order to sell Common Shares which are not restricted securities (such as Common Shares acquired by affiliates either in the offering or through purchases in the open market following the offering). In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell such Common Shares without regard to the foregoing limitations, provided that at least two years have elapsed since the Common Shares were acquired from us or any affiliate of ours.

      Pursuant to the registration rights agreement, at any time beginning 180 days after the effective date of the registration statement relating to the offering, subject to customary exceptions, our existing shareholders may request that we file a registration statement under the Securities Act covering their shares, subject to certain minimum offering size requirements. Upon receipt of any such request, we generally will be required to use commercially reasonable efforts to effect such registration. Each of our existing shareholders may only demand a certain number of registrations. In addition, we are not required to effect any registration requested by any such shareholders if we have effected any registration (other than any successor form relating to secondary offerings) within four months prior to such request. We are generally obligated to bear the expenses, other than underwriting fees, discounts, and sales commissions, of all such registrations.

      Pursuant to the registration rights agreement, our existing shareholders also have certain “piggyback” registration rights with respect to our Common Shares. Accordingly, if we propose to register any of our securities, either for our own account or for the account of other shareholders, with certain exceptions, we are required to notify our existing shareholders and to include in such registration all the common shares requested to be included by them, subject to rejection of such Common Shares under certain circumstances by an underwriter.

      No prediction can be made as to the effect, if any, future sales of Common Shares, or the availability of Common Shares for future sales, will have on the market price of our Common Shares prevailing from time to time. The sale of substantial amounts of our Common Shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Common Shares.

TAXATION

      The following summary contains a description of:

•	the material anticipated Mexican federal income tax consequences of the purchase, ownership and disposition of the ADSs or Common Shares by non-resident holders, or holders that

•	are not residents of Mexico for tax purposes and

•	will not hold the ADSs or Common Shares or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment, for tax purposes, in Mexico; and

•	the material anticipated U.S. federal income tax consequences of the purchase, ownership, and disposition of the ADSs or Common Shares by non-resident holders that are U.S. holders, or holders that

•	are citizens or residents of the United States,

•	are U.S. domestic corporations, or

•	that otherwise will be subject to U.S. federal income tax on a net income basis in respect of the ADSs or Common Shares.

      For purposes of Mexican taxation:

•	individuals are residents of Mexico if they have established their principal place of residence in Mexico or, if they have established their principal place of residence outside Mexico, if their core of vital interests (centro de intereses vitales) is located in Mexico. Individuals’ core of vital interests will be deemed to be located in Mexico if, among other things,

•	at least 50% of the individuals’ aggregate annual income derives from Mexican sources or

•	the individuals’ principal center of professional activities is located in Mexico;

•	individuals are residents of Mexico if they are state employees, regardless of the location of the individuals’ core of vital interests; and

•	legal entities are residents of Mexico if they were established under Mexican law or if they maintain their principal place of business or their place of effective management in Mexico.

      If non-residents of Mexico are deemed to have a permanent establishment in Mexico for tax purposes, all income attributable to the permanent establishment will be subject to Mexican taxes, in accordance with applicable Mexican tax law.

      In general, for U.S. federal income tax purposes, holders of ADSs will be treated as the beneficial owners of the Common Shares represented by those ADSs.

      However, the following summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the ADSs or Common Shares. In particular, the summary of U.S. Federal income tax consequences deals only with U.S. holders that will hold the ADSs or Common Shares as capital assets and does not address the tax treatment of U.S. holders that own or are treated as owning 10% or more of our outstanding voting shares. In addition, the summary does not address any U.S. or Mexican state or local tax considerations that may be relevant to non-resident holders and to U.S. holders. The discussion of U.S. federal income tax considerations below assumes that we are not a passive foreign investment company, or PFIC. We are not and do not expect to become a PFIC, but this determination is made annually and it is possible that our status could change.

      The summary is based upon the federal income tax laws of the United States and Mexico as in effect on the date of this prospectus, including the provisions of the income tax treaty between the United States and Mexico and protocol thereto, or the Tax Treaty, all of which are subject to change, possibly with retroactive effect in the case of U.S. federal income tax law. However, this summary does not address all aspects of the federal income tax laws of the United States and Mexico. Prospective investors in the ADSs or Common Shares should consult their own tax advisors as to the U.S., Mexican, or other tax consequences of the purchase, ownership, and disposition of the ADSs or Common Shares, including, in particular, the effect of any foreign, state, or local tax laws and their entitlement to the benefits, if any, afforded by the Tax Treaty.

Taxation of Dividends

Mexican Tax Considerations

      Under the provisions of the Mexican Income Tax Code (Ley del Impuesto Sobre la Renta), dividends paid to non-resident holders with respect to the Common Shares or the ADSs will not be subject to Mexican withholding tax.

      Dividends paid from distributable earnings that have not been subject to corporate income tax are subject to a corporate-level dividend tax at a rate of 49.25%. The corporate-level dividend tax on the distribution of earnings is not final and may be credited against income tax payable during the fiscal year in which the dividend tax was paid and for the following two years. Dividends paid from distributable earnings, after corporate income tax has been paid with respect to these earnings, are not subject to this corporate-level dividend tax.

U.S. Federal Income Tax Considerations

      The gross amount of any distributions (before reduction for Mexican withholding tax) paid with respect to the Common Shares represented by the ADSs, to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, generally will be includible in the gross income of a U.S. holder as ordinary income on the date on which the distributions are received by the depositary and will not be eligible for the dividends received deduction allowed to certain corporations under the U.S. Internal Revenue Code of 1986, as amended. To the extent that a distribution exceeds our current and accumulated earnings and profits, it will be treated as a non-taxable return of basis to the extent thereof, and thereafter as capital gain from the sale of ADSs or Common Shares.

      Distributions, which will be made in pesos, will be includible in the income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date they are received by the depositary, whether or not they are converted into U.S. dollars. U.S. holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any pesos received that are converted into U.S. dollars on a date subsequent to receipt. Dividend income generally will constitute foreign source “passive income” or, in the case of certain U.S. holders, “financial services income” for U.S. foreign tax credit purposes.

      Mexican tax withheld from dividend distributions will be treated as foreign income tax that, subject to generally applicable limitations under U.S. federal income tax regulations, is eligible for credit against U.S. holders’ federal income tax liability or, for those U.S. holders who elect to treat foreign taxes as such, may be deducted in computing taxable income. The calculation of foreign tax credits and, in the case of U.S. holders that elect to deduct foreign taxes, the availability of deductions involve the application of rules that depend on U.S. holders’ particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits and deductions.

      Under rules enacted by the United States Congress as part of the U.S. Taxpayer Relief Act of 1997, foreign tax credits will not be allowed for withholding taxes imposed in respect of certain short-term or hedged positions. U.S. holders should consult their own advisors concerning the implications of these rules in light of their particular circumstances.

      Distributions of additional Common Shares to holders of ADSs with respect to their ADSs that are made as part of a pro rata distribution to all our shareholders generally will not be subject to U.S. federal income tax.

      The U.S. Jobs and Growth Tax Relief Reconciliation Act of 2003, or the Tax Relief Act, enacted on May 28, 2003, reduces the maximum rate of tax imposed on certain dividends received by U.S. shareholders that are individuals to 15%, provided that certain holding period requirements are met. These reduced rates apply to dividends received after December 31, 2002 and before January 1, 2009. In order for dividends paid by a foreign corporation to be eligible for the reduced rates, the foreign corporation must be a “qualified foreign corporation” within the meaning of the Tax Relief Act. We believe that we will be considered a “qualified foreign corporation” within the meaning of the Tax Relief Act because our ADSs will be listed on the New York Stock Exchange and thus any distributions we make that are treated as taxable dividends, whether in cash, shares, or other property, should qualify for reduced rates. It is possible, however, that we will not continue to be considered a “qualified foreign corporation” and that our dividends will not continue to be eligible for reduced rates under the Tax Relief Act.

Taxation of Dispositions of Shares or ADSs

Mexican Tax Considerations

      Gain on the sale or other disposition of ADSs by a non-resident holder will generally not be subject to Mexican tax. Deposits and withdrawals of Common Shares in exchange for ADSs will not give rise to Mexican tax or transfer duties.

      Gain on the sale of the Common Shares by a non-resident holder will not be subject to any Mexican tax if the transaction is carried out through the Mexican Stock Exchange or other stock exchange or securities markets approved by the Mexican Ministry of Finance and Public Credit. Gain on sales or other dispositions of the Common Shares made in other circumstances generally would be subject to Mexican tax at a rate of 25% based on the total amount of the transaction or, subject to certain requirements applicable to the seller, at a rate of 32% of gains realized from the disposition, regardless of the nationality or residence of the transferor, provided that the transferor is not a resident of a country with a preferential tax regime.

      For tender offers conducted on the Mexican Stock Exchange or other approved stock exchanges or securities markets, non-resident holders who held the Common Shares as of the date they were initially registered with the CNBV may apply the above exemption to the extent that:

•	five years have elapsed since the initial public offering of the Common Shares;

•	our shares have a public float of at least 35% on the authorized stock exchanges or markets on which they were initially listed;

•	the offer is for all shares representing our share capital and at the same price for all shareholders; and

•	all shareholders are permitted to accept more competitive offers than those received prior to or during the tender offer period, without penalty.

      Under the Tax Treaty, a holder that is eligible to claim the benefits of the Tax Treaty will be exempt from Mexican tax on gains realized on a sale or other disposition of the Common Shares, in a transaction that is not carried out through the Mexican Stock Exchange or such other approved securities markets, so long as the holder did not own, directly or indirectly, 25% or more of our share capital (including ADSs) during the twelve-month period preceding the sale or other disposition.

U.S. Tax Considerations

      Upon the sale or other disposition of the ADSs or Common Shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and such U.S. holder’s tax basis in the ADSs or Common Shares. Gain or loss recognized by a U.S. holder on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the ADSs or Common Shares have been held for more than one year. Under the Tax Relief Act, the top individual tax rate on adjusted net capital gains for sales and exchanges of capital assets on or after May 6, 2003 and before January 1, 2009 is 15%. The deduction of a capital loss is subject to limitations for U.S. federal income tax purposes. Gain or loss generally will be treated as U.S. source gain or loss and a U.S. holder may be unable to credit any Mexican taxes imposed on these gains unless it has certain other income from foreign sources. Deposits and withdrawals of Common Shares by U.S. holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations.

Other Mexican Taxes

      There are no Mexican inheritance, gift, succession, or value added taxes applicable to the purchase, ownership, or disposition of the ADSs or Common Shares by non-resident holders. However, gratuitous transfers of the ADSs or Common Shares may result in a Mexican federal tax obligation for the recipient in certain circumstances.

      There are no Mexican stamp, issue, registration, or similar taxes or duties payable by non-resident holders of the ADSs or Common Shares.

U.S. Backup Withholding Tax and Information Reporting Requirements

      A U.S. shareholder may, under certain circumstances, be subject to “backup withholding” with respect to some payments to the U.S. shareholder, such as dividends or the proceeds of a sale or other disposition of the ADSs, unless the holder:

•	is a corporation or comes within certain exempt categories, and demonstrates this fact when so required; or

•	provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld under these rules will be creditable against the U.S. shareholder’s federal income tax liability.

UNDERWRITING

      The combined offering consists of:

•	an international offering of a total of ADSs, each representing six Common Shares, outside of Mexico; and

•	an offering of a total of Common Shares in Mexico.

      Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the joint global coordinators and book-running managers of the combined offering and are acting as representatives of the international underwriters in the international offering named below.

      Subject to the terms and conditions stated in the international underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we and the selling shareholders have agreed to sell to that international underwriter, the number of ADSs, in the form of ADSs or Common Shares, set forth opposite the international underwriter’s name.

Underwriter	Number of ADSs

Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total

      The international underwriting agreement provides that the obligations of the international underwriters to purchase the ADSs included in this offering are subject to approval of legal matters by counsel and to other conditions. The international underwriters are obligated to purchase all the ADSs (other than those covered by the over-allotment options described below) if they purchase any of the ADSs. We and the selling shareholders have also entered into a Mexican underwriting agreement with the Mexican underwriters providing for the concurrent offer and sale of Common Shares in Mexico. The offering price and the total underwriting discounts and commissions per ADS and per Common Share for the international offering and the Mexican offering are identical. In addition, the international offering is conditioned on the closing of the Mexican offering, and the Mexican offering is conditioned on the closing of the international offering.

      The international underwriters and the Mexican underwriters have entered into an intersyndicate agreement pursuant to which sales may be made between the international underwriters and the Mexican underwriters of ADSs or Common Shares. To the extent that there are sales between the international underwriters and the Mexican underwriters pursuant to the intersyndicate agreement, the number of ADSs or Common Shares that may be available for sale by the international underwriters and the Mexican underwriters may be more or less than the amounts appearing on the outside front cover page of this prospectus.

      The international underwriters propose to offer some of the ADSs directly to the public at the public offering price set forth on the outside front cover page of this prospectus and some of the ADSs to dealers at the public offering price less a concession not to exceed U.S.$                     per ADS. The international underwriters may allow, and dealers may reallow, a concession not to exceed U.S.$                     per ADS on sales to other dealers. If all of the ADSs are not sold at the initial offering price, the representatives of the international underwriters may change the public offering price and the other selling terms. The representatives of the international underwriters have advised us and the selling shareholders that the international underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of ADSs and Common Shares offered by them.

      We have granted options to each of the international underwriters and the Mexican underwriters, exercisable for 30 days from the date of this prospectus by the representatives of the international underwriters, to purchase up to 9,090,000 additional Common Shares or the equivalent in ADSs at the public offering price less the underwriting discount. The underwriters may exercise the options solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the options are exercised, each underwriter must purchase a number of additional ADSs, in the form of ADSs or Common Shares, approximately proportionate to that underwriter’s initial purchase commitment.

      We, our officers and directors, and the principal and selling shareholders identified on page 74 of this prospectus have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives of the international underwriters, dispose of or hedge any Common Shares or any securities convertible into or exchangeable for our Common Shares, except that we may establish an equity-based compensation plan for senior management as described under “Management — Compensation” on page 73 of this prospectus. The representatives of the international underwriters, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. The representatives of the international underwriters have no present intention to release all or part of the securities subject to the lock-up agreement prior to the expiration of the lock-up period.

      Each international underwriter has represented, warranted, and agreed that:

•	it has not offered or sold and, prior to the expiry of six months from the closing date, will not offer or sell any of the ADSs or of the Common Shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing, or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the U.K. Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any ADSs or Common Shares included in the combined offering in circumstances in which section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs or the Common Shares included in the combined offering in, from or otherwise involving the United Kingdom;

•	no ADSs or Common Shares have been, or at any time hereafter will be, offered sold, transferred, or delivered in or from the Netherlands as part of their initial distribution, directly or indirectly, other than to banks, pension funds, insurance companies, securities firms, investment institutions, central governments, large international and supranational institutions and other comparable entities, including, inter alia, large enterprises, which trade or invest in securities in the conduct of a profession or trade;

•	it has offered and sold, and will offer and sell, the ADSs and the Common Shares included in this offering only in full accordance with the German Securities Sales Prospectus Act (Wertpapier- Verkaufsprospektgesetz) and no sales prospectus (Verkaufsprospekt) under the German Securities Sales Prospectus Act has been, or will be, prepared in connection with this offering;

•	neither the ADSs nor the Common Shares have been offered or sold in Spain except in accordance with the requirements of the Spanish Securities Market Law (Ley 24/1988 de 28 de Julio, del Mercado de valores), as amended, and Royal Decree 291/1992, de 27 de marzo, sobre emisiones y ofertas públicas de valores), as amended (hereinafter “R.D. 291/92”). This prospectus has not been verified nor registered in the administrative registries of the National Stock Exchange Commission (“CNMV”) in Spain, and therefore no public offering of the ADS or the Common Shares shall be promoted in Spain. Notwithstanding that, a private placement of the Common Shares or the ADSs addressed exclusively to institutional investors will be carried out in Spain in accordance with the requirements set forth in R.D. 291/92; and

•	no ADSs or Common Shares will be offered, sold or delivered and no copies of this prospectus or any other document relating to the ADSs and the Common Shares will be distributed in Italy other than to professional investors (investitori professionali), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998 (“Regulation No. 11522”), in accordance with Italian securities, tax, exchange control and all other applicable laws and regulations; provided however, that any such offer, sale or delivery of the ADSs or the Common Shares or distribution of copies of this prospectus or any other document relating to the ADSs or the Common Shares in Italy is (i) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993 (the “Banking Act”), Decree No. 58 of February 24, 1998, Regulation No. 11522, as amended, and any other applicable laws and regulations; and (ii) in compliance with any other applicable notification requirement or limitation which may be imposed upon the offer of ADSs or the Common Shares in Italy by CONSOB or the Bank of Italy. Any investor purchasing the ADSs or Common Shares in the offering is solely responsible for ensuring that any offer or resale of the ADSs or Common Shares it purchased occurs in compliance with applicable laws and regulations. This prospectus and the information contained herein is intended only for the use of its recipient and is not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this prospectus may rely on it or its content.

      Each international underwriter has acknowledged that: (i) it has not offered or sold, and will not offer or sell, the ADSs or Common Shares to any investors in Switzerland other than on a non-public basis; (ii) this prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht); and (iii) none of this offering, the ADSs or the Common Shares has been or will be approved by any Swiss regulatory authority.

      No offering document (including the prospectus supplement and any amendment, supplement or replacement thereto) subject to the approval (visa) of the Commission des opérations de bourse has been prepared in connection with the offering. The ADSs or Common Shares may not be offered or sold to the public in France and neither this prospectus nor any other offering material or information contained herein relating to the ADSs and the Common Shares may be released, issued or distributed or caused to be released, issued or distributed to the public in France, or used in connection with any offering in respect of the ADSs or the Common Shares to the public in France. The offering shall be made in France only to qualified investors (investisseurs qualifiés) acting for their own account as defined in article L.411-2 of the French Code Monétaire et Financier and Décret no. 98-880 dated October 1, 1998. The direct or indirect resale to the public in France of any ADSs or Common Shares acquired by such qualified investors may be made only as provided by articles L.412-1 and L.621-8 of the French Code Monétaire et Financier and applicable regulations thereunder. Persons into whose possession this prospectus or any amendment, supplement, or replacement thereto come must inform themselves about and observe any such restrictions. This offering does not constitute a solicitation by anyone not authorized to so act and the prospectus may not be used for or in connection with the offering to solicit anyone to whom it is unlawful to make the offering.

      Prior to this offering, there has been no public market for our ADSs or Common Shares. Consequently, the initial public offering price for the ADSs and the Common Shares was determined by negotiations among us, the selling shareholders, and the representatives of the underwriters. Among the factors considered in determining the initial public offering price of the ADSs and the Common Shares, were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for our industry, our management, and currently prevailing general conditions in the equity securities market, including current market valuations of publicly traded companies considered comparable to our company.

      However, it is possible that the prices at which the ADSs or the Common Shares will sell in the public market after the combined offering will be lower than the initial public offering price or that an active trading market for the ADSs or the Common Shares will not develop and continue after this offering.

      We have applied to list the ADSs on the New York Stock Exchange under the symbol “HXM” and to list the Common Shares on the Mexican Stock Exchange under the symbol “HOMEX.”

      The following table shows the underwriting discounts and commissions that we and the selling shareholders are to pay to the international underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ options to purchase additional ADSs.

	Paid by Homex		Paid by selling shareholders

	No exercise	Full exercise	No exercise	Full exercise

Per Common Share
Per ADS
Total

      In connection with the offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the international underwriters, may purchase and sell, and may direct the Mexican underwriters to purchase and sell, ADSs or Common Shares in the open market. These transactions may include short sales, syndicate covering transactions, and stabilizing transactions. Short sales involve syndicate sales of ADSs or Common Shares in excess of the number of ADSs or Common Shares to be purchased by the international underwriters and the Mexican underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of ADSs or Common Shares made in an amount up to the number of ADSs or Common Shares represented by the international underwriters’ and the Mexican underwriters’ over-allotment options. In determining the source of shares to close out the covered syndicate short position, the joint global coordinators will consider, among other things, the price of ADSs or Common Shares available for purchase in the open market as compared to the price at which they may purchase ADSs or Common Shares through the over-allotment options. Transactions to close out the covered syndicate short involve either purchases of ADSs or Common Shares in the open market after the distribution has been completed or the exercise of the over-allotment options. Merrill Lynch, Pierce, Fenner & Smith Incorporated may also make, and may direct the Mexican underwriters to make, “naked”’ short sales of ADSs or Common Shares in excess of the over-allotment options. Merrill Lynch, Pierce, Fenner & Smith Incorporated must close out, and must direct the Mexican underwriters to close out, any naked short position by purchasing ADSs or Common Shares in the open market. A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of the ADSs or Common Shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of ADSs or Common Shares in the open market while the offering is in progress.

      The international underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the joint global coordinators repurchase ADSs or Common Shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the ADSs or the Common Shares. They may also cause the price of the ADSs or the Common Shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The international underwriters and the Mexican underwriters may conduct these transactions on the New York Stock Exchange and/or the Mexican Stock Exchange, in the over-the-counter market, or otherwise. If the international underwriters and the Mexican underwriters commence any of these transactions, they may discontinue them at any time.

      We estimate that the total expenses of this offering will be approximately U.S.$1,750,000, all of which will be paid by us.

      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of ADSs, in the form of ADSs or

Common Shares, to underwriters for sale to their online brokerage account holders. The representatives of the international underwriters will allocate ADSs, in the form of ADSs or Common Shares, to international underwriters that may make Internet distributions on the same basis as other allocations. In addition, ADSs, in the form of ADSs or Common Shares, may be sold by the international underwriters to securities dealers who resell ADSs, in the form of ADSs or Common Shares, to online brokerage account holders.

      We and the selling stockholders have agreed to indemnify the international underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

      The validity of the Common Shares under Mexican law will be passed upon for us and the selling shareholders by Mijares, Angoitia, Cortés y Fuentes, S.C., Mexico City, Mexico, and for the underwriters by Ritch, Heather y Mueller, S.C., Mexico City, Mexico. The validity of the ADSs under New York law and certain legal matters of United States and New York law will be passed upon for us and the selling shareholders by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois. Certain legal matters of United States and New York law relating to the international offering will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

EXPERTS

      The financial statements as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included in this prospectus have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C., a member firm of Deloitte Touche Tohmatsu, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a registration statement for the ADSs and Common Shares, including exhibits, that we have filed with the SEC on Form F-1 and on Form F-6 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents.

      We will be required to file the information indicated below with the SEC under the U.S. Securities Exchange Act of 1934 following the combined offering:

•	annual reports on Form 20-F, on or before June 30 of each year; and

•	reports on Form 6-K containing

•	information we make public in Mexico, promptly after it is made public,

•	information we file with the Mexican Stock Exchange, promptly after it is filed, and

•	information we file with the CNBV, promptly after it is filed. Please see “Market Information — Market Regulations and Registration Standards” beginning on page 22 of this prospectus for a description of the information that we will be required to file with the CNBV following the combined offering.

As a foreign private issuer, we are exempt from U.S. Securities and Exchange Act rules regarding proxy statements and short-swing profits.

      You may read and copy any materials filed with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov and at our web site at www.homex.com.mx.

      We will provide the depositary with annual reports in English, which will include a review of operations and annual audited consolidated financial statements prepared according to Mexican GAAP. The annual reports will include a reconciliation of net income and shareholders’ equity to U.S. GAAP. We will also furnish the depositary with an English translation of our unaudited quarterly financial statements for each of the first three calendar quarters prepared in accordance with Mexican GAAP. The depositary has agreed to mail these documents to registered ADS holders promptly after it receives them.

      We will also provide the depositary, in English, with all notices of shareholders’ meetings and other reports, communications and information that are made generally available to holders of Common Shares. The depositary has agreed to mail to all ADR holders a notice containing the information (or a summary of the information) included in any notice of a meeting of our shareholders it receives. The depositary has also agreed to make available to all ADR holders any notices and all other reports and communications it receives.

ENFORCEABILITY OF CIVIL LIABILITIES

      We are a corporation (sociedad anónima de capital variable) organized under the laws of Mexico. Most of our directors and officers, the selling shareholders, and certain of the experts named in this prospectus reside in Mexico. In addition, most or all of our assets are located in Mexico.

      We have been advised by our Mexican counsel, Mijares, Angoitia, Cortés y Fuentes, S.C., that:

•	you may not be able to serve process within the United States upon our directors and officers, the selling shareholders, and certain of the experts named in this prospectus;

•	you may not be able to enforce judgments of United States courts against these individuals in Mexico, including judgments based on the civil liability provisions of the federal securities laws of the United States; and

•	Mexican courts may not recognize the grounds or remedies for actions originally brought in a Mexican court against us or the individuals named above based on the federal securities laws of the United States.

CERTAIN TERMS USED IN THIS PROSPECTUS

      The following table sets forth a list of acronyms commonly used in Mexico to refer to certain Mexican organizations, programs, and governmental agencies that we use in this prospectus.

CNBV	Mexican Banking and Securities Commission (Comisión Nacional Bancaria y de Valores)

CANADEVI	Mexican Home Building and Development Industry Chamber of Commerce (Cámara Nacional de la Industria del Desarrollo y Promoción de Vivienda)

CONAFOVI	Mexican Housing Development Commission (Comisión Nacional de Fomento a la Vivienda)

CONAPO	Mexican Population Council (Consejo Nacional de Población)

INDEVAL	Mexican Securities Depositary (S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores, S.A. de C.V.)

INEGI	Mexican Institute of Statistics, Geography, and Computing (Instituto Nacional de Estadística, Geografía e Informática)

INFONAVIT	Mexican Workers’ Housing Fund (Instituto del Fondo Nacional para la Vivienda de los Trabajadores)

ISSFAM	Mexican Armed Forces Social Security Institute (Instituto de Seguridad Social de las Fuerzas Armadas Mexicanas)

FIVIDESU	Mexican Trust for Housing, Social, and Urban Development (Fideicomiso de Vivienda, Desarrollo Social y Urbano)

FONHAPO	Mexican Fund for the People’s Homes (Fondo Nacional de Habitaciones Populares)

FOVISSSTE	Social Security and Services Institute Public-Sector Workers’ Housing Fund (Fondo para la Vivienda y la Seguridad y Servicios Sociales para los Trabajadores del Estado)

NAFIN	Nacional Financiera, S.N.C., a Mexican government-owned domestic economic development bank.

SEDESOL	Mexican Ministry of Social Development (Secretaría de Desarrollo Social)

SHF	Mexican Federal Mortgage Society (Sociedad Hipotecaria Federal, S.N.C., Institución de Banca de Desarrollo)

sofoles	special-purpose financing entities organized under the laws of Mexico (sociedades financieras de objeto limitado)

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

As of March 31, 2004 and 2003
(In thousands of U.S. dollars ($) and thousands of Mexican pesos of purchasing power of March 31, 2004 (Ps.))

	2004		2003

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,788	Ps. 142,968	Ps. 100,493
Accounts receivable (Note 4)	184,612	2,063,963	1,242,759
Inventories (Note 5)	112,718	1,260,190	463,132
Other current assets (Note 6)	3,182	35,572	26,834

Total current assets	313,300	3,502,693	1,833,218
INVESTMENTS IN TRUST (Notes 9 and 15)	2,337	26,124	—
PROPERTY AND EQUIPMENT (Note 7)	2,824	31,567	17,271
OTHER ASSETS	846	9,465	9,812

TOTAL	$319,307	Ps.3,569,849	Ps.1,860,301

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Notes payable to financial institutions (Note 8):
Affiliates	$10,282	Ps. 114,955	Ps. 221,372
Other	51,103	571,336	253,951
Accounts payable (Note 9)	85,625	957,291	199,701
Advances from customers	2,172	24,281	16,060
Other current liabilities and taxes payable (Note 10)	4,121	46,069	28,905
Due to Econoblock, S.A. de C.V. (related party)	1,884	21,060	9,773
Accrued income taxes	3,115	34,826	25,530
Accrued employee statutory profit sharing	32	350	1,189

Total current liabilities	158,334	1,770,168	756,481
DEFERRED INCOME TAXES (Note 14)	33,509	374,636	183,804

Total liabilities	191,843	2,144,804	940,285
COMMITMENTS AND CONTINGENCIES (Notes 15 and 16)
STOCKHOLDERS’ EQUITY (Note 11):
Common stock	14,958	167,227	161,549
Additional paid-in capital	50,265	561,967	505,497
Retained earnings	44,621	498,869	89,611
Excess in restated stockholders’ equity	26,819	299,841	299,841
Cumulative initial effect of deferred income taxes	(12,210)	(136,517)	(136,517)

Majority stockholders’ equity	124,453	1,391,387	919,981
Minority interest	3,011	33,658	35

Total stockholders’ equity	127,464	1,425,045	920,016

TOTAL	$319,307	Ps.3,569,849	Ps.1,860,301

See accompanying notes to unaudited consolidated financial statements.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

For the three months ended March 31, 2004 and 2003
(In thousands of U.S. dollars ($) and thousands of Mexican pesos of purchasing power of March 31, 2004 (Ps.), except number of shares and per share amounts)

	2004		2003

REVENUES	$83,455	Ps. 933,029	Ps. 395,214
COSTS	57,865	646,927	274,770

GROSS PROFIT	25,590	286,102	120,444
SELLING AND ADMINISTRATIVE EXPENSES (Note 13)	7,060	78,930	45,579

OPERATING INCOME	18,530	207,172	74,865
OTHER INCOME	149	1,671	1,114
NET COMPREHENSIVE FINANCING COST:
Interest expense	2,132	23,831	28,841
Interest income	(430)	(4,805)	(89)
Foreign exchange (gain) loss	1	10	(3,475)
Monetary position loss	1,068	11,945	12,052

	2,771	30,981	37,329

INCOME BEFORE INCOME TAX AND EMPLOYEE STATUTORY PROFIT SHARING EXPENSE	15,908	177,862	38,650
INCOME TAX EXPENSE (Note 14)	5,377	60,119	17,574

NET INCOME	$10,531	Ps. 117,743	Ps. 21,076

MAJORITY INTEREST	$10,556	Ps. 118,022	Ps. 21,058
MINORITY INTEREST	(25)	(279)	18

NET INCOME	$10,531	Ps. 117,743	Ps. 21,076

WEIGHTED AVERAGE SHARES OUTSTANDING (BASIC AND DILUTED)	241,787,330	241,787,330	175,724,125

EARNINGS (LOSS) PER SHARE (BASIC AND DILUTED)	$0.04	Ps. 0.49	Ps. 0.12

See accompanying notes to unaudited consolidated financial statements.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the three months ended March 31, 2004 and 2003
(In thousands of U.S. dollars ($) and thousands of Mexican pesos of purchasing power of March 31, 2004 (Ps.))

					Cumulative
					Initial
				Excess in	Effect of
		Additional		Restated	Deferred		Total
	Common	Paid-In	Retained	Stockholders’	Income	Minority	Stockholders’
	Stock	Capital	Earnings	Equity	Taxes	Interest	Equity

BALANCES AS OF JANUARY 1, 2003	Ps. 161,549	Ps. 505,497	Ps. 68,553	Ps. 299,841	Ps.(136,517)	Ps. 17	Ps. 898,940
Comprehensive income	—	—	21,058	—	—	18	21,076

BALANCES AS OF MARCH 31, 2003	161,549	505,497	89,611	299,841	(136,517)	35	920,016

BALANCES AS OF JANUARY 1, 2004	167,227	561,967	380,847	299,841	(136,517)	33,937	1,307,302
Comprehensive income	—	—	118,022	—	—	(279)	117,743

BALANCES AS OF MARCH 31, 2004	Ps. 167,227	Ps. 561,967	Ps. 498,869	Ps. 299,841	Ps.(136,517)	Ps. 33,658	Ps. 1,425,045

BALANCES AS OF JANUARY 1, 2004	$14,958	$50,265	$34,065	$26,819	$(12,210)	$3,036	$116,933
Comprehensive income	—	—	10,556	—	—	(25)	10,531

BALANCES AS OF MARCH 31, 2004	$14,958	$50,265	$44,621	$26,819	$(12,210)	$3,011	$127,464

See accompanying notes to unaudited consolidated financial statements.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

For the three months ended March 31, 2004 and 2003

	2004			2003

	(In thousands of U.S. dollars ($) and
	thousands of Mexican pesos of purchasing
	power of March 31, 2004 (Ps.))
OPERATING ACTIVITIES:
Net income (loss)	$10,531	Ps.	117,743	Ps.	21,076
Items that did not require (generate) resources:
Depreciation	151		1,689		1,110
Deferred income taxes and employee statutory profit sharing	2,846		31,816		(7,817)

	13,528		151,248		14,369
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(25,670)		(286,993)		(19,864)
Inventories	(4,561)		(50,993)		(58,688)
Other current assets	(586)		(6,553)		1,697
Increase (decrease) in:
Accounts payable	2,724		30,457		25,896
Due to related parties	152		1,708		(2,060)
Other, net	4,753		53,146		976

Net resources used in operating activities	(9,660)		(107,980)		(37,674)
FINANCING ACTIVITIES:
Notes payable to financial institutions —
Proceeds from new borrowings	7,707		86,162		95,595
Payments	(2,160)		(24,154)		(96,221)
Affiliated companies —
Proceeds from new borrowings	901		10,068		142,567
Payments	(3,072)		(34,348)		(69,021)

Net resources generated by financing activities	3,376		37,728		72,920
INVESTING ACTIVITIES:
Investments in trust	37		412		—
Acquisition of property and equipment	(628)		(7,024)		(985)

Net resources used in investing activities	(591)		(6,612)		(985)

CASH AND CASH EQUIVALENTS:
Net increase (decrease)	(6,875)		(76,864)		34,261
Balance at beginning of year	19,663		219,832		66,232

Balance at end of year	$12,788	Ps.	142,968	Ps.	100,493

See accompanying notes to unaudited consolidated financial statements.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended March 31, 2004 and 2003
(In thousands of Mexican pesos of purchasing power of March 31, 2004 (Ps.))

1.	Nature of Business

      Homex (the “Company”) is a vertically integrated company engaged in the development, construction and sale of affordable entry level and middle income housing in Mexico. The Company engages in land acquisition, constructing, marketing and selling homes, obtaining individual financing for its clients and developing communities to satisfy housing needs in Mexico.

      The Company’s predecessor was incorporated on February 23, 1989 and the Company was incorporated on March 30, 1998 as a Mexican variable capital corporation (S.A. de C.V.). During 1999 ZN Mexico Trust, a private equity fund specializing in investing in private companies in Mexico, became a shareholder of the Company. In 2002 Equity International Properties, Ltd., a Sam Zell affiliated company with significant experience in the real estate sector, became a shareholder of the Company.

2.	Basis of Presentation

      These consolidated financial statements are presented on the basis of accounting principles generally accepted in Mexico (Mexican GAAP), which vary in certain significant respects from accounting principles generally accepted in the United States of America (U.S. GAAP). Please see the consolidated financial statements as of December 31, 2003 and 2002 and the three years in the period ended December 31, 2003 for a reconciliation between Mexican GAAP and U.S. GAAP and a summary of the differences that affect the consolidated financial statements of the Company.

      Solely for the convenience of readers in the United States of America, the consolidated financial statements as of and for the three months ended March 31, 2004 have been translated into U.S. dollars at the rate of Ps. 11.18 per one U.S. dollar, the noon buying rate in New York City for cable transfers in Mexican pesos as certified for customs purposes published by the Federal Reserve Bank of New York as of March 31, 2004. Such translation should not be interpreted as a representation that the Mexican peso amounts have been, could have been, or could in the future be, translated into U.S. dollars at this or any other exchange rate.

      The accompanying financial statements include the accounts of the Company and its subsidiaries and in the opinion of management, contain all adjustments, including adjustments of a normal and recurring nature, necessary for a fair presentation of financial position and results of operations. Results of operations for interim periods are not necessarily indicative of results for the full year. The accompanying financial statements and notes thereto should be read in conjunction with the Company’s 2003 financial statements.

a. Consolidation of financial statements — The consolidated financial statements include those of Desarrolladora Homex, S.A. de C.V. (“Homex”) and its consolidated subsidiaries (collectively the “Company”). A description of Homex’s consolidated subsidiaries and its direct and indirect ownership interest in each is set forth below. Intercompany balances and transactions have been eliminated in

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

these consolidated financial statements. Equity interests of unaffiliated shareholders in consolidated subsidiaries are reflected as minority interest.

	Ownership
Company	Percentage	Activity

Proyectos Inmobiliarios de Culiacán, S.A. de C.V.	100.00%	Construction and development of houses
Desarrolladora de Casas del Noroeste, S.A. de C.V.	100.00%	Construction and development of housing complexes
Administradora Picsa, S.A. de C.V.	100.00%	Rendering of administrative services to and professional services for affiliated companies
Altos Mandos de Negocios, S.A. de C.V.	100.00%	Rendering of administrative services to affiliated companies
Homex Cuautitlán, S.A. de C.V.	60.00%	Construction and development of houses
Homex Atizapán, S.A. de C.V.	67.00%	Construction and development of houses
AAA Homex Trust, Nacional Financiera, S.N.C., as trustee	100.00%	Rendering of financial services

b. Comprehensive income — Comprehensive income presented in the accompanying statements of changes in stockholders’ equity represents the Company’s total activity during each year and is comprised of the net income of the year, plus other comprehensive income (loss) items of the same period which, in accordance with Mexican GAAP, are presented directly in stockholders’ equity without affecting the consolidated statements of income. In 2003 and 2004, there were no items of other comprehensive income (loss).

3.	Summary of Significant Accounting Policies

      The accounting policies followed by the Company are in conformity with Mexican GAAP, which require that management make certain estimates and use certain assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Although these estimates are based on management’s best knowledge of current events, actual results may differ. The significant accounting policies of the Company are as follows:

a. Recognition of the effects of inflation — The Company restates its consolidated financial statements to Mexican peso purchasing power as of the most recent balance sheet date presented. Accordingly, the consolidated financial statements of the prior years have been restated to Mexican pesos of purchasing power of March 31, 2004 and, therefore, differ from those originally reported in the prior year.

b. Cash equivalents — Temporary investments representing cash equivalents are stated at the lower of acquisition cost plus accrued yields, or estimated net realizable value.

c. Inventories and costs — Finished construction, construction-in-process and land for development are recorded at acquisition cost and restated using the National Consumer Price Index (NCPI). Costs are also restated by applying such index.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

d. Property and equipment — Property and equipment are initially recorded at acquisition cost and restated using the NCPI. Depreciation is calculated using the straight-line method based on the remaining useful lives of the related assets, as follows:

Years

Machinery and equipment	4 to 10
Transportation equipment	4
Computers	4
Office furniture and equipment	10
Communication equipment	4

e. Employee retirement obligations — Statutory seniority premiums are recognized as costs over employee years of service and are calculated by independent actuaries using the projected unit credit method at net discount rates. Severance cost is charged to results when the liability is determined to be payable. Due to the low level of seniority for the majority of the Company’s employees, the liability for employee retirement obligations is not significant at March 31, 2004 or 2003.

f. Warranties — The Company provides a twelve-month warranty following delivery of the home against construction defects. The Company records a provision for warranty costs based on warranty costs incurred over the past three years.

g. Income tax, tax on assets, and employee statutory profit sharing — Income tax (ISR) and employee statutory profit sharing (PTU) are recorded in results of the year in which they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the book and tax values of assets and liabilities plus any future benefits from tax loss carryforwards. Deferred ISR assets are reduced by any benefits about which there is uncertainty as to their realizability. Deferred PTU is derived from temporary differences between the accounting result and income for PTU purposes and is recognized only when it can be reasonably assumed that they will generate a liability or benefit, and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

      The tax on assets paid that is expected to be recoverable is recorded as an advance payment of ISR and is presented in the balance sheet decreasing the deferred ISR liability.

g. Foreign currency transactions — Foreign currency transactions are recorded at the applicable exchange rate in effect at the transaction date. Exchange fluctuations are recorded as a component of net comprehensive financing cost in the consolidated statements of income.

h. Excess in restated stockholders’ equity — The excess in restated stockholders’ equity represents the accumulated monetary position result through the initial restatement of the consolidated financial statements and the gain (loss) from holding nonmonetary assets through December 31, 1996, which resulted from restating certain nonmonetary assets above (below) inflation utilizing appraisal values.

i. Revenue and cost recognition — Revenues from the Company’s activities as a developer are recorded pursuant to the percentage-of-completion method, measured by the percentage of actual costs incurred to total estimated costs for each development and each project. Under this method, the estimated revenue for each development and project is multiplied by such percentage to determine the amount of revenue to be recognized. The Company begins applying the percentage-of-completion method when the following conditions have been met:

•	The Company establishes that the homebuyer will obtain the required financing from the mortgage lender;

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	The homebuyer has submitted all required documents in order to obtain the financing from the mortgage lender;

•	The homebuyer has signed a purchase agreement; and

•	The homebuyer has made a down payment, where down payments are required.

j. Monetary position loss — The monetary position result, which represents the erosion of purchasing power of monetary items caused by inflation, is calculated by applying NCPI factors to monthly net monetary position. (Gains) losses result from maintaining a net monetary (liability) asset position.

k. Earnings (loss) per share — Earnings (loss) per share is calculated by dividing net income (loss) of majority interest by the weighted average number of shares outstanding during the year. The Company does not have any dilutive securities; therefore, basic and diluted earnings (loss) per share is the same.

4.	Accounts Receivable

	2004		2003

Due from customers	Ps.	383,138	Ps.	65,993
Unbilled revenues on developments in progress		1,553,025		1,054,940
Services		7,948		36,897

		1,944,111		1,157,830
Allowance for doubtful accounts		(6,214)		(5,058)

Net		1,937,897		1,152,722
Other debtors		98,571		70,878
Recoverable value-added taxes		27,495		19,109

	Ps.	2,063,963	Ps.	1,242,759

      Unbilled revenues on developments in progress represent revenues recognized on costs incurred, in accordance with the percentage-of-completion method, which have not yet been billed. Amounts are recorded in this account as the costs are incurred.

5.	Inventories

	2004		2003

Finished construction	Ps.	2,058	Ps.	2,141
Construction-in-process		198,844		85,962
Land for development		997,172		342,105
Construction materials		33,985		16,756
Merchandise-in-transit		9,797		2,822
Advances to suppliers		18,334		13,346

	Ps.	1,260,190	Ps.	463,132

      The construction-in-process and Ps. 63,038 of land for development have been pledged as collateral for the Company’s notes payable (see Note 8).

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Other Current Assets

	2004		2003

Sales commissions	Ps.	19,318	Ps.
Prepaid expenses		13,046		25,133
Insurance and bond contracts		559		884
Prepaid interest		2,649		817

	Ps.	35,572	Ps.	26,834

7.	Property and Equipment

	2004		2003

Machinery and equipment	Ps.	12,414	Ps.	8,590
Transportation equipment		20,520		14,148
Office furniture and equipment		8,472		3,718
Computers		15,674		11,053
Communication equipment		2,523		961

		59,603		38,470
Accumulated depreciation		(28,036)		(21,199)

	Ps.	31,567	Ps.	17,271

8.	Notes Payable to Financial Institutions

      Notes payable to affiliated financial institutions are as follows:

	2004		2003

UDI Denominated Notes Payable
Hipotecaria Crédito y Casa, S.A. de C.V.
Note payable bearing interest at 11.2%	Ps.	16,170	Ps.	10,405
Mexican Peso Denominated Notes Payable
Hipotecaria Crédito y Casa, S.A. de C.V.
Notes payable bearing interest ranging from the Mexican Government Treasury Securities Rate (Cetes) plus 6% to the Mexican Interbank Rate (TIIE) plus 5.5%		64,101		175,103
Crédito Inmobiliario, S.A. de C.V.
Note payable bearing interest at TIIE plus 5.7%		34,684		35,864

Total	Ps.	114,955	Ps.	221,372

      Notes payable to other financial institutions are as follows:

	2004		2003

UDI Denominated Notes Payable
Hipotecaria Su Casita, S.A. de C.V.
Note payable bearing interest at a fixed rate of 9.00%	Ps.	—	Ps.	38,550

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2004		2003

Mexican Peso Denominated Notes Payable
BBVA Bancomer, S.A.
Notes payable bearing interest at TIIE plus 3.00%		24,586		31,636
HSBC México, S.A.
Note payable bearing interest at TIIE plus 4.75%		13,000		8,180
IXE Banco, S.A.
Note payable bearing interest at TIIE plus 3.50%		33,750		50,725
Commercial paper placed through:
IXE Casa de Bolsa, S.A. de C.V.
One year note issued on May 28, 2003 bearing interest at TIIE plus 3.25%		120,000		124,860
IXE Casa de Bolsa, S.A. de C.V.
One year note issued on November 14, 2003 bearing interest at TIIE plus 2.95%		130,000		—
Multivalores Casa de Bolsa, S.A. de C.V.
One year note issued on December 19, 2003 bearing interest at TIIE plus 2.70%		250,000		—

Total	Ps.	571,336	Ps.	253,951

      As of March 31, 2004 and 2003 the Cetes interest rate was 6.21% and 8.43%, respectively, and the TIIE interest rate was 6.25% and 9.33%, respectively.

      As of March 31, 2004 and 2003 the UDI value was $3.408507 and $3.262916, respectively.

9.	Accounts Payable

	2004		2003

Suppliers	Ps.	457,970	Ps.	188,083
Land purchases		491,147		6,041
Other		8,174		5,577

	Ps.	957,291	Ps.	199,701

      The Company has assisted in obtaining financing for many of its suppliers from various financial institutions, through a factoring arrangement sponsored by Nacional Financiera. In connection with this arrangement, the Company established AAA-Homex Trust, a non-bank financial intermediary, with a supplier-support revolving line of credit of $130,000 and a guaranty fund of $26,124 held in an investment account. Under this program suppliers’ invoices are paid by the Trust and the Company pays the Trust on standard terms. Suppliers are paid on a timelier basis thus reducing the need for additional construction financing. As of March 31, 2004, supplier accounts under this program totaled $128,455. Suppliers absorb the factoring program’s financing costs.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Other Current Liabilities and Taxes Payable

	2004		2003

Value-added taxes	Ps.	1,163	Ps.	4,077
Taxes payable, other than income taxes, and accrued expenses		41,810		24,311
Other		3,096		517

	Ps.	46,069	Ps.	28,905

11.	Stockholders’ Equity

      a. Common stock at par value (historical pesos) as of March 31, is as follows:

	Number of Shares

	2004	2003	2004		2003

Fixed capital Series B	100,000	100,000	Ps.	50	Ps.	50
Variable capital Series B	248,184,817	237,260,285		124,092		118,630

TOTAL	248,284,817	237,360,285	Ps.	124,142	Ps.	118,680

      Common stock consists of nominative Series B shares that have no ownership limitations. Variable capital may be increased without limitation.

      b. Pursuant to a resolution of the General Ordinary Stockholders’ Meeting on August 15, 2003, variable common stock was increased by 10,924,532 no-par value Series “B,” Sub Series “B3” shares for Ps. 5,678 (5,462 historical Mexican pesos), through cash contributions. Shares were paid at U.S. $0.503454 each, of which Ps. 0.50 per share was applied to common stock and Ps. 56,470 (54,319 historical Mexican pesos) was applied to additional paid-in capital.

      c. Retained earnings includes the statutory legal reserve. Mexican General Corporate Law requires that at least 5% of net income of the year be transferred to the legal reserve until the reserve equals 20% of capital stock at par value (historical pesos). The legal reserve may be capitalized but may not be distributed unless the entity is dissolved. The legal reserve must be replenished if it is reduced for any reason. At December 31, 2003 and 2002, the legal reserve, in historical pesos, was Ps. 1,376 and Ps. 1,430, respectively.

      d. As of March 31, 2004, retained earnings and excess in restated stockholders’ equity include Ps. 586,638 of undistributed income and Ps. 163,324 of undistributed other capital items of associated companies.

      e. The balances of the stockholders’ equity tax accounts as of March 31, are:

	2004	2003

Contributed capital account	Ps. 729,194	Ps. 667,046
Net tax income account	1,279	1,279

	Ps. 730,473	Ps. 668,325

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Transactions with Related Parties

      Transactions with related parties (as a result of common shareholders), carried out in the ordinary course of business, were as follows:

	2004	2003

Purchases(1)	Ps. 24,029	Ps. 21,781
Administrative services paid(2)	84,079	42,184
Interest expense(3)	4,199	6,849

(1)	Purchases represent purchases of concrete and cement block from Econoblock, S.A. de C.V., an affiliated company.

(2)	The Company is a party to an administrative services agreement with two entities whose principal owners are officers of the Company.

(3)	Represents interest paid on loans obtained from two affiliated financial institutions (see Note 8).

      Effective May 14, 2004, the Company entered into an agreement with the Company’s CEO and certain members of his family to acquire all of the share capital of Econoblock. Pursuant to this agreement, Econoblock will be merged into the Company’s subsidiary, Desarrolladora de Casas del Noroeste, S.A. de C.V., or DECANO. The Company will receive 94.4% of the shares of the merged entity and the current shareholders of Econoblock will receive the remaining shares. Pursuant to the agreement, the Company’s CEO and certain members of his family have granted the Company the right to purchase their shares of DECANO at book value, or approximately Ps. 4.24 million, on and after December 1, 2004.

      In consideration for their sale of Econoblock to the Company, the former shareholders of Econoblock will have the right to receive 8,481,673 of the Company’s Common Shares for an aggregate price of approximately Ps. 4.24 million. Based on the midpoint of the range of the initial offering price per ADS set forth on the outside front cover of this prospectus, these Common shares have a value of approximately U.S.$                    .

      These values were arrived at by negotiations between Homex, Equity International Properties, Ltd., ZN Mexico Funds, on the one hand, and the shareholders of Econonblock, on the other hand.

13.	Selling and Administrative Expenses

	2004	2003

Selling	Ps. 32,055	Ps. 17,002
Administrative	46,875	28,577

	Ps. 78,930	Ps. 45,579

14.	Income Taxes, Tax on Assets and Employee Statutory Profit Sharing

      In accordance with Mexican tax law, the Company is subject to income tax (ISR) and tax on assets (IMPAC) which take into consideration the taxable and deductible effects of inflation.

      The ISR rate was 35% in 2002 and 34% in 2003, and will be reduced by one percentage point each year until reaching 32% in 2005. In 2002, the deduction for employee statutory profit sharing (PTU) and the obligation to withhold taxes on dividends paid to individuals or foreign residents were eliminated.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      IMPAC is calculated by applying 1.8% on the net average of the majority of restated assets less certain liabilities and is payable only to the extent that it exceeds ISR payable for the same period. If in any year IMPAC exceeds the ISR payable, the IMPAC payment for such excess may be reduced by the amount by which ISR exceeded IMPAC in the three preceding years and any required payment of IMPAC is creditable against the excess of ISR over IMPAC of the following ten years.

      a. ISR and PTU consist of the following:

	2004	2003

ISR:
Current	Ps. 31,864	Ps. 18,819
Deferred	28,255	(1,245)

	Ps. 60,119	Ps. 17,574

      The deferred ISR effect from the reduction in the 2002 ISR rates, related to the gradual reduction of the ISR rates explained above, resulted in the recalculation of the deferred ISR liability recorded as of December 31, 2001. The various rates applicable beginning in 2004 were applied to the temporary differences based on their estimated reversal date.

      b. The reconciliation of the statutory and effective ISR rates expressed as a percentage of income before ISR and PTU for the three months ended March 31, 2004 and 2003 is:

	2004	2003

Statutory rate	33%	34%
Nondeductible expenses	1	(1)
Difference between book and tax inflation effects		12

Effective rate	34%	45%

      c. At March 31, the main items comprising the asset (liability) balance of deferred ISR and PTU are:

	2004	2003

Deferred ISR asset (liability):
Trade accounts receivable	Ps. (512,498)	Ps. (358,680)
Inventories	(155,750)	(42,662)
Prepaid expenses	(4,318)	(8,045)
Accounts payable	31,130	14,057
Other, net	2,483	1,720

Deferred ISR from temporary differences	(638,953)	(293,610)
Effect of tax loss carryforwards	253,885	203,805
Recoverable tax on assets paid	10,432	6,001

Net long-term deferred ISR liability	Ps. (374,636)	Ps. (183,804)

      d. At March 31, 2004, the Company has taxable temporary differences related to deferred PTU, mainly inventories and expense advances, for which the deferred PTU liability of approximately Ps. 10,497 was not recorded because the Company believes that they will not reverse due to the continued nature of its transactions.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      e. Tax loss carryforwards and recoverable IMPAC for which the deferred ISR asset and prepaid ISR, respectively, have been recognized can be recovered subject to certain conditions. Restated amounts as of March 31, 2004 and expiration dates are:

Year of	Tax Loss	Recoverable
Expiration	Carry Forwards	IMPAC

2004	Ps. —	Ps. 16
2005	—	491
2007	—	224
2008	—	512
2009	128,466	337
2010	97,535	115
2011	34,760	—
2012	1,307	3,220
2013	280,550	5,031
2014	226,731	486

	Ps. 769,349	Ps. 10,432

15.	Commitments

      a. The Company participates in an accounts receivable factoring program sponsored by Nacional Financiera, S.N.C. (“Nafinsa”) pursuant to which Nafinsa has granted a line of credit to a trust fund established by the Company, which is used by the trust to provide accounts receivable factoring services to the Company’s suppliers and distributors. Pursuant to this agreement the trust, through the use of the line of credit granted by Nafinsa, finances a portion of the accounts receivable of the Company’s suppliers and distributors. In accordance with the agreement the Company is required to deposit in the trust fund an amount equal to 20% of the total amount of receivables to be financed by Nafinsa. The amount deposited in the trust fund as of March 31, 2004 was Ps. 26,124 and is recorded under the caption investments in trust in the accompanying balance sheet. The Company is also committed to make contributions to the trust fund for an amount equal to the amounts drawn from the lines of credit by the trust. Such contributions would be used to pay Nafinsa in the event that the amounts due and payable by the trust under the line of credit are not covered by the trust’s assets.

      b. The Company leases office space under one-year cancelable operating leases, which are renewed on an annual basis. Rent expense was Ps. 4,715 and Ps. 3,148 for the three months ended March 31, 2004 and 2003, respectively.

16.	Contingencies

      a. As a result of an audit conducted by the Mexican Social Security Institute, a subsidiary of the Company was determined to have underpaid taxes in an undetermined amount as a result of differences identified during the audit. The Company believes that it has meritorious defenses to the assertion of the claim.

      b. Two subsidiaries of the Company have filed for a ruling with the Mexican tax authorities to confirm that they are exempt from value-added taxes payable in connection with work provided in order to construct infrastructure projects (such as roads and utility services) for various of the Company’s housing projects, as well as value-added taxes derived from the acquisition of developed land. In addition, the

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company applied for a refund in respect of such value-added taxes paid for years 1997 through 2002. In 2003, the Company was granted a refund in respect of such taxes paid for the years 1997 through 2002 in the amount of Ps. 74.2 million, net of related expenses of Ps. 3.0 million. Of such Ps. 74.2 million, Ps. 18.3 million, which represents the taxes paid by the Company in 2002, was required to be placed in a trust pending an audit of such tax payments made in 2002 by the Mexican tax authorities. Since the amount of value-added taxes paid by the Company in 2002 was not contested by the Mexican authorities, the Company received such Ps. 18.3 million in March 2004. In addition, the Company is currently in the process of applying for a refund of value-added taxes paid for such services in 2003.

      c. In 2003 the Company received a favorable ruling from administrative tax authorities in Mexico pursuant to which it anticipates a refund for wage credit substitute taxes of approximately Ps. 5.3 million. The Company anticipates receiving the amount in the second quarter of 2004.

      d. The Company is subject to litigation contesting the Company’s ownership of land acquired by it for Ps. 34.5 million. Management of the Company considers that such claim is without merit.

17.	New Accounting Principles

      In March 2003, the IMCP issued Bulletin C-15, “Impairment in the Value of Long-Lived Assets and Their Disposal” (C-15), whose adoption is mandatory for fiscal years beginning on or after January 1, 2004, although early adoption is encouraged. C-15 establishes, among other things, new rules for the calculation and recognition of impairment losses for long-lived assets and their reversal. It also provides guidance as to indicators of potential impairment in the carrying amount of tangible and intangible long-lived assets in use, including goodwill. Companies must test for impairment unless there is conclusive evidence that the indicators of impairment are temporary. The calculation of such loss requires the determination of the recoverable value, which is now defined as the greater of the net selling price of a cash-generating unit and its value in use, which is the net present value of discounted future net cash flows. The accounting principles issued prior to this new Bulletin used future net cash flows, without requiring the discounting of such cash flows. The adoption of this new Bulletin as of January 1, 2004, did not have significant effects on the Company’s consolidated financial position or results of operations.

      In May 2003, the IMCP issued Bulletin C-12, “Financial Instruments of a Debt or Equity Nature or a Combination of Both” (C-12), whose application is mandatory for financial statements of periods beginning on or after January 1, 2004, although early adoption is encouraged. C-12 is the compilation of the standards issued by the IMCP with respect to the issue of debt or equity financial instruments, or a combination of both, and includes additional standards on the accounting recognition for these instruments. Consequently, C-12 indicates the basic differences between liabilities and stockholders’ equity and establishes the rules for classifying and valuing the components of debt and equity of combined financial instruments in the initial recognition. Subsequent recognition and valuation of liabilities and stockholders’ equity of the financial instruments is subject to the standards issued previously in the applicable bulletins. Since the Company has not issued financial instruments of a debt or equity nature, this new accounting principle does not have a significant impact on its consolidated financial position or results of operations.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Desarrolladora Homex, S. A. de C. V.:

      We have audited the accompanying consolidated balance sheets of Derarrolladora Homex, S.A. de C.V. and subsidiaries (collectively referred to as the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity and changes in financial position for each of the three years in the period ended December 31, 2003, all expressed in thousands of Mexican pesos of purchasing power of March 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in Mexico and with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Derarrolladora Homex, S.A. de C.V. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations, changes in their stockholders’ equity and changes in their financial position for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in Mexico.

      Accounting principles generally accepted in Mexico vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of income for the years ended December 31, 2003 and 2002, and the determination of stockholders’ equity at December 31, 2003 and 2002, to the extent summarized in Note 21.

      Our audits also comprehended the translation of the Mexican peso amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. The translation of the financial statement amounts into U.S. dollars and the translation of the financial statements into English have been made solely for the convenience of readers in the United States of America.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member firm of Deloitte Touche Tohmatsu

/s/ LUIS ARMAS ROUSSE

C.P.C. Luis Armas Rousse
Mazatlán, Mexico
April 30, 2004

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2003 and 2002
(In thousands of U.S. dollars ($) and thousands of Mexican pesos of purchasing power of
March 31, 2004 (Ps.))

	2003		2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,663	Ps. 219,832	Ps. 66,233
Accounts receivable (Note 4)	158,942	1,776,970	1,222,894
Inventories (Note 5)	108,157	1,209,197	404,444
Other current assets (Note 6)	2,596	29,019	28,532

Total current assets	289,358	3,235,018	1,722,103
INVESTMENTS IN TRUST (Notes 9 and 17)	2,346	26,233	—
PROPERTY AND EQUIPMENT (Note 7)	2,373	26,536	17,397
OTHER ASSETS	860	9,614	9,934

TOTAL	$294,937	Ps. 3,297,401	Ps. 1,749,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Notes payable to financial institutions (Note 8):
Affiliates	$12,454	Ps. 139,236	Ps. 147,826
Other	45,557	509,329	254,629
Accounts payable (Note 9)	83,107	929,134	173,805
Advances from customers	1,166	13,036	18,434
Other current liabilities and taxes payable (Note 10)	2,901	32,437	48,226
Due to Econoblock, S.A. de C.V. (related party)	1,731	19,352	11,834
Accrued income taxes	393	4,399	2,913
Accrued employee statutory profit sharing	32	356	1,206

Total current liabilities	147,341	1,647,279	658,873
DEFERRED INCOME TAXES (Note 16)	30,664	342,820	191,621

Total liabilities	178,005	1,990,099	850,494
COMMITMENTS AND CONTINGENCIES (Notes 17 and 18)
STOCKHOLDERS’ EQUITY (Note 11):
Common stock	14,958	167,227	161,549
Additional paid-in capital	50,265	561,967	505,497
Retained earnings	34,065	380,847	68,553
Excess in restated stockholders’ equity	26,819	299,841	299,841
Cumulative initial effect of deferred income taxes	(12,210)	(136,517)	(136,517)

Majority stockholders’ equity	113,897	1,273,365	898,923
Minority interest	3,035	33,937	17

Total stockholders’ equity	116,932	1,307,302	898,940

TOTAL	$294,937	Ps. 3,297,401	Ps. 1,749,434

See accompanying notes to consolidated financial statements.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2003, 2002 and 2001
(In thousands of U.S. dollars ($) and thousands of Mexican pesos of purchasing power of March 31, 2004 (Ps.), except number of shares and per share amounts)

	2003			2002		2001

REVENUES	$250,829	Ps.	2,804,267	Ps.	1,308,237	Ps.	783,936
COSTS	180,761		2,020,907		921,899		549,919

GROSS PROFIT	70,068		783,360		386,338		234,017
SELLING AND ADMINISTRATIVE EXPENSES (Note 13)	22,198		248,169		158,564		119,376

OPERATING INCOME	47,870		535,191		227,774		114,641
OTHER INCOME (EXPENSE) (Note 14)	6,684		74,731		(1,715)		10,190
NET COMPREHENSIVE FINANCING COST:
Interest expense (Note 15)	9,968		111,448		126,545		121,686
Interest income	(535)		(5,983)		(1,771)		(82)
Foreign exchange (gain) loss	(113)		(1,260)		89
Monetary position loss	1,551		17,340		18,771		4,374

	10,871		121,545		143,634		125,978

INCOME (LOSS) BEFORE INCOME TAX AND EMPLOYEE STATUTORY PROFIT SHARING EXPENSE	43,683		488,377		82,425		(1,147)
INCOME TAX EXPENSE (Note 16)	15,768		176,285		51,524		16,247
EMPLOYEE STATUTORY PROFIT SHARING EXPENSE (Note 16)	12		136		921		185

NET INCOME (LOSS)	$27,903	Ps.	311,956	Ps.	29,980	Ps.	(17,579)

MAJORITY INTEREST	$27,933	Ps.	312,294	Ps.	29,980	Ps.	(17,579)
MINORITY INTEREST	(30)		(338)		—		—

NET INCOME (LOSS)	$27,903	Ps.	311,956	Ps.	29,980	Ps.	(17,579)

WEIGHTED AVERAGE SHARES OUTSTANDING (BASIC AND DILUTED)	241,520,586		241,520,586		191,896,465		147,637,131

EARNINGS (LOSS) PER SHARE (BASIC AND DILUTED)	$0.12	Ps.	1.29	Ps.	0.16	Ps.	(0.12)

See accompanying notes to consolidated financial statements.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended December 31, 2003, 2002 and 2001

				Excess in	Cumulative
		Additional		Restated	Initial Effect of		Total
	Common	Paid-In	Retained	Stockholders’	Deferred Income	Minority	Stockholders’
	Stock	Capital	Earnings	Equity	Taxes	Interest	Equity

	(in thousands of U.S. dollars ($) and thousands of Mexican pesos of purchasing power of March 31, 2004 (Ps.))
BALANCES AS OF JANUARY 1, 2001	Ps.112,301	Ps.165,157	Ps. 56,152	Ps. 299,841	Ps. (136,517)	Ps. —	Ps. 496,934
Issuance of common stock	15,712	66,152	—	—	—	—	81,864
Comprehensive loss	—	—	(17,579)	—	—	—	(17,579)

BALANCES AS OF DECEMBER 31, 2001	128,013	231,309	38,573	299,841	(136,517)	—	561,219
Issuance of common stock	33,536	274,188	—	—	—	17	307,741
Comprehensive income	—	—	29,980	—	—	—	29,980

BALANCES AS OF DECEMBER 31, 2002	161,549	505,497	68,553	299,841	(136,517)	17	898,940
Issuance of common stock	5,678	56,470	—	—	—	34,258	96,406
Comprehensive income	—	—	312,294	—	—	(338)	311,956

BALANCES AS OF DECEMBER 31, 2003	Ps.167,227	Ps.561,967	Ps.380,847	Ps. 299,841	Ps. (136,517)	Ps.33,937	Ps. 1,307,302

BALANCES AS OF DECEMBER 31, 2002	$14,450	$45,214	$6,132	$26,819	$(12,211)	$2	$80,406
Issuance of common stock	508	5,051	—	—	—	3,064	8,623
Comprehensive income	—	—	27,933	—	—	(30)	27,903

BALANCES AS OF DECEMBER 31, 2003	$14,958	$50,265	$34,065	$26,819	$(12,211)	$3,036	$116,932

See accompanying notes to consolidated financial statements.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

For the years ended December 31, 2003, 2002 and 2001

	2003		2002	2001

	(in thousands of U.S. dollars ($) and thousands of
	Mexican pesos of purchasing power of March 31, 2004 (Ps.))
OPERATING ACTIVITIES:
Net income (loss)	$27,903	Ps. 311,956	Ps. 29,980	Ps.(17,579)
Items that did not require (generate) resources:
Depreciation	397	4,441	5,551	7,070
Deferred income taxes and employee statutory profit sharing	13,524	151,199	27,032	962

	41,824	467,596	62,563	(9,547)
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(49,559)	(554,075)	(167,519)	(87,225)
Inventories	(71,982)	(804,754)	(185,448)	74,207
Other current assets	(44)	(487)	(6,250)	(6,719)
Increase (decrease) in:
Accounts payable	56,202	628,340	62,935	19,217
Due to related parties	673	7,519	2,856	8,282
Other, net	(1,809)	(20,229)	12,509	(29,745)

Net resources used in operating activities	(24,695)	(276,090)	(218,354)	(31,530)
FINANCING ACTIVITIES:
Notes payable to financial institutions —
Proceeds from new borrowings	53,177	594,520	416,688	148,929
Payments	(19,036)	(212,833)	(548,054)	(245,430)
Affiliated companies —
Proceeds from new borrowings	35,246	394,052	391,795	559,274
Payments	(36,015)	(402,643)	(324,155)	(479,088)
Proceeds from issuance of common stock	8,623	96,407	307,741	81,865

Net resources generated by financing activities	41,995	469,503	244,015	65,550
INVESTING ACTIVITIES:
Investments in trust	(2,374)	(26,536)	—	—
Acquisition of property and equipment	(1,187)	(13,278)	(5,196)	(8,091)

Net resources used in investing activities	(3,561)	(39,814)	(5,196)	(8,091)

CASH AND CASH EQUIVALENTS:
Net increase	13,739	153,599	20,465	25,929
Balance at beginning of year	5,924	66,233	45,768	19,839

Balance at end of year	$19,663	Ps. 219,832	Ps. 66,233	Ps. 45,768

See accompanying notes to consolidated financial statements.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2001, 2002 and 2003
(In thousands of Mexican pesos of purchasing power of March 31, 2004 (Ps.))

1.	Nature of Business

      Homex (the “Company”) is a vertically integrated company engaged in the development, construction and sale of affordable entry level and middle income housing in Mexico. The Company engages in land acquisition, constructing, marketing and selling homes, obtaining individual financing for its clients and developing communities to satisfy housing needs in Mexico.

      The Company’s predecessor was incorporated on February 23, 1989 and the Company was incorporated on March 30, 1998 as a Mexican variable capital corporation (S.A. de C.V.). During 1999 ZN Mexico Trust, a private equity fund specializing in investing in private companies in Mexico, became a shareholder of the Company. In 2002 Equity International Properties, Ltd., a Sam Zell affiliated company with significant experience in the real estate sector, became a shareholder of the Company.

2.	Basis of Presentation

      These consolidated financial statements are presented on the basis of accounting principles generally accepted in Mexico (Mexican GAAP), which vary in certain significant respects from accounting principles generally accepted in the United States of America (U.S. GAAP) as explained in Note 20. A reconciliation between Mexican GAAP and U.S. GAAP is presented in Note 21.

      Solely for the convenience of readers in the United States of America, the consolidated financial statements as of and for the year ended December 31, 2003 have been translated into U.S. dollars at the rate of Ps. 11.18 per one U.S. dollar, the noon buying rate in New York City for cable transfers in Mexican pesos as certified for customs purposes published by the Federal Reserve Bank of New York as of March 31, 2004. Such translation should not be interpreted as a representation that the Mexican peso amounts have been, could have been, or could in the future be, translated into U.S. dollars at this or any other exchange rate.

a. Consolidation of financial statements — The consolidated financial statements include those of Desarrolladora Homex, S.A. de C.V. (“Homex”) and its consolidated subsidiaries (collectively the “Company”). A description of Homex’s consolidated subsidiaries and its direct and indirect ownership interest in each is set forth below. Intercompany balances and transactions have been eliminated in

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

these consolidated financial statements. Equity interests of unaffiliated shareholders in consolidated subsidiaries are reflected as minority interest.

	Ownership
Company	Percentage	Activity

Proyectos Inmobiliarios de Culiacán, S.A. de C.V.	100.00%	Construction and development of houses
Desarrolladora de Casas del Noroeste, S.A. de C.V.	100.00%	Construction and development of housing complexes
Administradora Picsa, S.A. de C.V.	100.00%	Rendering of administrative services to and professional services for affiliated companies
Altos Mandos de Negocios, S.A. de C.V.	100.00%	Rendering of administrative services to affiliated companies
Homex Cuautitlán, S.A. de C.V.	60.00%	Construction and development of houses
Homex Atizapán, S.A. de C.V.	67.00%	Construction and development of houses
AAA Homex Trust, Nacional Financiera, S.N.C., as trustee	100.00%	Rendering of financial services

b. Comprehensive income (loss) — Comprehensive income (loss) presented in the accompanying statements of changes in stockholders’ equity represents the Company’s total activity during each year and is comprised of the net income (loss) of the year, plus other comprehensive income (loss) items of the same period which, in accordance with Mexican GAAP, are presented directly in stockholders’ equity without affecting the consolidated statements of operations. In 2001, 2002 and 2003, there were no items of other comprehensive income (loss).

3.	Summary of Significant Accounting Policies

      The accounting policies followed by the Company are in conformity with Mexican GAAP, which require that management make certain estimates and use certain assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Although these estimates are based on management’s best knowledge of current events, actual results may differ. The significant accounting policies of the Company are as follows:

a. Recognition of the effects of inflation — The Company restates its consolidated financial statements to Mexican peso purchasing power as of the most recent balance sheet date presented. Accordingly, the consolidated financial statements of the prior years have been restated to Mexican pesos of purchasing power of March 31, 2004 and, therefore, differ from those originally reported in the prior year.

b. Cash equivalents — Temporary investments representing cash equivalents are stated at the lower of acquisition cost plus accrued yields, or estimated net realizable value.

c. Inventories and costs — Finished construction, construction-in-process and land for development are recorded at acquisition cost and restated using the National Consumer Price Index (NCPI). Costs are also restated by applying such index.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

d. Property and equipment — Property and equipment are initially recorded at acquisition cost and restated using the NCPI. Depreciation is calculated using the straight-line method based on the remaining useful lives of the related assets, as follows:

Years

Machinery and equipment	4 to 10
Transportation equipment	4
Computers	4
Office furniture and equipment	10
Communication equipment	4

e. Employee retirement obligations — Statutory seniority premiums are recognized as costs over employee years of service and are calculated by independent actuaries using the projected unit credit method at net discount rates. Severance cost is charged to results when the liability is determined to be payable. Due to the low level of seniority for the majority of the Company’s employees, the liability for employee retirement obligations is not significant at December 31, 2002 or 2003.

f. Warranties — The Company provides a twelve-month warranty following delivery of the home against construction defects. The Company records warranty costs in the period in which such costs are incurred as these costs have historically been immaterial.

g. Income tax, tax on assets, and employee statutory profit sharing — Income tax (ISR) and employee statutory profit sharing (PTU) are recorded in results of the year in which they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the book and tax values of assets and liabilities plus any future benefits from tax loss carryforwards. Deferred ISR assets are reduced by any benefits about which there is uncertainty as to their realizability.

Deferred PTU is derived from temporary differences between the accounting result and income for PTU purposes and is recognized only when it can be reasonably assumed that they will generate a liability or benefit, and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

The tax on assets paid that is expected to be recoverable is recorded as an advance payment of ISR and is presented in the balance sheet decreasing the deferred ISR liability.

h. Foreign currency transactions — Foreign currency transactions are recorded at the applicable exchange rate in effect at the transaction date. Exchange fluctuations are recorded as a component of net comprehensive financing cost in the consolidated statements of operations.

i. Excess in restated stockholders’ equity — The excess in restated stockholders’ equity represents the accumulated monetary position result through the initial restatement of the consolidated financial statements and the gain (loss) from holding nonmonetary assets through December 31, 1996, which resulted from restating certain nonmonetary assets above (below) inflation utilizing appraisal values.

j. Revenue and cost recognition — Revenues from the Company’s activities as a developer are recorded pursuant to the percentage-of-completion method, measured by the percentage of actual costs incurred to total estimated costs for each development and each project. Under this method, the estimated revenue for each development and project is multiplied by such percentage to determine the

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amount of revenue to be recognized. The Company begins applying the percentage-of-completion method when the following conditions have been met:

•	The Company establishes that the homebuyer will obtain the required financing from the mortgage lender;

•	The homebuyer has submitted all required documents in order to obtain the financing from the mortgage lender;

•	The homebuyer has signed a purchase agreement; and

•	The homebuyer has made a down payment, where down payments are required.

k. Monetary position loss — The monetary position result, which represents the erosion of purchasing power of monetary items caused by inflation, is calculated by applying NCPI factors to monthly net monetary position. (Gains) losses result from maintaining a net monetary (liability) asset position.

l. Earnings (loss) per share — Earnings (loss) per share is calculated by dividing net income (loss) of majority interest by the weighted average number of shares outstanding during the year. The Company does not have any dilutive securities; therefore, basic and diluted earnings (loss) per share is the same.

4.	Accounts Receivable

	2003	2002

Due from customers	Ps. 466,856	Ps. 104,940
Unbilled revenues on developments in progress	1,197,494	1,055,389
Services	17,105	28,322

	1,681,455	1,188,651
Allowance for doubtful accounts	(5,969)	(4,684)

Net	1,675,486	1,183,967
Other debtors	47,732	21,895
Recoverable value-added taxes	53,752	17,032

	Ps. 1,776,970	Ps. 1,222,894

      Unbilled revenues on developments in progress represent revenues recognized on costs incurred, in accordance with the percentage-of-completion method, which have not yet been billed. Amounts are recorded in this account as the costs are incurred.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Inventories

	2003	2002

Finished construction	Ps. 2,090	Ps. 2,172
Construction-in-process	245,842	51,593
Land for development	863,664	200,766
Construction materials	29,314	18,748
Merchandise-in-transit	10,792	10,511
Advances to suppliers	57,495	120,654

	Ps. 1,209,197	Ps. 404,444

      The construction-in-process and Ps. 63,038 of land for development have been pledged as collateral for the Company’s notes payable (see Note 8).

6.	Other Current Assets

	2003	2002

Sales commissions	Ps. 13,572	Ps. —
Prepaid expenses	12,573	26,302
Insurance and bond contracts	182	736
Prepaid interest	2,692	1,494

	Ps. 29,019	Ps. 28,532

7.	Property and Equipment

	2003	2002

Machinery and equipment	Ps. 11,218	Ps. 8,054
Transportation equipment	18,902	16,592
Office furniture and equipment	6,121	3,449
Computers	14,455	10,336
Communication equipment	1,884	872

	52,580	39,903
Accumulated depreciation	(26,347)	(21,906)

	Ps. 26,233	Ps. 17,397

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Notes Payable to Financial Institutions

      Notes payable to affiliated financial institutions are as follows:

	2003		2002

UDI Denominated Notes Payable Hipotecaria Crédito y Casa, S.A. de C.V. Note payable bearing interest at 11.2%	Ps.	24,903	Ps.	147,826
Mexican Peso Denominated Notes Payable Hipotecaria Crédito y Casa, S.A. de C.V.
Notes payable bearing interest ranging from the Mexican Government Treasury Securities Rate (Cetes) plus 6% to the Mexican Interbank Rate (TIIE) plus 5.5%		90,882
Crédito Inmobiliario, S.A. de C.V.
Note payable bearing interest at TIIE plus 5.7%		23,451

Total	Ps.	139,236	Ps.	147,826

      Notes payable to other financial institutions are as follows:

	2003		2002

UDI Denominated Notes Payable
Hipotecaria Su Casita, S.A. de C.V.
Note payable bearing interest at a fixed rate of 9.00%	Ps.	—	Ps.	43,294
Metrofinanciera, S.A. de C.V.
Note payable bearing interest at a fixed rate of 9.2%		—		9,694
Mexican Peso Denominated Notes Payable
Terras Hipotecaria, S.A. de C.V.
Note payable bearing interest at the Mexican
Interbank Rate (TIIE) plus 5.72%		—		19,194
BBVA Bancomer, S.A.
Notes payable bearing interest at TIIE plus 3.0%		25,065		53,329
HSBC México, S.A.
Note payable bearing interest at TIIE plus 4.75%		13,205		2,461
IXE Banco, S.A.
Note payable bearing interest at TIIE plus 3.5%		34,282		—
Commercial paper placed through:
IXE Casa de Bolsa, S.A. de C.V.
One year note issued on May 28, 2003 bearing interest at TIIE plus 3.25%		121,891		126,657
IXE Casa de Bolsa, S.A. de C.V.
One year note issued on November 14, 2003 bearing interest at TIIE plus 2.95%		132,049		—
Multivalores Casa de Bolsa, S.A. de C.V.
One year note issued on December 19, 2003 bearing interest at TIIE plus 2.70%		182,837		—

Total	Ps.	509,329	Ps.	254,629

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of December 31, 2003 and 2002, the Cetes interest rate was 6.04% and 8.75%, respectively, and the TIIE interest rate was 8.00% and 8.75%, respectively.

      As of December 31, 2003 and 2002, the UDI value was $3.352003 and $3.225778, respectively.

9.	Accounts Payable

	2003	2002

Suppliers	Ps. 387,546	Ps. 154,630
Land purchases	522,280	17,452
Other	19,308	1,723

	Ps. 929,134	Ps. 173,805

      The Company has assisted in obtaining financing for many of its suppliers from various financial institutions, through a factoring arrangement sponsored by Nacional Financiera. In connection with this arrangement, the Company established AAA-Homex Trust, a non-bank financial intermediary, with a supplier-support revolving line of credit of $130,000 and a guaranty fund of $26,536 held in an investment account. Under this program suppliers’ invoices are paid by the Trust and the Company pays the Trust on standard terms. Suppliers are paid on a timelier basis thus reducing the need for additional construction financing. As of December 31, 2003, supplier accounts under this program totaled $126,988. Suppliers absorb the factoring program’s financing costs.

10.	Other Current Liabilities and Taxes Payable

	2003		2002

Value-added taxes	Ps.	7,815	Ps.	9,259
Taxes payable, other than income taxes, and accrued expenses		24,172		37,556
Other		450		1,411

	Ps.	32,437	Ps.	48,226

11.	Stockholders’ Equity

      a. Common stock at par value (historical pesos) as of December 31, is as follows:

	Number of Shares

	2003	2002	2003		2002

Fixed capital Series B	100,000	100,000	Ps.	50	Ps.	50
Variable capital Series B	248,184,817	237,260,285		124,092		118,630

TOTAL	248,284,817	237,360,285	Ps.	124,142	Ps.	118,680

      Common stock consists of nominative Series B shares that have no ownership limitations. Variable capital may be increased without limitation.

      b. Pursuant to a resolution of the General Ordinary Stockholders’ Meeting on May 7, 2002, variable common stock was increased by 36,868,130 no-par value Series “B”, Sub Series “B3” shares for Ps. 20,376 (18,434 historical Mexican pesos), which were paid at U.S. $0.4611028 each, of which Ps. 0.50 per share was applied to common stock and Ps. 156,724 (141,791 historical Mexican pesos) was applied to additional paid-in capital.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      c. Pursuant to a resolution of the General Ordinary Stockholders’ Meeting on November 11, 2002, variable common stock was increased by 24,768,030 no-par value Series “B”, Sub Series “B3” shares for Ps. 13,160 (12,384 historical Mexican pesos), which were paid at U.S. $0.4844955 each, of which Ps. 0.50 per share was applied to common stock and Ps. 117,464 (110,532 historical Mexican pesos) was applied to additional paid-in capital.

      d. Pursuant to a resolution of the General Ordinary Stockholders’ Meeting on August 15, 2003, variable common stock was increased by 10,924,532 no-par value Series “B”, Sub Series “B3” shares for Ps. 5,678 (5,462 historical Mexican pesos), through cash contributions. Shares were paid at U.S. $0.503454 each, of which Ps. 0.50 per share was applied to common stock and Ps. 56,470 (54,319 historical Mexican pesos) was applied to additional paid-in capital.

      e. Retained earnings includes the statutory legal reserve. Mexican General Corporate Law requires that at least 5% of net income of the year be transferred to the legal reserve until the reserve equals 20% of capital stock at par value (historical pesos). The legal reserve may be capitalized but may not be distributed unless the entity is dissolved. The legal reserve must be replenished if it is reduced for any reason. At December 31, 2003 and 2002, the legal reserve, in historical pesos, was Ps. 1,376 and Ps. 1,430, respectively.

      f. As of December 31, 2003, retained earnings and excess in restated stockholders’ equity include Ps. 469,310 of undistributed income and Ps. 163,324 of undistributed other capital items of associated companies.

      g. The balances of the stockholders’ equity tax accounts as of December 31, are:

	2003		2002

Contributed capital account	Ps.	729,194	Ps.	667,046
Net tax income account		1,279		1,279

	Ps.	730,473	Ps.	668,325

12.	Transactions with Related Parties

      Transactions with related parties (as a result of common shareholders), carried out in the ordinary course of business, were as follows:

	2003		2002		2001

Purchases(1)	Ps.	60,799	Ps.	26,728	Ps.	13,177
Administrative services paid(2)		48,859		30,584		9,290
Interest expense(3)		16,345		15,256		17,645

(1)	Purchases represent purchases of concrete and cement block from an affiliated company.

(2)	The Company is a party to an administrative services agreement with two entities whose principal owners are officers of the Company.

(3)	Represents interest paid on loans obtained from two affiliated financial institutions (see Note 8).

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Selling and Administrative Expenses

	2003		2002		2001

Selling	Ps.	81,528	Ps.	63,089	Ps.	32,169
Administrative		166,641		95,475		87,207

	Ps.	248,169	Ps.	158,564	Ps.	119,376

14.	Other Income (Expense)

	2003		2002		2001

Recovery of taxes (Note 18)	Ps.	70,739	Ps.	2,366	Ps.	—
Gain on sale of fixed assets		—		—		7,573
Other		3,992		(4,081)		2,617

	Ps.	74,731	Ps.	(1,715)	Ps.	10,190

15.	Interest Expense

	2003		2002		2001

Interest expense	Ps.	66,070	Ps.	78,126	Ps.	85,636
Commissions and financing costs		45,378		48,419		36,050

	Ps.	111,448	Ps.	126,545	Ps.	121,686

16.	Income Taxes, Tax on Assets and Employee Statutory Profit Sharing

      In accordance with Mexican tax law, the Company is subject to income tax (ISR) and tax on assets (IMPAC) which take into consideration the taxable and deductible effects of inflation.

      The ISR rate was 35% in 2002 and 34% in 2003, and will be reduced by one percentage point each year until reaching 32% in 2005. In 2002, the deduction for employee statutory profit sharing (PTU) and the obligation to withhold taxes on dividends paid to individuals or foreign residents were eliminated.

      IMPAC is calculated by applying 1.8% on the net average of the majority of restated assets less certain liabilities and is payable only to the extent that it exceeds ISR payable for the same period. If in any year IMPAC exceeds the ISR payable, the IMPAC payment for such excess may be reduced by the amount by which ISR exceeded IMPAC in the three preceding years and any required payment of IMPAC is creditable against the excess of ISR over IMPAC of the following ten years.

      a. ISR and PTU consist of the following:

	2003	2002	2001

ISR:
Current	Ps. 216	Ps. 2,993	Ps. 978
Deferred	176,069	48,304	15,269
Effect of change in statutory rate on deferred ISR		227

	Ps. 176,285	Ps. 51,524	Ps. 16,247

PTU — Current	Ps. 136	Ps. 920	Ps. 185

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The deferred ISR effect from the reduction in the 2002 ISR rates, related to the gradual reduction of the ISR rates explained above, resulted in the recalculation of the deferred ISR liability recorded as of December 31, 2001. The various rates applicable beginning in 2004 were applied to the temporary differences based on their estimated reversal date.

      b. The reconciliation of the statutory and effective ISR rates expressed as a percentage of income before ISR and PTU for the years ended December 31, 2003, 2002 and 2001 is:

	2003	2002	2001

Statutory rate	34%	35%	35%
Nondeductible expenses	1	3	(205)
Difference between book and tax inflation effects	1	24	(1,246)

Effective rate	36%	62%	(1,416)%

      c. At December 31, the main items comprising the asset (liability) balance of deferred ISR and PTU are:

	2003	2002

Deferred ISR asset (liability):
Trade accounts receivable	Ps. (395,173)	Ps. (360,797)
Inventories	(164,082)	(25,359)
Prepaid expenses	(9,929)	(9,888)
Accounts payable	35,332	(3,231)
Other, net	1,865	—

Deferred ISR from temporary differences	(531,987)	(399,275)
Effect of tax loss carryforwards	179,064	205,863
Recoverable tax on assets paid	10,103	1,791

Net long-term deferred ISR liability	Ps. (342,820)	Ps. (191,621)

      d. At December 31, 2003, the Company has taxable temporary differences related to deferred PTU, mainly inventories and expense advances, for which the deferred PTU liability of approximately Ps. 17,731 was not recorded because the Company believes that they will not reverse due to the continued nature of its transactions.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      e. Tax loss carryforwards and recoverable IMPAC for which the deferred ISR asset and prepaid ISR, respectively, have been recognized can be recovered subject to certain conditions. Restated amounts as of December 31, 2003 and expiration dates are:

Year of	Tax Loss	Recoverable
Expiration	Carry Forwards	IMPAC

2004	Ps. —	Ps. 16
2005	—	499
2007	—	228
2008	—	520
2009	128,466	342
2010	97,535	117
2011	34,760	—
2012	1,307	3,271
2013	280,550	5,110

	Ps. 542,618	Ps. 10,103

17.	Commitments

      a. The Company participates in an accounts receivable factoring program sponsored by Nacional Financiera, S.N.C. (“Nafinsa”) pursuant to which Nafinsa has granted a line of credit to a trust fund established by the Company, which is used by the trust to provide accounts receivable factoring services to the Company’s suppliers and distributors. Pursuant to this agreement the trust, through the use of the line of credit granted by Nafinsa, finances a portion of the accounts receivable of the Company’s suppliers and distributors. In accordance with the agreement the Company is required to deposit in the trust fund an amount equal to 20% of the total amount of receivables to be financed by Nafinsa. The amount deposited in the trust fund as of December 31, 2003 was Ps. 26,536 and is recorded under the caption investments in trust in the accompanying balance sheet. The Company is also committed to make contributions to the trust fund for an amount equal to the amounts drawn from the lines of credit by the trust. Such contributions would be used to pay Nafinsa in the event that the amounts due and payable by the trust under the line of credit are not covered by the trust’s assets.

      b. The Company leases office space under one-year cancelable operating leases, which are renewed on an annual basis. Rent expense was Ps. 4,715, Ps. 10,409 and Ps. 3,148 for the years ended December 31, 2003, 2002 and 2001, respectively.

18.	Contingencies

      a. As a result of an audit conducted by the Mexican Social Security Institute, a subsidiary of the Company was determined to have underpaid taxes in an undetermined amount as a result of differences identified during the audit. The Company believes that it has meritorious defenses to the assertion of the claim.

      b. Two subsidiaries of the Company have filed for a ruling with the Mexican tax authorities to confirm that they are exempt from value-added taxes payable in connection with work provided in order to construct infrastructure projects (such as roads and utility services) for various of the Company’s housing projects, as well as value-added taxes derived from the acquisition of developed land. In addition, the Company applied for a refund in respect of such value-added taxes paid for years 1997 through 2002. In 2003, the Company was granted a refund in respect of such taxes paid for the years 1997 through 2002 in

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the amount of Ps. 74.2 million, net of related expenses of Ps. 3.0 million. Of such Ps. 74.2 million, Ps. 18.3 million, which represents the taxes paid by the Company in 2002, were required to be placed in a trust pending an audit of such tax payments made in 2002 by the Mexican tax authorities. Since the amount of value-added taxes paid by the Company in 2002 was not contested by the Mexican authorities, the Company received such Ps. 18.3 million in March 2004. In addition, the Company is currently in the process of applying for a refund of value-added taxes paid for such services in 2003.

      c. In 2003 the Company received a favorable ruling from administrative tax authorities in Mexico pursuant to which it anticipates a refund for wage credit substitute taxes of approximately Ps. 5.3 million. The Company anticipates receiving the amount in the second quarter of 2004.

      d. The Company is subject to litigation contesting the Company’s ownership of land acquired by it for Ps. 34.5 million. Management of the Company considers that such claim is without merit.

19.	New Accounting Principles

      In March 2003, the IMCP issued Bulletin C-15, “Impairment in the Value of Long-Lived Assets and Their Disposal” (C-15), whose adoption is mandatory for fiscal years beginning on or after January 1, 2004, although early adoption is encouraged. C-15 establishes, among other things, new rules for the calculation and recognition of impairment losses for long-lived assets and their reversal. It also provides guidance as to indicators of potential impairment in the carrying amount of tangible and intangible long-lived assets in use, including goodwill. Companies must test for impairment unless there is conclusive evidence that the indicators of impairment are temporary. The calculation of such loss requires the determination of the recoverable value, which is now defined as the greater of the net selling price of a cash-generating unit and its value in use, which is the net present value of discounted future net cash flows. The accounting principles issued prior to this new Bulletin used future net cash flows, without requiring the discounting of such cash flows. Management believes that the adoption of this new Bulletin as of January 1, 2004, will not have significant effects on the Company’s consolidated financial position or results of operations.

      In May 2003, the IMCP issued Bulletin C-12, “Financial Instruments of a Debt or Equity Nature or a Combination of Both” (C-12), whose application is mandatory for financial statements of periods beginning on or after January 1, 2004, although early adoption is encouraged. C-12 is the compilation of the standards issued by the IMCP with respect to the issue of debt or equity financial instruments, or a combination of both, and includes additional standards on the accounting recognition for these instruments. Consequently, C-12 indicates the basic differences between liabilities and stockholders’ equity and establishes the rules for classifying and valuing the components of debt and equity of combined financial instruments in the initial recognition. Subsequent recognition and valuation of liabilities and stockholders’ equity of the financial instruments is subject to the standards issued previously in the applicable bulletins. Since the Company has not issued financial instruments of a debt or equity nature, management believes this new accounting principle will not have a significant impact on its consolidated financial position or results of operations.

20.	Summary of Differences Between Mexican GAAP and U.S. GAAP

      The consolidated financial statements of the Company are prepared in accordance with Mexican GAAP, which vary in certain significant respects from U.S. GAAP. A reconciliation of the reported majority net income, majority stockholders’ equity and comprehensive income to U.S. GAAP is presented in Note 21. It should be noted that this reconciliation to U.S. GAAP does not include the reversal of the restatement of the financial statements for the effects of inflation as required by Bulletin B-10, “Recognition of the Effects of Inflation in Financial Information,” of Mexican GAAP. The application of this Bulletin represents a comprehensive measure of the effects of price-level changes in the Mexican

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting in Mexican pesos for both Mexican and U.S. accounting purposes.

      The differences between Mexican GAAP and U.S. GAAP included in the reconciliation that affect the consolidated financial statements of the Company are described as follows:

      a. Revenue and Cost Recognition

Under Mexican GAAP, the Company uses the percentage-of-completion method of accounting to account for revenues and costs, measuring progress towards completion in terms of actual costs incurred to the estimated cost of a project.

In accordance with U.S. GAAP sales are recognized when title passes to the buyer and all of the following conditions are met: a sale is consummated, a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured.

Accordingly, a reconciling item for the revenue and cost recognized under the percentage-of-completion of accounting under Mexican GAAP is included in the U.S. GAAP reconciliation of net income and stockholders’ equity.

      b. Recovery of Value-Added Taxes Paid

As described in Note 18b., under Mexican GAAP the Company recognized other income in 2003 for the recovery of value-added taxes paid by the Company in 2002 in the amount of Ps. 18.3 million, since in the opinion of management and its tax advisors, recovery in cash is highly probable.

Under U.S. GAAP the recovery of such taxes is not recorded as income until the cash is received, which is expected to be at the end of March 2004.

      c. Capitalization of Net Comprehensive Financing Cost

Under Mexican GAAP, the capitalization of net comprehensive financing cost (interest, foreign exchange gains and losses and monetary position gains and losses) incurred to finance investment projects is optional. The Company does not capitalize the integral cost of financing for Mexican GAAP reporting purposes.

In accordance with U.S. GAAP, if interest is incurred during the construction of qualifying assets, capitalization is required as part of the cost of such assets. The weighted-average interest rate on all outstanding debt is applied to the balance of construction-in-progress and such amount is reduced by the gain on monetary position associated with the debt to determine the amount of capitalizable interest under U.S. GAAP.

Accordingly, a reconciling item for the capitalization of interest is included in the U.S. GAAP reconciliation of net income and stockholders’ equity, and interest capitalized in the cost of inventories is included in costs within operating income for U.S. GAAP purposes.

      d. Deferred Income Taxes and Employee Statutory Profit Sharing

The Company follows SFAS No. 109, “Accounting for Income Taxes,” for U.S. GAAP purposes, which differs from Mexican GAAP as follows:

•	Under Mexican GAAP the effects of inflation on the deferred tax balance generated by monetary items are recognized in the result on monetary position. Under U.S. GAAP the deferred tax balance is classified as a nonmonetary item. As a result, the consolidated statement of operations differs with respect to the presentation of the gain (loss) on monetary position and deferred income tax provision.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Under Mexican GAAP deferred employee statutory profit sharing is calculated considering only those temporary differences that arise during the year and which are expected to turn around within a defined period, while under U.S. GAAP the same liability method as used for deferred income taxes is applied. Also, for U.S. GAAP purposes, employee statutory profit sharing must be classified as an operating expense.

As a result of the differences related to the recognition of revenue, costs and interest capitalization as described above, the related deferred income tax presented under Mexican GAAP is different from the effect calculated under U.S. GAAP.

      Reconciliation of Deferred Income Taxes

	2003	2002

Deferred income taxes under Mexican GAAP	Ps. 342,820	Ps. 191,621
Effect of U.S. GAAP adjustments:
Accounts receivable	(395,173)	(358,832)
Inventories	309,830	302,111

Deferred income taxes under U.S. GAAP	Ps. 257,477	Ps. 134,900

      The changes in the balance of the deferred income taxes for the year are as follows:

	2003	2002

Balance at the beginning of the year	Ps. 134,900	Ps. 99,777
Provision for the year	122,577	35,123

Balance at the end of the year	Ps. 257,477	Ps. 134,900

      Reconciliation of Deferred Employee Profit Sharing

	2003	2002

Deferred employee profit sharing under Mexican GAAP	Ps. —	Ps. —
Effect of U.S. GAAP adjustments:
Accounts receivable	7,618	—
Inventories	4,011	2,176
Property and equipment	31	—
Prepaid expenses	1,247	85
Accounts payable	(10,566)	—
Other		(93)

Deferred employee profit sharing under U.S. GAAP	Ps. 2,341	Ps. 2,168

      The changes in the balance of the deferred employee profit sharing for the year are as follows:

	2003	2002

Balance at the beginning of the year	Ps. 2,168	Ps. 2,729
Provision (benefit) for the year	173	(561)

Balance at the end of the year	Ps. 2,341	Ps. 2,168

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      e. Statement of Cash Flows

Under Mexican GAAP, the Company presents a consolidated statement of changes in financial position in accordance with Bulletin B-12, “Statement of Changes in Financial Position” (B-12), which identifies the generation and application of resources by the differences between beginning and ending financial statement balances in constant Mexican pesos. B-12 also requires that monetary and foreign exchange gains and losses be treated as cash items for the determination of resources generated by operations.

In accordance with U.S. GAAP the Company follows SFAS No. 95, “Statement of Cash Flows”, excluding the effects of inflation (see Note 21.g.).

      f. Classification Differences

Under Mexican GAAP advances for the purchase of land and construction materials are recorded as inventories. Under U.S. GAAP such advances are classified as prepaid expenses.

Under Mexican GAAP, deferred taxes are classified as non-current, while under U.S. GAAP the classification is based on the classification of the related asset or liability.

21.	Reconciliation of Mexican GAAP to U.S. GAAP and Presentation of Condensed Financial Statements

      a. Reconciliation of Majority Net Income for the Year

	2003	2002

Majority net income under Mexican GAAP	Ps. 312,294	Ps. 29,980
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of-completion method of accounting (Note 20a)	(180,737)	(135,116)
Reversal of cost recognized under percentage-of-completion method of accounting (Note 20a)	92,895	93,957
Reversal of value-added tax recovery (Note 20b)	(18,284)	—
Capitalization of interest (Note 20c)	(35,476)	(6,167)
Deferred employee statutory profit sharing (Note 20d)	(174)	561
Effects of inflation on U.S. GAAP adjustments	42,242	62,775
Tax effects on U.S. GAAP adjustments	24,972	16,090

Total adjustments	(74,562)	32,100

Net income under U.S. GAAP	Ps. 237,732	Ps. 62,080
Weighted average shares outstanding	241,520,586	191,896,465

Earnings per share under U.S. GAAP	Ps. 0.98	Ps. 0.32

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      b. Reconciliation of Majority Stockholders’ Equity

	2003	2002

Majority stockholders’ equity under Mexican GAAP	Ps. 1,273,365	Ps. 898,923
U.S. GAAP adjustments:
Reversal of revenue recognized under percentage-of-completion method of accounting (Note 20a)	(1,203,653)	(1,070,037)
Reversal of cost recognized under percentage-of-completion method of accounting (Note 20a)	789,511	739,506
Reversal of value-added tax recovery (Note 20b)	(18,284)	—
Capitalization of interest (Note 20c)	64,006	99,482
Deferred employee statutory profit sharing (Note 20d)	(2,341)	(2,168)
Effects of inflation on U.S. GAAP adjustments	78,037	30,763
Tax effects on U.S. GAAP adjustments	98,827	83,119

Total adjustments	(193,897)	(119,335)

Stockholders’ equity under U.S. GAAP	Ps. 1,079,468	Ps. 779,588

      c. Reconciliation of Majority Comprehensive Income

	2003	2002

Majority comprehensive income under Mexican GAAP	Ps. 312,294	Ps. 29,980
Net U.S. GAAP adjustments:
Net income	(74,562)	32,100

Comprehensive income under U.S. GAAP	Ps. 237,732	Ps. 62,080

      d. Condensed balance sheets under U.S. GAAP

	2003	2002

ASSETS
Current assets	Ps. 2,958,119	Ps. 1,555,279
Property and equipment	26,233	17,397
Other assets	36,150	9,934

Total assets	Ps. 3,020,502	Ps. 1,582,610

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	1,907,096	803,005
Minority interest	33,938	17
Majority stockholders’ equity	1,079,468	779,588

Total liabilities and stockholders’ equity	Ps. 3,020,502	Ps. 1,582,610

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      e. Condensed statements of operations under U.S. GAAP

	2003	2002

Revenues	Ps. 2,623,529	Ps. 1,173,121
Costs	2,027,494	933,591

Gross profit	596,035	239,530
Operating income	347,556	80,606
Income before income taxes	388,706	97,515
Income taxes	151,312	35,435
Minority interest	338	—

Net income under U.S. GAAP	Ps. 237,732	Ps. 62,080

Weighted average shares outstanding	241,520,586	191,896,465

Earnings per share under U.S. GAAP	Ps. 0.98	Ps. 0.32

      f. Reconciliation of changes in stockholders’ equity under U.S. GAAP

	2003	2002

Stockholders’ equity at beginning of year	Ps. 779,588	Ps. 409,784
Net income under U.S. GAAP	237,732	62,080
Issuance of common stock	62,148	307,724

Stockholders’ equity at end of year	Ps. 1,079,468	Ps. 779,588

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      g. Condensed statements of cash flows under U.S. GAAP

	2003	2002

Consolidated net income	Ps. 420,870	Ps. 68,387
Non-cash items	166,516	41,277

Gross operating cash flows	587,386	109,664
Working capital investment	(850,011)	(346,290)
Recoverable taxes, net	37,360	12,757
Interest payable	(812)	397

Net cash flows used in operating activities	(226,077)	(223,472)
Investments in:
Property and equipment	(15,273)	(5,458)
Other assets	(54)	542

Net cash flows used in investing activities	(15,327)	(4,916)
Bank loans	386,971	(37,154)
Common stock	10,523	287,603

Net cash flows from financing activities	397,494	250,449

Net increase in cash and cash equivalents	156,090	22,061
Cash and cash equivalents at the beginning of the year	63,742	41,681

Cash and cash equivalents at the end of the year	Ps. 219,832	Ps. 63,742

Supplemental cash flow information:
Interest paid	Ps. 53,181	Ps. 68,407

Income tax and tax on assets paid	Ps. 4,155	Ps. 4,342

22.	ADDITIONAL U.S. GAAP DISCLOSURE INFORMATION

Future Impact of Recently Issued Accounting Standards Not Yet in Effect.

      U.S. GAAP.

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). In December 2003, FIN 46 was amended by FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46(R)”). FIN 46(R) clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46(R) requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity’s expected losses, is entitled to receive a majority of the entity’s expected residual returns or both. As of December 31, 2003, the Company does not have any variable interests held in special purpose entities. The Company will be required to apply FIN 46(R) to any other investments in variable interest entities no later than the end of the first reporting period that ends after March 15, 2004. The Company does not expect the adoption of FIN 46(R) to have a material impact on its financial position, results of operations or cash flows.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In April 2003, the FASB issued SFAS No. 149, “Amendments of Statement 133 on Derivative Instruments and Hedging Activities,” which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities.” The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 was effective for contracts entered into or modified after June 30, 2003, except as stated below, and for hedging relationships designated after or modified after June 30, 2003. All provisions of this statement, except as stated below, should be applied prospectively. The provisions of SFAS No. 149 that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, continue to be applied in accordance with their respective effective dates. The adoption of SFAS No. 149 did not have a significant impact on its financial position, results of operations or cash flows.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that certain financial instruments be classified as liabilities that were previously considered equity. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003, and for pre-existing instruments, is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect that the adoption of SFAS No. 150 will have any impact on its financial position, results of operations or cash flows.

In December 2003, the FASB revised SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” The revisions to SFAS No. 132 retain the disclosure requirements contained in the original SFAS No. 132 but require additional disclosures describing the types of plan assets, investment strategy, measurement dates, plan obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. Most of these disclosures go into effect for the year ended December 31, 2003. However, as mentioned in Note 3, the liability for employee retirement obligations is not significant.

DESARROLLADORA HOMEX, S. A. DE C. V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2003, 2002 and 2001

	Beginning	Additions		Non-cash		Ending
	Balance	Charged to	Cash	Reductions		Balance
Description	Accrual	Income	Reductions	(Additions)	Reversal	Accrual

Allowance for doubtful accounts
2003	Ps. 4,684	Ps. 1,285	Ps. —	Ps. —	Ps. —	Ps. 5,969
2002	2,923	2,312	—	551	—	4,684
2001	2,113	1,330	—	520	—	2,923

10,100,000 American Depositary Shares

Desarrolladora Homex, S.A. de C.V.

Representing 60,600,000 Common Shares

PROSPECTUS

Citigroup

Merrill Lynch & Co.

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.     Indemnification of Directors and Officers.

      Under Mexican law, when an officer or director of a corporation acts within the scope of his or her authority, the corporation will answer for any resulting liabilities or expenses. The bylaws of the Registrant and the resolutions of the Registrant’s shareholders relating to the offering provide that the Registrant will indemnify and hold harmless its directors and officers against any liability they might incur in connection with the offering or as a result of the performance of services on behalf of the Registrant within the scope of their authority as provided for in the bylaws of the Registrant and which are not the result of the misconduct or negligence of the director or officer.

      The Registrant maintains, at its expense, an insurance policy that insures the Registrant’s directors and officers against certain liabilities that may be incurred by them in their capacity as agents of the Registrant, subject to exclusions and deductions customary in such policies.

Item 7.     Recent Sales of Unregistered Securities.

      On August 15, 2003, the Registrant issued an aggregate of 10,924,532 shares of its series B, subseries B1 capital shares to members of the de Nicolás family in consideration for a capital contribution of U.S.$5.46 million. Effective May 14, 2004, the Registrant issued an aggregate of 8,481,673 common shares to members of the de Nicolás family in consideration for a capital contribution of Ps.4.24 million.

      On May 7, 2002, the Registrant issued an aggregate of 43,374,271 shares of its series B, subseries B3 capital shares to Equity International Properties, Ltd. in consideration for a capital contribution of U.S.$20 million. On November 12, 2002, the Registrant issued an aggregate of 24,768,030 shares of its series B, subseries B3 capital shares to Equity International Properties, Ltd. in consideration for a capital contribution of U.S.$12 million.

      The issuances listed above did not involve any underwriters, underwriting discounts or commissions or any public offerings, and the Registrant believes that each transaction was exempt from the registration requirements of the U.S. Securities Act by virtue of Section 4(2) thereof and Regulation S for offerings of securities outside of the United States.

Item 8.     Exhibits and Financial Statement Schedules.

      (a) Exhibits

Exhibit
Number	Document Description

1.1	Underwriting Agreement*
2.1	Merger Agreement, dated May 14, 2004, among Desarrolladora de Casas del Noroeste, S.A. de C.V. and Econoblock, S.A. de C.V.*
3.1	Articles of Incorporation of the Registrant, together with an English translation*
3.2	Bylaws (Estatutos Sociales) of the Registrant, together with an English translation*
4.1	Form of Deposit Agreement among the Registrant, JPMorgan Chase Bank, as depositary, and Holders and Beneficial Holders from time to time of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, including the form of American Depositary Receipt*
4.2	Specimen certificate of the Common Shares, together with an English translation*
5.1	Opinion of Mijares, Angoitia, Cortés y Fuentes, S.C., Mexican counsel to the Registrant, as to the validity of the common shares*
5.2	Opinion of Mayer, Brown, Rowe & Maw LLP, United States counsel to the Registrant, as to the validity of the American Depositary Receipts*
21.1	List of subsidiaries of the Registrant
23.1	Consent of Deloitte Touche Tohmatsu
23.2	Consent of Mijares, Angoitia, Cortés y Fuentes, S.C. (filed as exhibit 5.1 hereof)
23.3	Consent of Mayer, Brown, Rowe & Maw LLP (filed as exhibit 5.2 hereof)
23.4	Consent of Softec, S.C.*

*	To be filed by amendment

      (b) Financial Statement Schedules

None

Item 9.     Undertakings

(a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) The undersigned Registrant hereby undertakes:

(1) for purposes of determining any liability under the U.S. Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the U.S. Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) for the purpose of determining any liability under the U.S. Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the U.S. Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Culiacán, Sinaloa, Mexico on the 8th day of June, 2004.

DESARROLLADORA HOMEX, S.A. DE C.V.

BY:	/s/ CLEOFAS HINOJOSA SAENZ

NAME: Cleofas Hinojosa Saenz
TITLE: Chief Financial Officer

      Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Name	Position	Date

/s/ GERARDO DE NICOLÁS GUTIÉRREZ Gerardo de Nicolás Gutiérrez	President and Chief Executive Officer (Principal Executive Officer); Director	June 8, 2004

/s/ CLEOFAS HINOJOSA SAENZ Cleofas Hinojosa Saenz	Chief Financial Officer (Principal Financial and Accounting Officer)	June 8, 2004

Eustaquio de Nicolás Gutiérrez	Chairman of the Board of Directors; Director	June 8, 2004

/s/ GARY R. GARRABRANT Gary R. Garrabrant	Vice Chairman of the Board of Directors; Director	June 8, 2004

José Ignacio de Nicolás Gutiérrez	Director	June 8, 2004

/s/ LUIS ALBERTO HARVEY MCKISSACK Luis Alberto Harvey McKissack	Director	June 8, 2004

/s/ MATTHEW M. ZELL Matthew M. Zell	Director	June 8, 2004

/s/ Z. JAIME BEHAR Z. Jaime Behar	Director	June 8, 2004

Wilfrido Castillo Sánchez-Mejorada	Director	June 8, 2004

Name	Position	Date

/s/ EDWARD LOWENTHAL Edward Lowenthal	Director	June 8, 2004

/s/ GARY R. GARRABRANT Gary R. Garrabrant	Authorized Representative in the United States	June 8, 2004

INDEX TO EXHIBITS

Exhibit
Number	Document Description

21.1	List of subsidiaries of the Registrant
23.1	Consent of Deloitte Touche Tohmatsu